Exhibit 10.11

FINANCING AGREEMENT

Among

Innovative Solar 47, LLC,

a North Carolina limited liability company,

as Borrower

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties

and

THE LENDERS PARTY HERETO

October 25, 2016

Approximately 47.6 MWDC solar project in Robeson County, North Carolina

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1
1.2	Rules of Interpretation	27

ARTICLE 2 THE CREDIT FACILITIES		28

2.1	Construction Loan Facility and ITC Bridge Loan Facility	28
2.2	Interest Provisions Relating to All Loans; Loan Funding; Prepayments	33
2.3	Total Commitments	37
2.4	Fees	37
2.5	Other Payment Terms	38
2.6	Change of Circumstances	44
2.7	Funding Losses	47
2.8	Alternate Office; Minimization of Costs	47

ARTICLE 3 CONDITIONS PRECEDENT		48

3.1	Conditions Precedent to the Closing Date	48
3.2	Conditions Precedent to Each Credit Event	57
3.3	No Approval of Work	61

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		61

4.1	Organization	61
4.2	Authorization; No Conflict; Enforceability	62
4.3	Governmental Authorizations	62
4.4	Compliance with Law	63
4.5	Employee Matters; ERISA	63
4.6	Taxes	63
4.7	Business, Debt, Contracts, Etc	64
4.8	Filings	64
4.9	Investment Company	64
4.10	Governmental Regulation	64
4.11	Regulation U, Etc	65
4.12	Financial Statements	65
4.13	Partnerships and Joint Ventures	65
4.14	Existing Defaults	65
4.15	No Default	65
4.16	Permits; Applicable Approvals	66
4.17	Offices, Location of Collateral	67
4.18	Material Adverse Change	67
4.19	Environmental	67
4.20	Litigation	68
4.21	Title and Liens	68
4.22	Utility Services	69
4.23	Roads and Transmission Lines	69
4.24	Project Documents	69

4.25	Project Document Representations	70
4.26	OFAC and Related Matters	70
4.27	Energy Regulation	71
4.28	Disclosure	72
4.29	Projections and Project Budget and Schedule	72
4.30	Collateral	72
4.31	Intellectual Property	73
4.32	Land Not in Flood Zone	73
4.33	Insurance	73
4.34	Accounts	73
4.35	Anti-Terrorism Laws	73
4.36	Labor Laws	74
4.37	Equity Interests	74
4.38	Project Work	74
4.39	Affiliate Assignment	74
4.40	ITC Matters	74
4.41	Expected Funding Amount.	74
4.42	Affected Systems	75
4.43	Obligations Under MIPA	75
4.44	Remedies Under Module Warranties	75
4.45	Assignment of Warranties	75
4.46	Regulatory Matters	75

ARTICLE 5 AFFIRMATIVE COVENANTS OF BORROWER		75

5.1	Use of Loan Proceeds	75
5.2	Payment	75
5.3	Notices	75
5.4	Financial Statements	79
5.5	Reports	80
5.6	Additional Permits and Additional Project Documents	81
5.7	Reserved	81
5.8	Existence, Conduct of Business, Properties	81
5.9	Obligations	81
5.10	Spare Parts Inventory	82
5.11	Books and Records	82
5.12	Energy Regulation	82
5.13	Operation of Project and Annual Budget	82
5.14	Preservation of Rights; Further Assurances	83
5.15	Enforcement	84
5.16	Construction	84
5.17	Taxes, Other Government Charges and Utility Charges	84
5.18	Compliance With Laws, Instruments, Etc	84
5.19	Maintenance of Insurance	85
5.20	Warranty of Title	85
5.21	Event of Eminent Domain	85
5.22	Indemnification	86
5.23	Equator Principles	87

5.24	Compliance with Terms of Leaseholds	88
5.25	FERC Filings	88
5.26	Additional Obligations	88
5.27	Separateness Provisions	88
5.28	Compliance with Anti-Money Laundering Laws and OFAC Laws	89
5.29	Warranty Assignments	89
5.30	Income Tax	89

ARTICLE 6 NEGATIVE COVENANTS OF BORROWER		89

6.1	Contingent Liabilities	90
6.2	Limitations on Liens	90
6.3	Indebtedness	90
6.4	Sale or Lease of Assets	90
6.5	Changes	90
6.6	Distributions	90
6.7	Investments	90
6.8	Transactions With Affiliates	91
6.9	Regulations	91
6.10	Loan Proceeds	91
6.11	Partnerships	91
6.12	Dissolution	91
6.13	Additional Project Documents	91
6.14	Amendments; Change Orders; Completion	91
6.15	Compliance with Anti-Money Laundering Laws and OFAC Laws	92
6.16	Name and Location; Fiscal Year	92
6.17	Use of Project Site	92
6.18	Assignment	92
6.19	Abandonment of Project	92
6.20	Hazardous Substances	93
6.21	ERISA	93
6.22	Regulation of Parties	93
6.23	Employees	93
6.24	Accounts	93
6.25	Subsidiaries	93
6.26	ITC Matters	93
6.27	Recapture	93
6.28	Federal Tax Benefit Matters	93

ARTICLE 7 APPLICATION OF FUNDS		94

7.1	Construction Account	94
7.2	Loss Proceeds Account	94
7.3	Equity Capital Contribution Account	94
7.4	Application of Insurance Proceeds	94
7.5	Application of Eminent Domain Proceeds	94
7.6	Security Interest in Proceeds and Accounts	94
7.7	Earnings on Accounts	95
7.8	Dominion and Control	95

7.9	Disbursement to Borrower	95

ARTICLE 8 EVENTS OF DEFAULT; REMEDIES		95

8.1	Failure to Make Payments	95
8.2	Judgments	96
8.3	Misstatements	96
8.4	Bankruptcy; Insolvency	96
8.5	Cross Default	98
8.6	ERISA	98
8.7	Breach of Transaction Documents	99
8.8	Breach of Terms of Agreement	100
8.9	Invalidity of Financing Documents	101
8.10	Loss of Regulatory Certifications or Authorizations	101
8.11	Repudiation of Borrower Entity Obligations	101
8.12	Security	102
8.13	Loss of Applicable Permits	102
8.14	Loss of Collateral	102
8.15	Destruction of the Project	102
8.16	Holdings Operating Agreement	103
8.17	Change of Control	103
8.18	No Further Loans	103
8.19	Cure by Administrative Agent	104
8.20	Acceleration	104
8.21	Cash Collateral	104
8.22	Remedies Under Financing Documents	104
8.23	Possession of Project	104

ARTICLE 9 SCOPE OF LIABILITY		105

ARTICLE 10 ADMINISTRATIVE AGENT; COLLATERAL AGENT; AMENDMENT, SUBSTITUTION AND ASSIGNMENT		106

10.1	Appointment, Powers and Immunities	106
10.2	Reliance by Administrative Agent	108
10.3	Non-Reliance	109
10.4	Defaults	109
10.5	Indemnification	109
10.6	Successor Agents	110
10.7	Authorization	110
10.8	Other Rights and Power of Administrative Agent	111
10.9	Amendments	111
10.10	Withholding Tax	112
10.11	General Provision as to Payments	112
10.12	Substitution of a Lender	113
10.13	Participations	113
10.14	Assignments; Transfer of Commitments	114
10.15	Laws	115
10.16	Assignability to Federal Reserve Bank	115

v

10.17	Response to Borrower Requests	115
10.18	Flood Law Compliance Policies	116

ARTICLE 11 INDEPENDENT CONSULTANTS		116

11.1	Removal and Fees	116
11.2	Duties	116
11.3	Independent Consultants’ Certificates	116

ARTICLE 12 MISCELLANEOUS		117

12.1	Addresses	117
12.2	Additional Security; Right to Set-Off	119
12.3	Delay and Waiver.	119
12.4	Costs, Expenses and Attorneys’ Fees	119
12.5	Entire Agreement	120
12.6	Governing Law	120
12.7	Severability	120
12.8	Headings	120
12.9	Accounting Terms	120
12.10	No Partnership, Etc	120
12.11	Limitation on Liability	121
12.12	Waiver of Jury Trial	121
12.13	Consent to Jurisdiction	121
12.14	Usury	122
12.15	Successors and Assigns	122
12.16	Counterparts	122
12.17	USA Patriot Act Compliance	122
12.18	Confidentiality	123
12.19	Attorney-in-Fact	124
12.20	Deed of Trust; Collateral Documents	124
12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	125

INDEX OF EXHIBITS AND SCHEDULES

Notes

Exhibit A-1	Form of Construction Loan Note
Exhibit A-2	Form of ITC Bridge Loan Note

Loan Disbursement Procedures

Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Confirmation of Interest Period Selection
Exhibit B-3	Form of Drawdown Certificate
Exhibit B-4	Form of Independent Engineer’s Drawdown Certificate

Security Related Documents

Exhibit C-1	Schedule of Security Filings

Consents to Collateral Assignment

Exhibit D-1	Schedule of Consents and Estoppels
Exhibit D-2	Form of Other Contracting Party Consent

Closing Certificates

Exhibit E	Form of Insurance Consultant’s Certificate

Project Description Exhibits

Exhibit F-1	Schedule of Applicable Permits and Applicable Approvals
Exhibit F-2	Project Budget and Schedule
Exhibit F-3	Non-Compliance; Pending Litigation
Exhibit F-4	Hazardous Substances Disclosure
Exhibit F-5	Schedule of Real Property Documents

Other

Exhibit G	Lenders/Lending Offices
Exhibit H	Schedule of Lender Proportionate Shares
Exhibit I	Insurance Requirements

Schedules

Schedule 1	Environmental Reports
Schedule 2	Accounts
Schedule 3

Schedule of Project, Power Purchaser, Power Purchase Agreement, Interconnector, Interconnection Agreement, EPC Contractor, EPC Agreement, O&M Contractor, O&M Agreement, Warranty Agreements, Module Supplier, Module Warranty Provider, and Modules

Schedule 4	Requirements for Final Completion of the Project
Schedule 5	Site for the Project
Schedule 6	Requirements for Substantial Completion of the Project

FINANCING AGREEMENT

This FINANCING AGREEMENT (this “Agreement”) is dated as of October 25, 2016, among INNOVATIVE SOLAR 47, LLC, a North Carolina limited liability company (“Borrower”), the financial institutions from time to time party hereto as lenders (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and as Lead Arranger.

RECITALS

A.     Class B Parent is, as of the date hereof, the sole member of Class B Member. Class B Member, as of the date hereof, owns one hundred percent (100%) of the Class B Membership Interests of Holdings.

B.     Holdings owns, as of the date hereof, one hundred percent (100%) of the limited liability company interests of Borrower. Borrower owns the Project.

C.     Borrower has requested that the Lenders provide loans pursuant to a construction loan facility and ITC bridge loan facility in connection with the construction of the Project.

D.     The Lenders are willing to make such loans upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means the Construction Account, the Loss Proceeds Account or the Equity Capital Contribution Account, including any sub-accounts therein, and “Accounts” means each of the foregoing.

“Additional Project Documents” means any contracts or agreements relating to the ownership, development, construction or operation of the Project (but excluding the Financing Documents, the Tax Equity Documents and the Operating Agreements) entered into by Borrower or assigned to Borrower, subsequent to the Closing Date that (a) replace or substitute for any Material Project Document, (b) have a term greater than one (1) year, (c) obligate any party thereto to make payments in an aggregate amount exceeding One Hundred Fifty Thousand Dollars ($150,000) in any calendar year or (d) if terminated, could reasonably be expected to have a Material Adverse Effect.

“Administrative Agent” means KeyBank in its capacity as administrative agent for the Lenders under this Agreement, or its successor in such capacity appointed pursuant to the terms hereof.

“Affected Lender” shall have the meaning given in Section 2.6(a) hereof.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns fifty percent (50%) or more of the equity interest in the Person specified or fifty percent (50%) or more of any class of voting securities of the Person specified (or is otherwise directly or indirectly, controlling, controlled by or under common control with such Person where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise); provided that in no event shall any Class A Member be, or be deemed to be, an Affiliate of any Borrower Entity or Class B Member.

“Agents” shall mean Administrative Agent, Collateral Agent and Depositary, and “Agent” shall mean any of the Agents, as applicable.

“Aggregate Construction Loans” means, as of a given date, the aggregate principal amount of all Construction Loans made as of such date.

“Aggregate ITC Bridge Loans” means, as of a given date, the aggregate principal amount of all ITC Bridge Loans made as of such date.

“Agreement” shall have the meaning given in the preamble.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Anti-Terrorism Laws” means (a) the anti-money laundering provisions of the Patriot Act, (b) the Department of Treasury Rule and (c) the Terrorism Order.

“Applicable Approval” means all Approvals required in connection with (a) the execution, delivery and performance by Borrower of the Project Documents and (b) the construction, ownership or operation and maintenance of the Project and the generation, transmission and sale of energy generated by the Project as contemplated under the Project Documents; provided that the term “Applicable Approval” does not include any Approval pursuant to any unwritten or informal rules, practices or procedures.

“Applicable Construction Loan Margin” means with respect to (a) Eurodollar Loans, the Applicable Construction Loan Margin (Eurodollar Rate) and (b) Base Rate Loans, the Applicable Construction Loan Margin (Base Rate).

“Applicable Construction Loan Margin (Base Rate)” means 0.625% per annum above the Base Rate.

“Applicable Construction Loan Margin (Eurodollar Rate)” means 1.625% per annum above the Eurodollar Rate.

“Applicable Equator Principles” means those principles so entitled and described in “The Equator Principles - A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” (June 2013) and available at: http://www.equator-principles.com/resources/equator_principles_III.pdf, as adopted in such form by certain financial institutions and as applicable to borrowers with respect to projects of the applicable category of the Project.

“Applicable ITC Bridge Loan Margin” means with respect to (a) Eurodollar Loans, the Applicable ITC Bridge Loan Margin (Eurodollar Rate), and (b) Base Rate Loans, the Applicable ITC Bridge Loan Margin (Base Rate).

“Applicable ITC Bridge Loan Margin (Base Rate)” means 0.625% per annum above the Base Rate.

“Applicable ITC Bridge Loan Margin (Eurodollar Rate)” means 1.625% per annum above the Eurodollar Rate.

“Applicable Permit” means, at any time, any Permit, including any zoning, environmental protection, pollution (including but not limited to air, water or noise), sanitation, FERC, import, export, safety, siting or building Permit that is:

(a)     necessary at any given time in light of the stage of development, construction, ownership or operation of the Project (to the extent required by Legal Requirements, Governmental Rules, the Financing Documents or Material Project Documents) to site, construct, test, operate, maintain, repair, own or use the Project as contemplated by the Financing Documents and Material Project Documents, to sell electricity therefrom, and for Borrower or Holdings to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements; or

(b)     necessary at any given time in light of the stage of development, construction or operation of the Project (to the extent required by Legal Requirements or Governmental Rules) so that

(i)     none of Administrative Agent, Collateral Agent, the Depositary, or any Lender, nor any Affiliate (as that term is defined in Section 1262(1) of PUHCA, 42 U.S.C. § 16451(1)) of any of them will be deemed by FERC to be subject to, or not exempt from, regulation under the FPA or PUHCA (except as provided in Section 4.27(b) hereof) or under any state laws or regulations respecting the rates or the financial or organizational regulation of electric utilities, solely as a result of the construction, ownership or operation of the Project or the sale of electricity therefrom, and

(ii)     no Borrower Entity will be deemed by FERC to be subject to, or not exempt from, regulation under the FPA or PUHCA (except as set forth in Section 4.27 hereof) or under any state laws or regulations respecting the rates or the financial or organizational regulation of electric utilities, solely as a result of the construction, ownership or operation of the Project or the sale of electricity therefrom; or

(c)     listed on the then current Schedule of Applicable Permits and Applicable Approvals attached to, or subsequently updated and delivered pursuant to, this Agreement as Exhibit F-1.

“Appraiser” means Alvarez & Marsal Holdings, LLC or such other Person identified as “Appraiser” pursuant to the Tax Equity ECCA from time to time and satisfactory to Administrative Agent.

“Approvals” means any and all approvals, permits, licenses, authorizations, consents, certifications, orders, waivers, exemptions, variances, franchises, declarations, rulings and registrations to, from or issued by any Person. “Approvals” shall not include immaterial ministerial approvals by a Governmental Authority.

“Authorized Person” means a natural Person designated by Borrower as such on forms supplied by Administrative Agent.

“Available Construction Funds” means at any time the sum of (a) the aggregate of the undisbursed proceeds of the Total Construction Loan Commitment, plus (b) any amounts on deposit in the Construction Account.

“Available Construction Loan Commitment” means (a) at any time on or prior to the Maturity Date, the Total Construction Loan Commitment at such time minus the Aggregate Construction Loans at such time, and (b) at any time after the Maturity Date, zero.

“Available ITC Bridge Loan Commitment” means (a) at any time on or prior to the Maturity Date, the Total ITC Bridge Loan Commitment at such time minus the Aggregate ITC Bridge Loans at such time, and (b) at any time after the Maturity Date, zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall have the meaning given in Section 8.4 hereof.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Case Projections” means a financial model that is a projection of operating results for the Project.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loans” means Loans that bear interest at a rate per annum determined by reference to the Base Rate.

“Basel III” means the capital regulations promulgated by relevant Governmental Authorities implementing the Basel III Global Regulatory Framework for more Resilient Bank and Banking Systems, including transition rules, and any amendments to such regulations adopted.

“Benefited Bank” shall have the meaning given in Section 2.5(h) hereof.

“Borrower” shall have the meaning given in the preamble hereof.

“Borrower Entities” means, collectively, Borrower and Holdings, and “Borrower Entity” means Borrower or Holdings.

“Borrower Equity” means the aggregate of funds contributed by or on behalf of Borrower (including funds contributed or advanced by affiliates of Sponsor prior to the formation of Borrower or prior to the closing under the MIPA) for the payment of Project Costs (excluding the proceeds of any Loan and the proceeds of any capital contribution made by the Class A Member).

“Borrower Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Innovative Solar 47, LLC, dated as of August 29, 2016, by Holdings, as supplemented, amended, amended and restated or otherwise modified from time to time to the extent permitted under this Agreement.

“Borrower’s Closing Certificate” shall have the meaning given in Section 3.1(f) hereof.

“Borrowing” means a borrowing by Borrower of any Construction Loan or ITC Bridge Loan, in each case upon the satisfaction (or waiver in accordance with the terms hereof) of each of the applicable conditions precedent listed in Article 3 hereof.

“Borrowing Date” means a Business Day specified in a Notice of Borrowing on which the Lenders make Loans pursuant to this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Adequacy Requirement” shall have the meaning given in Section 2.6(d) hereof.

“Change of Law” shall have the meaning given in Section 2.6(b) hereof.

“Claims” shall have the meaning given in Section 5.22 hereof.

“Class A Member” means Firstar Development, LLC, a Delaware limited liability company, and its successors-in-interest under, and pursuant to the terms of, the Tax Equity Documents and any other entity that becomes a “Class A Member” under the terms of the Tax Equity Documents.

“Class B Member” means US-NC-47 Sponsor, LLC, a Delaware limited liability company.

“Class B Membership Interests” means the Class B Membership Interests, under and as defined in the Holdings Operating Agreement, having the rights, preferences and designations provided for such class in the Holdings Operating Agreement.

“Class B Parent” means US-NC-47 Sponsor Partner, LLC, a Delaware limited liability company.

“Closing” means the satisfaction (or waiver in accordance with the terms hereof) of each of the conditions precedent listed in Section 3.1 hereof.

“Closing Date” means the date upon which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor federal tax statute.

“Collateral” means all real and personal property which is subject, from time to time, to the security interests or liens granted in or purported or intended to have been granted by any of the Collateral Documents.

“Collateral Agent” means KeyBank acting in its capacity as Collateral Agent for the Secured Parties under this Agreement, or its successor in such capacity appointed pursuant to the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge Agreement, the Depositary Agreement, the Consents and Estoppels, the Deed of Trust and any other security document, financing statement and the like filed or recorded in connection with the foregoing or with respect to the Collateral (but excluding, for the avoidance of doubt, the NES Escrow Agreement, the NES Escrow Account Disbursement Agreement or the NES Letter of Credit, if issued).

“Commercial Operation” shall have the meaning given in the Power Purchase Agreement as in effect on the Closing Date.

“Commercial Operation Date” or “COD” means the date when all the conditions to Commercial Operation for the Project have been satisfied.

“Commitment Fees” means, collectively, the Construction Loan Commitment Fees and the ITC Bridge Loan Commitment Fees.

“Commitments” means, with respect to each Lender, without duplication, such Lender’s Construction Loan Commitment and ITC Bridge Loan Commitment, with respect to all Lenders, without duplication, the Total ITC Bridge Loan Commitment and the Total Construction Loan Commitment.

“Confirmation of Interest Period Selection” shall have the meaning given in Section 2.2(b)(ii) hereof.

“Consents and Estoppels” means the consents to collateral assignment and estoppel certificates identified on Exhibit D-1 hereof, in each case by and among the applicable Borrower Entity and the Persons identified therein in the forms agreed to on the Closing Date or in substantially the form of Exhibit D-2 or otherwise in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders.

“Construction Account” shall have the meaning given in Section 7.1 hereof.

“Construction Loan” and “Construction Loans” shall have the meanings given in Section 2.1(a)(i) hereof.

“Construction Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Construction Loan Commitment at such time.

“Construction Loan Commitment Fees” shall have the meaning given in Section 2.4(b)(i) hereof.

“Construction Loan Facility” shall have the meaning given in Section 2.1(a)(i) hereof.

“Construction Loan Note” and “Construction Loan Notes” shall have the meanings given in Section 2.2(e) hereof.

“Controlled Group” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code, or (d) an entity deemed affiliated with Borrower under Section 414(o) of the Code. For the avoidance of doubt, the Class A Member shall not be deemed to be a member of the Controlled Group.

“Cost Segregation Report” means a cost segregation report from the Appraiser in respect of the Project.

“Credit Event” means each Borrowing.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, including in respect of unreimbursed drawings under letters of credit issued for the account of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Deed of Trust” means the Construction Leasehold Deed of Trust with Power of Sale, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, to be executed pursuant to Section 3.1(m)(iv) hereof, by Borrower, as trustor, in favor of Collateral Agent, as beneficiary, covering the Site, in form and substance acceptable to Administrative Agent.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means the interest rate per annum equal to two percent (2%) plus (a) in the case of any Loans, the rate that would otherwise be applicable to such Loan, or (b) with respect to any other Obligation not referred to in clause (a) above, the rate applicable to Base Rate Loans.

“Department of Treasury Rule” shall have the meaning given in Section 4.26(a)(i) hereof.

“Depositary” means KeyBank, in its capacity as the Depositary under the Depositary Agreement, or its successor in such capacity appointed pursuant to the terms of the Depositary Agreement.

“Depositary Agreement” means that certain Depositary Agreement, dated as of the Closing Date, by and among Borrower, Holdings, Administrative Agent, Collateral Agent and Depositary.

“Development Agreement” means that certain Development Services Agreement, dated as of the Closing Date, by and among Borrower and Sponsor.

“Discharge Date” shall mean the date on which the Commitments shall have been terminated or fully utilized, and the principal of and interest on the Loans, all fees and all other expenses, amounts or Obligations (excluding contingent indemnification and reimbursement obligations, that, by their express terms, survive the repayment of the Loans, interest, fees and other amounts owed under this Agreement) payable under any Financing Document shall have been paid in full in cash.

“Disclosing Party” shall have the meaning given in Section 12.18 hereof.

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Code Section 168(h)(2)(E) and any tax-exempt controlled entity within the meaning of Code Section 168(h)(6)(F)(iii) if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, or (e) any partnership or other pass-through entity any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a) through (d) of this definition; provided that any such Person described in clauses (a) through (d) of this definition shall not be considered a Disqualified Person to the extent that (i) the Person is described within clause (a), clause (b) or clause (d) of this definition and the exception under Code Section 168(h)(1)(D) applies with respect to the income from Borrower, Holdings or Class B Member, (ii) the Person is described within clause (c) of this definition and the exception under Code Section 168(h)(2)(B)(i) applies with respect to the income from Borrower, Class B Member or Holdings, or (iii) another exception is applicable under the Code or Treasury Regulations.

“Dodd-Frank Wall Street Reform and Consumer Protection Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)).

“Dollar” or the “$” sign means lawful currency of the United States.

“Drawdown Certificate” means a certificate delivered to Administrative Agent, substantially in the form of Exhibit B-3 to this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a depository institution as defined under the Federal Deposit Insurance Act or (b) a branch of a foreign bank as defined under the International Banking Act of 1978, in each case with the minimum capital base of $1,000,000,000 and having the following ratings of its long-term indebtedness from at least two of the following rating agencies: (i) “A-” or higher from Standard & Poor’s Corporation; (ii) “A3” or higher from Moody’s Investors Service, Inc.; and (iii) “A-” or higher by Fitch Investor’s Service, Inc. (or its successors); provided that such standards shall be applied to the foreign bank and not such branch.

“Environmental Claim” means any and all liabilities, obligations, losses, administrative, regulatory or judicial actions, suits, demands, decrees, Claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable), penalties, out-of-pocket costs, expenses, disbursements, or attorneys’ or consultants’ fees, arising under any Environmental Law or any Permit issued under any such Environmental Law and relating to the Site or other property that is the subject of the Real Property Documents, including with respect to the Site or other property that is the subject of the Real Property Documents, any neighboring properties, or off-site waste disposal facility, (a) any and all such Claims for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all such Claims arising from alleged injury or threat of injury to health and safety, the environment, natural, cultural, archeological or biological resources or wildlife or regarding the investigation, delineation, remediation, Release or potential Release of, or human exposure to, any Hazardous Substances.

“Environmental Consultant” means Walden Creek Environmental, L.L.C. and TerraTech Engineers, Inc., as applicable, or any replacement to the Environmental Consultant appointed pursuant to Section 11.1 hereof.

“Environmental Law” means any applicable Governmental Rule regulating, relating to or imposing liability or standards of conduct concerning (a) protection of natural, cultural, archaeological or biological resources, wildlife or the environment, (b) the Release, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of, or exposure to, Hazardous Substances or (c) the protection of human health and safety, each as now or may at any time hereafter be in effect.

“Environmental Reports” means the reports listed or otherwise described on Schedule 1 hereof.

“EPC Agreement” means that certain Solar Power Facility Engineering, Procurement and Construction Agreement between EPC Contractor and Borrower, dated as of September 30, 2016.

“EPC Contractor” means DEPCOM Power, Inc., a Delaware corporation.

“Equity Capital Contribution Account” shall have the meaning given in Section 7.3 hereof.

“Equity Contribution Requirement” means, as of the date of determination, Borrower Equity equal to at least ten percent (10%) of the total projected Project Costs (other than the development fee) as set forth in the Project Budget and Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b) or Section 414(c) of the Code (and Sections 414(m) and 414(o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans” means Loans that bear interest at a rate per annum determined by reference to the Eurodollar Rate, other than any Base Rate Loans that bear interest at a rate per annum determined by reference to the Eurodollar Rate for a one-month Interest Period.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Administrative Agent in accordance with its standard procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Administrative Agent (or an affiliate of Administrative Agent, in Administrative Agent’s discretion) by leading banks in any Eurodollar market reasonably selected by Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” and “Events of Default” shall have the meanings given in Article 8 hereof.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, any part of the Project or any of the real property that is the subject of the Real Property Documents, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State in which the Project are located, the United States or another Governmental Authority having jurisdiction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall have the meaning given in Section 2.5(d)(i) hereof.

“EWG” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and the FERC regulations at 18 C.F.R. § 366.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Federal Tax Benefit” means (a) the eligibility of the Project for the ITC, (b) the eligibility of the Project for 5-year MACRS tax depreciation provided by Section 168 of the Code, (c) the treatment of Borrower as either a disregarded entity or a partnership, in each case, for income tax purposes, and (d) treatment of the Class A Member as a partner of, and not a lender to, Holdings, including for purposes of Section 7701(o) of the Code.

“Federal Tax Benefits Change of Law Event” means both (a) no material adverse change in tax law has occurred (including, without limitation, proposed regulations or other changes in how the IRS interprets or applies the Code as evidenced by way of written administrative rules or guidance, tax rulings, information releases, notices, announcements or other communications) and (b) no material adverse proposed change in tax law that has been passed by either house of Congress for which, based on the stated position of the Obama Administration and the indicated support for the bill in either house of Congress is reasonably likely to become law, has occurred.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“Final Completion” shall have the meaning given in Schedule 4 hereof.

“Financing Documents” means, collectively, this Agreement, the Notes, the Collateral Documents and any other loan or security agreements or letter agreements or similar documents, agreements or instruments entered into in connection with any of the foregoing and designated a “Financing Document” (but excluding, for the avoidance of doubt, the NES Escrow Agreement and the NES Escrow Account Disbursement Agreement).

“Flood Laws” shall have the meaning given in Section 10.18 hereof.

“Flood Notice” shall have the meaning given in Section 3.1(p) hereof.

“FPA” means the Federal Power Act, as amended, and all rules and regulations adopted by the FERC thereunder.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any taxing authority, zoning authority, FERC, NCUC, NERC, SERC Reliability Corporation, the Securities and Exchange Commission, the IRS, the Federal Deposit Insurance Corporation (or its successors), the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), or any arbitrator with authority to bind a party at law.

“Governmental Rule” means, with respect to any Person, any statute, law, rule, regulation, ordinance, rule of common law, order or binding interpretation, code, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject, including any Environmental Law.

“Hazardous Substances” means any and all pollutants, contaminants, wastes, materials, substances, chemicals or explosive or radioactive substances which are subject to regulation or which can give rise to liability under any Environmental Law, including petroleum or petroleum distillates and breakdown constituents, asbestos or asbestos-containing materials, polychlorinated biphenyls, chlorinated solvents, or radon gas.

“Holdings” means IS-47 Holdings, LLC, a Delaware limited liability company.

“Holdings Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of IS-47 Holdings, LLC, dated as of the Closing Date, by and between Class A Member and Class B Member, as the same may from time to time be further supplemented, amended, amended and restated or otherwise modified to the extent permitted under this Agreement.

“Holdings Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by Holdings in favor of Collateral Agent.

“Indemnified Taxes” shall have the meaning given in Section 2.5(d)(i) hereof.

“Indemnitees” and “Indemnitee” shall have the respective meanings given in Section 5.22(a) hereof.

“Independent Consultants” means, collectively, the Insurance Consultant, the Environmental Consultant and the Independent Engineer or their respective replacements appointed pursuant to Section 11.1 hereof.

“Independent Engineer” means DNV KEMA Renewables, Inc., or any replacement to the Independent Engineer appointed pursuant to Section 11.1 hereof.

“Independent Engineer’s Report” means the Preconstruction Due Diligence Report prepared by the Independent Engineer.

“Insurance Consultant” means Traxler & Tong, Inc., or any replacement to the Insurance Consultant appointed pursuant to Section 11.1 hereof.

“Insurance Consultant’s Report” shall have the meaning given in Section 3.1(h)(i) hereof.

“Insurance Proceeds” shall have the meaning given in the Depositary Agreement.

“Insurance Requirements” means the provisions set forth on Exhibit I hereof.

“Interconnection Agreement” means that certain North Carolina Interconnection Agreement, dated as of October 17, 2014, by and between the Interconnector and Borrower.

“Interconnector” means Duke Energy Progress, LLC (f/k/a Duke Energy Progress, Inc.), a North Carolina limited liability company.

“Interest Period” means, with respect to any Eurodollar Loan, the time periods selected by Borrower pursuant to Section 2.1 hereof (in accordance with Section 2.2(b) hereof).

“Interest Rate Type” means a Base Rate Loan or a Eurodollar Loan, as applicable.

“Inverter Supplier” means KACO new energy, Inc.

“IRS” means the United States Internal Revenue Service, or any successor agency.

“ITC” means any investment tax credit provided for with respect to the Project within the meaning of Section 48 of the Code or any successor to such section.

“ITC Bridge Loan” and “ITC Bridge Loans” shall have the respective meanings given in Section 2.1(b)(ii) hereof.

“ITC Bridge Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total ITC Bridge Loan Commitment at such time.

“ITC Bridge Loan Commitment Fees” shall have the meaning given in Section 2.4(b)(ii) hereof.

“ITC Bridge Loan Facility” shall have the meaning given in Section 2.1(b)(i) hereof.

“ITC Bridge Loan Note” and “ITC Bridge Loan Notes” shall have the meanings given in Section 2.2(e) hereof.

“KeyBank” shall have the meaning given in the preamble hereof.

“Lease” or “Leases” shall have the respective meanings set forth on Exhibit F-5 to this Agreement.

“Lead Arranger” means KeyBank in its capacity as Lead Arranger under this Agreement, or its successor in such capacity.

“Legal Requirements” means, as to any Person, any law (including any applicable Environmental Laws), treaty, rule or regulation, any requirement under a Permit or Applicable Approval, and any determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lenders” means the banks or other financial institutions listed as such on Exhibit G to this Agreement, or as otherwise from time to time party as lenders to this Agreement, and their respective successors and assigns, and “Lender” means any of the Lenders.

“Lending Office” means, with respect to any Lender, the office designated as such beneath the name of such Lender on Exhibit G hereof or such other office of such Lender as such Lender may specify in writing from time to time to Administrative Agent and Borrower.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” shall have the meaning given in Section 2.7 hereof.

“Loans” means, collectively, the Construction Loans and the ITC Bridge Loans (including all subsets of such Loans as delineated in this Agreement), and “Loan” means any of the Loans.

“Loan Period” means the period from the Closing Date to the Maturity Date.

“Loss Proceeds Account” shall have the meaning given in Section 7.2 hereof.

“Major Project Participants” means (a) the EPC Contractor, (b) the Power Purchaser, (c) the O&M Contractor, (d) each Module Supplier, (e) each Module Warranty Provider, (f) the Inverter Supplier, (g) the Tracker Supplier, (h) the Interconnector and (i) each other Warranty Provider.

“Mandatory Prepayment” means a prepayment of Obligations required of Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in the status of the business, assets, liabilities, results of operations or condition (financial or otherwise) of Borrower, Holdings, Sponsor, Class B Member or the Project, or (b) a material adverse change in (i) the ability of any of Sponsor, any Borrower Entity, Class B Member, the Power Purchaser, the O&M Contractor, any Warranty Provider, the Interconnector or the EPC Contractor to perform any of their material obligations under the applicable Transaction Documents, (ii) the ability of the Lenders or the other Secured Parties to enforce any of the Obligations or material rights or remedies under the Financing Documents, (iii) the validity, priority or perfection of Collateral Agent’s security interests in and Liens on the Collateral or (iv) the ability of the Class A Member to fund the applicable portion of the Tax Equity Funding Amount on or before such amount is required to be funded on each Tax Equity Funding Date.

“Material Project Documents” means the Power Purchase Agreement, the Interconnection Agreement, the EPC Agreement, the Module Supply Agreement, the O&M Agreement, the MIPA, the Warranty Agreements, the Development Agreement and the Leases.

“Maturity” or “maturity” means, with respect to any Loan, Borrowing, interest, fee or other amount payable by Borrower under this Agreement or the other Financing Documents, the date such Loan, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” means the earliest to occur of (a) May 30, 2017, (b) the making of the NES ECCA Equity Contribution or the Tax Equity Tranche B Equity Contribution, and (c) such earlier date on which the entire outstanding principal balance of the Loans, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement.

“MBR Authority” means a final non-appealable order from FERC pursuant to Section 205 of the FPA authorizing the sale at wholesale of electric energy, capacity and ancillary services at market-based rates, accepting a tariff providing for such sales, and granting such waivers and blanket authorizations as are customarily granted by FERC to a similarly-situated company that sells wholesale electric energy, capacity and ancillary services at market-based rates, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA; provided that such order from FERC shall be deemed to be final and non-appealable upon issuance in the event that no third party intervenes in the proceeding.

“Memorandum of Lease” means, for each Lease, an accurate summary of such Lease, detailing at a minimum the parties to such Lease and the term of such Lease, and which is in a form suitable for recording in the jurisdiction where the property subject to such Lease is located.

“MIPA” means the Membership Interest Purchase Agreement, dated as of August 29, 2016, between Innovative Solar Systems, LLC, a North Carolina limited liability company, and Holdings, as supplemented, amended, amended and restated or otherwise modified from time to time to the extent permitted under this Agreement.

“Modules” shall have the meaning given in Schedule 3 hereof.

“Module Supplier” means Canadian Solar (USA) Inc.

“Module Supply Agreement” means that certain Module Sales Contract, dated as of October 6, 2016, between Module Supplier and Borrower.

“Module Warranty Provider” means Canadian Solar Inc.

“Mortgaged Property” means the “Property”, as defined in the Deed of Trust.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower, Class B Member, Holdings or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six years immediately preceding the Closing Date.

“NCUC” means the North Carolina Utilities Commission.

“NERC” means the North American Electric Reliability Corporation.

“NES” means NES US NC-47 LLC, a Delaware limited liability company.

“NES ECCA” means, that certain Equity Capital Contribution Agreement, dated as of the Closing Date by and among NES, Class B Parent and VivoPower US-NC-47, LLC, a Delaware limited liability company, as amended, modified or supplemented from time to time to the extent permitted in this Agreement.

“NES ECCA Equity Contribution” means the making of the final equity contribution by NES under the NES ECCA at or after the Commercial Operation Date, in an amount of no less than the then-unfunded portion of the NES Funding Amount.

“NES Escrow Account” means a blocked escrow deposit account or securities account maintained at the NES Escrow Bank in accordance with the terms of the NES Escrow Agreement.

“NES Escrow Account Disbursement Agreement” means that certain Escrow Account Disbursement Agreement, dated as of the Closing Date, by and among Administrative Agent, NES and Class B Parent, as supplemented, amended, amended and restated or otherwise modified from time to time, and in form and substance reasonably acceptable to Administrative Agent.

“NES Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Administrative Agent, NES, the NES Escrow Bank and Class B Parent, as supplemented, amended, amended and restated or otherwise modified from time to time, and in form and substance reasonably acceptable to Administrative Agent.

“NES Escrow Bank” means U.S. Bank National Association, a national banking association.

“NES Funding Amount” means an amount no less than Forty-Seven Million Two Hundred Ninety-Three Thousand Three Hundred Sixteen and 28/100 Dollars ($47,293,316.28).

“NES Funding Date” means the Investor Funding Date, as defined in the NES ECCA.

“NES Letter of Credit” means the Letter of Credit as defined in the Escrow Agreement.

“Non-Recourse Party” and “Non-Recourse Parties” shall have the respective meanings given in Article 9 hereof.

“Note” and “Notes” shall have the meanings given in Section 2.2(e) hereof.

“Notice of Borrowing” shall mean a written notice of Borrowing in the form of Exhibit B-1.

“Notice of Inability to Determine Rates” shall have the meaning given in Section 2.6(e) hereof.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of the Closing Date, by and between O&M Contractor and Borrower.

“O&M Contractor” means DEPCOM Power, Inc., a Delaware corporation.

“O&M Costs” means all actual cash maintenance and operation costs incurred and paid for or in relation to the Project by Borrower in any particular calendar or fiscal year or period to which said term is applicable, state and local taxes, insurance, consumables, payments under any lease, payments pursuant to the agreements for the management, operation and maintenance of the Project (including pursuant to the O&M Agreement), reasonable legal fees, costs and expenses paid by Borrower in connection with the management, maintenance or operation of the Project, costs and expenses paid by Borrower in connection with obtaining, transferring, maintaining or amending any Applicable Permits and reasonable general and administrative expenses, but exclusive in all cases of any non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of all interest charges and charges for the payment or amortization of principal of indebtedness of Borrower (other than those relating to Debt permitted pursuant to Sections 6.3(c), 6.3(d) and 6.3(e) hereof).

“Obligations” means, collectively, (a) all Debt, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination hereof and of the other Financing Documents), letter of credit reimbursement obligations and other obligations, howsoever arising (including guarantee obligations and indemnification), owed by Borrower or Holdings to Administrative Agent, Collateral Agent or the Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, the Collateral Documents or any of the other Financing Documents, including all interest, fees (including Other Fees and Commitment Fees), charges, expenses, attorneys’ fees and accountants fees chargeable to Borrower or payable by Borrower or Holdings thereunder, (b) any and all sums advanced by Administrative Agent or Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) of this definition, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Administrative Agent or Collateral Agent of their rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq., the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq., and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” shall have the meaning given in Section 5.28(d) hereof.

“Operating Agreements” means, collectively, the (a) Borrower Operating Agreement and (b) Holdings Operating Agreement.

“Operative Documents” means, collectively, the Financing Documents, the NES Escrow Agreement, the NES Escrow Account Disbursement Agreement, the NES Letter of Credit (if issued), and the Project Documents, and “Operative Document” means any of the Operative Documents.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, articles of organization, bylaws, operating or limited liability company agreement, partnership agreement, or other organizational or governing documents of such Person, including, in the case of Borrower and Holdings, the Operating Agreements.

“Other Fees” shall have the meaning given in Section 2.4(a) hereof.

“Other Taxes” shall have the meaning given in Section 2.5(d)(i) hereof.

“Participant Register” shall have the meaning given in Section 10.13(b) hereof.

“Patriot Act” shall have the meaning given in Section 4.26(a)(i) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permit” means any approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, notification, certification, registration, ruling, filing with, or right or license of or from a Governmental Authority.

“Permitted Encumbrances” shall have the meaning given in Section 3.1(m)(ii)(A) hereof.

“Permitted Liens” means: (a) the Liens created by, and other rights and interests of Collateral Agent and the other Secured Parties as provided in, the Operative Documents; (b) Liens imposed by any Governmental Authority for Taxes, either (i) secured by a bond reasonably acceptable to Administrative Agent or (ii) not yet due or (iii) being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established in accordance with GAAP, so long as (A) such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of the Project or the Site (or any material portion thereof), title thereto or any material interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Site (or any material portion thereof), or (B) a bond or other security acceptable to Administrative Agent in its reasonable discretion has been posted or provided in such manner and amount as to assure Administrative Agent that any Taxes determined to be due will be promptly paid in full when such contest is determined; (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as (i) such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material part of the Project or the Site, title thereto or any material interest therein and shall not interfere in any material respect with the use or disposition of the Project or the Site, and (ii) a bond or other security acceptable to Administrative Agent in its reasonable discretion has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined; (d) Permitted Encumbrances; (e) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other Governmental Rules and that do not in the aggregate materially impair the use of the property or assets of Borrower or Holdings or the value of such property or assets for the purposes of such business; (f) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title and other land use and environmental rules or regulations of any Governmental Authority that do not secure any monetary obligations and which do not materially impair the property affected thereby for the purpose for which title was acquired or interfere with the operation of the Project as contemplated by the Operative Documents; (g) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of business; (h) involuntary Liens junior to the Liens of the Collateral Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation, on Borrower’s property, either real or personal, whether now or hereafter owned, in the aggregate sum of less than Twenty-Five Thousand Dollars ($25,000); (i) Liens and any right of setoff in favor of the Depositary granted pursuant to Section 3.5 of the Depositary Agreement; and (j) judgment Liens that do not involve any risk of forfeiture of the Project prior to the Maturity Date and, within ten (10) Business Days of their existence, or after the entry thereof, are being contested in good faith and by appropriate proceedings, and, if the judgment Lien exceeds One Hundred Fifty Thousand Dollars ($150,000), adequate reserves in accordance with GAAP have been provided for the Lien or the Lien is fully covered by insurance, bonds or other reasonable security.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or other entity whether acting in an individual, fiduciary or other capacity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any employee pension benefit plan that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of its employees.

“Plans and Specifications” means the plans and specifications for the construction and design of the Project, including any document describing the scope of work performed by the EPC Contractor under the EPC Agreement or any other contract or subcontract for the construction of the Project and any feeder lines and interconnections, all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, and any other document referred to in the EPC Agreement or any of the documents referred to in this definition, as the same may be amended to the extent permitted by this Agreement.

“Power Purchase Agreement” or “PPA” means the Power Purchase Agreement, dated June 30, 2015, by and between the Power Purchaser and Borrower, as amended by the Amendment to Power Purchase Agreement, dated September 26, 2016, and as the same may from time to time be further amended, restated or otherwise modified or replaced.

“Power Purchaser” means Duke Energy Progress, LLC (f/k/a Duke Energy Progress, Inc.), a North Carolina limited liability company.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank, at its offices in Cleveland, Ohio, as such bank’s prime rate with respect to extensions of credit made by it in the United States; and each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds” shall have the meaning given in Section 7.6 hereof.

“Project” means the approximately 33.8 MW (AC) solar photovoltaic project in Robeson County, North Carolina that is referred to as the IS47 Project.

“Project Budget and Schedule” shall have the meaning given in Section 3.1(bb) hereof.

“Project Costs” means: (a) the cost of designing, engineering, equipping, procuring, constructing, starting up and testing the Project; (b) the cost of constructing or procuring the construction of the collection system and interconnection of the Project to the relevant electrical substation therefor; (c) the cost of acquiring any lease and any other necessary interest in the Site; (d) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the Project prior to COD; (e) interest payable on any Note and financing-related fees (including Other Fees and Commitment Fees) and costs incurred with respect to the Project, prior to COD; (f) initial working capital requirements of the Project incurred prior to COD; (g) the costs of acquiring Permits for the Project prior to COD; (h) all general and administrative costs of Borrower, Class B Member, Holdings and Sponsor attributable to the Project prior to COD; (i) the cost of establishing a spare parts inventory for the Project (if any); (j) operating costs incurred prior to COD; (k) the cost of performance security or delay liquidated damages pursuant to any Project Document; and (l) other fees, costs and expenses relating to the development, construction and financing (including any tax equity financing) for the Project, including financial, legal and consulting fees, costs and expenses, together with a contingency allowance in respect of the EPC Agreement, in each case, including any such fees, costs and expenses incurred prior to Closing; provided that (i) all Project Costs shall be set forth in the Project Budget and Schedule and in accordance with the Project Budget and Schedule and (ii) the total aggregate amount of such Project Costs (including developer fees) shall not exceed Eighty-Three Million Eighty-Three Thousand Three Hundred Sixteen and 80/100 Dollars ($83,083,316.80).

“Project Documents” means the Material Project Documents, all Real Property Documents, the Additional Project Documents and any other agreement to which Borrower is a party relating to the ownership, development, construction or operation of the Project (but excluding the Financing Documents, the Tax Equity Documents and the Operating Agreements).

“Project Revenues” means all income and receipts derived from the ownership or operation of the Project, including payments and liquidated damages paid to Borrower under the Power Purchase Agreement, the Interconnection Agreement, the EPC Agreement, the O&M Agreement and any other contract or agreement of Borrower, proceeds of any business interruption or delay in start-up insurance, other income derived from the sale or use of electric energy transmitted or distributed by the Project, and any receipts derived from the sale of any property pertaining to the Project or incidental to the operation of the Project, the investment income on amounts in the Accounts attributable to the Project, the proceeds of any condemnation awards relating to the Project and proceeds from the sale of any Collateral.

“Proportionate Share” means with respect to each Lender, the percentages set forth opposite such Lender’s name on Exhibit H to this Agreement, as the context may require, under the heading “Aggregate Commitment”, “Construction Loan Commitment” or “ITC Bridge Loan Commitment”, in each case as such Exhibit H may be amended from time to time by Administrative Agent upon notice to Borrower from time to time as a result of assignments of Commitments or Loans by a Lender.

“Proposal Letter” means the Proposal Letter dated September 1, 2016, among KeyBank as Lead Arranger and Sponsor, as supplemented, amended, amended and restated or otherwise modified from time to time.

“Prudent Utility Practices” means those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are commonly used by solar electric generation facilities of a type and size similar to the Project in the United States as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such solar electrical generation facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Utility Practices includes, but is not limited to, taking reasonable steps to ensure that: (a) equipment, materials, resources and supplies are available to meet the needs of the Project; (b) the equipment will function properly under both normal and emergency conditions at the Project; (c) appropriate monitoring and testing are performed to ensure equipment is functioning as designed; and (d) equipment is not operated in a negligent manner, or in a manner unsafe to workers, the general public, or contrary to Environmental Law or regulations or without regard to defined limitations such as flood conditions, safety inspection requirements, operating voltage, current, volt-ampere reactive (VAR) loading, frequency, rotational speed, polarity, synchronization, and/or control system limits.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and all FERC rules and regulations adopted thereunder.

“Qualifying Facility” or “QF” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and the implementing regulations of the FERC at 18 C.F.R. §§ 292.101(b)(1) and 292.203(a).

“Quarterly Date” means the last Business Day for the month of March, June, September and December of each calendar year, commencing on the last Business Day of December, 2016.

“Real Property” means, collectively, all real property interests held by Borrower, which Borrower owns in fee or in which it holds a leasehold interest as a tenant, a subleasehold interest as a subtenant, an easement right as an easement holder or a license right as a licensee, or a co-tenancy interest as a tenant-in-common, including, without limitation, the real property more particularly identified in the Title Policy, which provides Borrower with leasehold, subleasehold and easement interests with respect to the Site between Borrower and various land owners.

“Real Property Documents” means any documents, agreements or instruments pursuant to which Borrower has rights in Real Property or pertaining to Borrower’s rights in Real Property, or which memorialize such rights, including, without limitation, each Lease, each Memorandum of Lease, and any estoppel agreements, easements, non-disturbance agreements, deeds and rights of way.

“Recipient” shall have the meaning given in Section 12.18 hereof.

“Register” shall have the meaning given in Section 2.2(d)(i) hereof.

“Regulation D” means Regulation D of the Federal Reserve Board (or any successor).

“Regulatory Change” means any change after the Closing Date in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and migrating of any Hazardous Substance into or upon any land or water or air or otherwise entering into the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Lenders” means at any time Lenders having Proportionate Shares which, in the aggregate, represent more than fifty percent (50%) of the Proportionate Shares of all Lenders at such time; provided that the Proportionate Share of any Substitutable Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board, as in effect from time to time). The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Reserve Requirement” means, with respect to any Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by such Lender. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Lender, by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate, the Base Rate or Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include Loans or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend, unless such Loans are exempt from this foregoing list.

“Responsible Officer” means, as to any Person, the president, the chief executive officer, the chief financial officer, any vice president, the treasurer, the secretary, any assistant secretary, any manager, any managing general partner, any managing member of such Person or of any managing general partner or any managing member or sole member of such Person, or any authorized representative of such Person.

“Restricted Payment” means (a) any dividend or other distribution by Borrower (in cash, property, securities or obligations) on, or other dividends or distributions on the account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any portion of any membership interest in Borrower; and (b) all payments (in cash, property, securities or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any Debt owed to Holdings, Sponsor or any of their respective Affiliates.

“Scheduled Final Completion Date” shall mean June 1, 2017.

“Secured Parties” means, collectively, Administrative Agent, Collateral Agent and the Lenders, and “Secured Party” means any of the Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by Borrower in favor of Collateral Agent.

“Site” means all parcels or tracts of real property upon which any portion of the Project is or will be situate in connection with the development, construction or operation of the Project, in each case as described in Schedule 5 to this Agreement.

“Site Owners” means, collectively, the fee owners of the Site (or any portion thereof), and “Site Owner” means any of the Site Owners.

“Sponsor” means VivoPower USA LLC, a Delaware limited liability company.

“State” shall mean (a) any state of the United States of America or (b) the District of Columbia.

“Subject Persons” shall have the meaning given in Section 8.4(a) hereof.

“Substantial Completion” shall have the meaning given in Schedule 6 to this Agreement.

“Substitutable Lender” shall have the meaning given in Section 10.12 hereof.

“Survey” shall mean a signed and certified ALTA/ACSM Land Survey of the Site.

“Tax Equity Documents” means, collectively, (i) the Tax Equity ECCA, (ii) the Holdings Operating Agreement, (iii) the Tax Equity Guaranty and (iv) the other “Investment Documents” as defined in and referred to within the Holdings Operating Agreement (but excluding the Borrower Operating Agreement and any document specifically designated as a Material Project Document herein), and “Tax Equity Document” means any of the Tax Equity Documents.

“Tax Equity ECCA” means that certain Equity Capital Contribution Agreement, dated as of the Closing Date by and among Class A Member, Class B Member and Holdings, as amended, modified or supplemented from time to time to the extent permitted in this Agreement.

“Tax Equity Tranche A Equity Contribution” means the making of the Investor Tranche A Funding Date Contribution by Class A Member under (and as such term is defined in) the Tax Equity ECCA.

“Tax Equity Tranche B Equity Contribution” means the making of the Investor Tranche B Funding Date Contribution by Class A Member under (and as such term is defined in) the Tax Equity ECCA, in an amount of no less than then-unfunded portion of the Tax Equity Funding Amount.

“Tax Equity Funding Amount” means an amount no less than Twenty-Seven Million Three Hundred Seventy-Nine Thousand Six Hundred Twenty-Two and 75/100 Dollars ($27,379,622.75) to be funded under Article III of the Holdings Operating Agreement by the Class A Member in respect of the Project.

“Tax Equity Funding Date” means each Funding Date, as such term is defined in the Tax Equity ECCA.

“Tax Equity Guarantor” means U.S. Bancorp, a Delaware corporation.

“Tax Equity Guaranty” means that certain Guarantee, dated as of the Closing Date, by Tax Equity Guarantor in favor of Class B Member, Holdings and Collateral Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terrorism Order” shall have the meaning given in Section 4.26(a)(i) hereof.

“Title Insurer” means Chicago Title Insurance Company, a Nebraska corporation, and its successors or assigns.

“Title Policy” shall have the meaning given in Section 3.1(m)(ii).

“Total Construction Loan Commitment” shall have the meaning given in Section 2.3(a)(i) hereof.

“Total ITC Bridge Loan Commitment” shall have the meaning given in Section 2.3(a)(ii) hereof.

“Tracker Supplier” means NEXTracker, Inc.

“Transaction Documents” means the Operative Documents, the NES ECCA and the Tax Equity Documents.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“UCC Financing Statement” means a financing statement filed or to be filed in accordance with the UCC, as in effect from time to time, in the relevant State or States.

“United States” and “U.S.” each means the United States of America.

“United States Person” means a domestic corporation or any other person defined as a United States person in Section 7701(a)(30) of the Code.

“Warranty Agreement” and “Warranty Agreements” shall have the respective meanings given in Schedule 3 to this Agreement.

“Warranty Providers” means those certain warranty providers under the Warranty Agreements in respect of modules, trackers, racking systems and inverters, and “Warranty Provider” means any of the Warranty Providers.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2     Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth below shall apply to this Agreement and the other Financing Documents.

(a)     The singular includes the plural and the plural includes the singular, and meanings given to defined terms shall be equally applicable to both the singular and plural forms of the defined terms.

(b)     The word “or” is not exclusive.

(c)     A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(d)     A reference to a Person includes its successors and permitted assigns.

(e)     Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

(f)     The words “include,” “includes” and “including” are not limiting.

(g)     A reference in a document to an Article, Section, Exhibit or Schedule, is to the Article, Section, Exhibit or Schedule of such document unless otherwise indicated. Exhibits or Schedules to any document shall be deemed incorporated by reference in such document.

(h)     References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, and (b) shall mean such document, instrument or agreement as amended, restated, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

(i)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)     References to “days” shall mean calendar days, unless the term “Business Days” is used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

(k)     The Financing Documents are the result of negotiations between and among, and have been reviewed by, Borrower, Administrative Agent, Collateral Agent, each Lender, and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent, Collateral Agent or any Lender.

(l)     The words “will” and “shall” shall be construed to have the same meaning and effect.

ARTICLE 2
THE CREDIT FACILITIES

2.1     Construction Loan Facility and ITC Bridge Loan Facility.

(a)     Construction Loan Facility.

(i)     Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower, from time to time during the Loan Period, such loans as Borrower may request under this Section 2.1(a) (individually, each a “Construction Loan” and collectively the “Construction Loans”), in an aggregate principal amount not to exceed such Lender’s Construction Loan Commitment (the Construction Loan Commitments of all Lenders being the “Construction Loan Facility”); provided that, after giving effect to the making of any Construction Loans, in no event shall the Aggregate Construction Loans exceed the Total Construction Loan Commitment.

(ii)     Notice of Borrowing for Construction Loans. Borrower shall request Construction Loans by delivering to Administrative Agent at least five Business Days before the date of a requested Borrowing of Construction Loans, a Notice of Borrowing, appropriately completed, which specifies, among other things:

(A)     That the Borrowing will consist of Construction Loans;

(B)     The amount of the requested Borrowing, which shall be in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof (except for the amount made on Borrower’s final Borrowing of Construction Loans that shall be in an amount not to exceed the then-current Available Construction Loan Commitment) or such other amount agreed to by Administrative Agent;

(C)     The purpose and principal amount of each requested Construction Loan;

(D)     The date of the requested Borrowing, which shall be a Business Day;

(E)     Whether the Construction Loans then being requested are to be (or what portion thereof are to be) Base Rate Loans or Eurodollar Loans; provided that if no selection is made as to the Interest Rate Type of any Construction Loans, such Construction Loans shall be deemed to be Base Rate Loans;

(F)     The initial Interest Periods selected by Borrower for such Construction Loans that are Eurodollar Loans; and

(G)     That Borrower has satisfied all conditions precedent to the making of such Borrowing under Article 3 of this Agreement.

Administrative Agent shall promptly provide the Lenders with a copy of each such Notice of Borrowing. Except as permitted by Administrative Agent in its sole discretion, no more than two such Notices of Borrowing may be provided in any calendar month during the Loan Period.

(iii)     Construction Loan Interest Rate.

(A)     Each Construction Loan shall be either a Base Rate Loan or a Eurodollar Loan as Borrower may request in its Notice of Borrowing delivered to Administrative Agent pursuant to Section 2.1(a)(ii), and thereafter, the basis for determining the interest rate with respect to each Construction Loan may be changed from time to time pursuant to Section 2.2(b)(ii).

(B)     Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each Construction Loan that is a Eurodollar Loan, accruing from the date of the funding of (or conversion to) such Eurodollar Loan until the date of repayment or prepayment thereof (or conversion thereof to a Base Rate Loan), at a rate per annum in effect during each Interest Period for such Eurodollar Loan equal to the Eurodollar Rate for the relevant Interest Period plus the Applicable Construction Loan Margin (Eurodollar Rate). Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each Construction Loan that is a Base Rate Loan, accruing from the date of the funding of (or conversion to) such Base Rate Loan until the date of repayment or prepayment thereof (or conversion thereof to a Eurodollar Loan), at a rate per annum equal to the Base Rate in effect during such period plus the Applicable Construction Loan Margin (Base Rate).

(C)     In the event that an Event of Default shall have occurred and be continuing, upon notice by Administrative Agent to Borrower (provided that no such notice shall be required upon the occurrence of an Event of Default under Section 8.4 with respect to any Borrower Entity, in which case the Default Rate shall apply automatically), the Default Rate shall apply to all then outstanding Construction Loans from and after the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (as determined by Administrative Agent acting at the direction of the Required Lenders).

(iv)     Construction Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of each Lender, on the Maturity Date, the aggregate unpaid principal amount of all Construction Loans made by such Lender.

(v)     Use of Construction Loan Proceeds. Borrower shall use the proceeds of any Construction Loan solely for the purposes provided in Section 5.1.

(b)     ITC Bridge Loan Facility.

(i)     Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower, at any time and from time to time during the Loan Period, such loans as Borrower may request under this Section 2.1(b) (individually, each an “ITC Bridge Loan” and collectively the “ITC Bridge Loans”), in an aggregate principal amount not to exceed such Lender’s ITC Bridge Loan Commitment (the ITC Bridge Loan Commitments of all Lenders being the “ITC Bridge Loan Facility”); provided that, (A) after giving effect to the requested Borrowing the Aggregate ITC Bridge Loans shall not exceed the Total ITC Bridge Loan Commitment, and (B) Borrower may only request ITC Bridge Loans after the Available Construction Loan Commitment is Zero Dollars ($0).

(ii)     Notice of Borrowing for ITC Bridge Loans. Borrower shall request ITC Bridge Loans by delivering to Administrative Agent, at least five Business Days before the date of the requested Borrowing of ITC Bridge Loans, a Notice of Borrowing, appropriately completed, which specifies, among other things:

(A)     That the Borrowing will consist of ITC Bridge Loans;

(B)     The amount of the requested Borrowing, which shall be in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof (except for the amount made on Borrower’s final Borrowing of ITC Bridge Loans, which shall be in an amount not to exceed the then-current Available ITC Bridge Loan Commitment) or such other amount agreed to by Administrative Agent;

(C)     The date of the requested Borrowing, which shall be a Business Day;

(D)     Whether the ITC Bridge Loans then being requested are to be (or what portion thereof are to be) Base Rate Loans or Eurodollar Loans; provided that if no selection is made as to the Interest Rate Type of any ITC Bridge Loans, such ITC Bridge Loans shall be deemed to be Base Rate Loans;

(E)     The purpose and principal amount of each requested ITC Bridge Loan;

(F)     The initial Interest Period selected by Borrower for such ITC Bridge Loans that are Eurodollar Loans; and

(G)     That Borrower has satisfied all conditions precedent to the making of such Borrowing under Article 3 of this Agreement.

Administrative Agent shall promptly provide the Lenders with a copy of each such Notice of Borrowing. Except as permitted by Administrative Agent in its sole discretion, no more than two such Notices of Borrowing may be provided in any calendar month during the Loan Period.

(iii)     ITC Bridge Loan Interest Rate.

(A)     Each ITC Bridge Loan shall be either a Base Rate Loan or a Eurodollar Loan as Borrower may request in its Notice of Borrowing delivered to Administrative Agent pursuant to Section 2.1(b)(ii), and thereafter, the basis for determining the interest rate with respect to each ITC Bridge Loan may be changed from time to time pursuant to Section 2.2(b)(ii).

(B)     Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each ITC Bridge Loan that is a Eurodollar Loan, accruing from the date of the funding of (or conversion to) such Eurodollar Loan until the date of repayment or prepayment thereof (or conversion thereof to a Base Rate Loan), at a rate per annum in effect during each Interest Period for such Eurodollar Loan equal to the Eurodollar Rate for the relevant Interest Period plus the Applicable ITC Bridge Loan Margin (Eurodollar Rate). Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each ITC Bridge Loan that is a Base Rate Loan, accruing from the date of the funding of (or conversion to) such Base Rate Loan until the date of repayment or prepayment thereof (or conversion thereof to a Eurodollar Loan), at a rate per annum equal to the Base Rate in effect during such period plus the Applicable ITC Bridge Loan Margin (Base Rate).

(C)     In the event that an Event of Default shall have occurred and be continuing, upon notice by Administrative Agent to Borrower (provided that no such notice shall be required upon the occurrence of an Event of Default under Section 8.4 with respect to any Borrower Entity, in which case the Default Rate shall apply automatically), the Default Rate shall apply to all then outstanding ITC Bridge Loans from and after the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (as determined by Administrative Agent acting at the direction of the Required Lenders).

(iv)     ITC Bridge Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of each Lender, on the Maturity Date, the aggregate unpaid principal amount of all ITC Bridge Loans made by such Lender.

(v)     Use of ITC Bridge Loan Proceeds. Borrower shall use the proceeds of the ITC Bridge Loans solely for the purposes provided in Section 5.1.

2.2     Interest Provisions Relating to All Loans; Loan Funding; Prepayments.

(a)     Accrual and Payment Dates. Accrued interest shall be capitalized on the unpaid principal amount of: (i) each Eurodollar Loan (A) on the last day of each Interest Period related to such Eurodollar Loan, (B) upon any prepayment of such Eurodollar Loan as and to the extent provided herein, and (C) upon conversion of such Eurodollar Loan into a Base Rate Loan; and (ii) each Base Rate Loan (A) on each Quarterly Date, (B) upon conversion of such Base Rate Loan into a Eurodollar Loan, and (C) upon any prepayment of such Base Rate Loan as and to the extent provided herein. Accrued and unpaid Commitment Fees shall be capitalized on each Quarterly Date. Borrower shall pay all accrued Commitment Fees, and accrued interest (including fees and interest accrued after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each Loan, on the Maturity Date (whether by acceleration or otherwise).

(b)     Eurodollar Loan Interest Periods.

(i)     The initial and each subsequent Interest Period selected by Borrower for Eurodollar Loans shall be one month, two months or three months, or such other periods as Administrative Agent may approve in its sole and absolute discretion; provided that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (C) Borrower may not select Interest Periods which would otherwise end after the Maturity Date, and (D) Borrower may not at any time have outstanding more than six different Interest Periods.

(ii)     Subject to the Interest Periods provided for in Section 2.2(b)(i), Borrower may elect, from time to time, to change the Interest Period or Interest Rate Type of each Loan, provided that (A) such election shall not be effective with respect to Eurodollar Loans until the end of the Interest Period in which the election is made; and (B) such election shall be in writing in the form of the Confirmation of Interest Period Selection defined below or such other form as is acceptable to Administrative Agent. Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of Eurodollar Rates in effect at such time for given Interest Periods. Borrower may select an Interest Period telephonically within the time periods specified in this Section 2.2, which selection shall be irrevocable. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy or other electronic means on the day such notice is given (in substantially the form of Exhibit B-2, a “Confirmation of Interest Period Selection”). Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially given by telecopy or other electronic means. Subject to the limitations set forth above, (1) if no Interest Period is selected in a notice given in accordance with this Section 2.2 to convert or continue Eurodollar Loans, Borrower shall be deemed to have selected an Interest Period of one month, and (2) if Borrower fails to notify Administrative Agent of the next Interest Period for any Eurodollar Loans in accordance with this Section 2.2, such Eurodollar Loans shall automatically convert to Base Rate Loans.

(c)     Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each Eurodollar Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Eurodollar Loans hereunder shall be based upon a year of three hundred sixty (360) days and the actual days elapsed. All computations of interest on Base Rate Loans hereunder shall be based upon a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and the actual days elapsed.

(d)     Register.

(i)     Administrative Agent, acting solely for these purposes as a non-fiduciary agent of Borrower, shall maintain, at its address referred to in Section 12.1, a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(ii)     Administrative Agent shall record in the Register (A) the Commitments and the Loans from time to time of each Lender, including any transfers thereof made in accordance with Section 10.14, (B) the interest rates applicable to all Loans and the effective dates of all changes thereto, (C) the Interest Period for each Loan, (D) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (E) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (F) the Other Fees, the Commitment Fees and any other fees payable by Borrower hereunder from time to time, (G) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (H) such other information as Administrative Agent may determine is necessary for administering the Loans and this Agreement. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent demonstrable error; provided that (1) neither failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Commitments or Borrower’s obligations in respect of any applicable Loans or otherwise; and (2) except as set forth above, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

(e)     Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein, if requested by any Lender, shall be evidenced by promissory notes in the form of Exhibit A-1 (individually, each a “Construction Loan Note,” and collectively, the “Construction Loan Notes”) and Exhibit A-2 (individually, each an “ITC Bridge Loan Note,” and collectively, the “ITC Bridge Loan Notes” and, together with the Construction Loan Notes, each a “Note”, and collectively, the “Notes”), and each payable to such Lender and in the principal amount of such Lender’s Construction Loan Commitment and such Lender’s ITC Bridge Loan Commitment, respectively. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note or Notes the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder, and Borrower agrees that all such notations shall constitute prima facie evidence of the accuracy of the matters noted; provided that (i) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern; and (ii) neither the failure to make any such notation nor any error in such notation shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary.

(f)     Loan Funding.

(i)     Notice. Each Notice of Borrowing shall be delivered to Administrative Agent in accordance with this Article 2 and Section 12.1. Administrative Agent shall promptly notify each applicable Lender of the contents of each Notice of Borrowing.

(ii)     Pro Rata Loans. All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares.

(iii)     Lender Funding. Each Lender shall, before 3:00 p.m., New York time, on the date of each Borrowing, make available to Administrative Agent at its office specified in Section 12.1, in same day funds, such Lender’s Proportionate Share of such Borrowing. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(iv)     Availability of Funds. No later than 5:00 p.m., New York time, on the date specified in each Notice of Borrowing, if the applicable conditions precedent in Article 3 have been satisfied or waived, as applicable, and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Construction Loans or the ITC Bridge Loans, as applicable, requested in such Notice of Borrowing, in Dollars and in immediately available funds, and shall deposit such funds into the Construction Account to be disbursed in accordance with the Depositary Agreement.

(g)     Prepayments.

(i)     Terms of all Prepayments. Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lenders, on a pro rata basis according to their Proportionate Shares, (A) all accrued interest to the date of such prepayment on the principal amount prepaid, (B) all accrued fees to the date of such prepayment corresponding to the amount being prepaid, and (C) if such prepayment is the prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period for such Eurodollar Loan, all Liquidation Costs incurred by the Lenders as a result of such prepayment and for which payment is demanded by any Lender under Section 2.7. All prepayments of principal shall be applied (1) first, to the outstanding Base Rate Loans, (2) second, to the outstanding Eurodollar Loans, and (3) third, to the prepayment of any other Obligations under the Financing Documents.

(ii)     Re-Borrowings. Borrower may not re-borrow the principal amount of any Construction Loan or ITC Bridge Loan which is paid or prepaid.

(iii)     Optional Prepayments. Borrower may, at its option, upon at least five (5) Business Days prior notice to Administrative Agent, prepay without premium or penalty any Construction Loans or ITC Bridge Loans, in each case, in whole or in part, subject to payment of Liquidation Costs under Section 2.7. Any optional prepayment of any Loan hereunder shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof (unless such Loan (including related interest, fees and other amounts) is being repaid in full).

(iv)     Mandatory Prepayments. Borrower shall prepay the Loans to the extent provided by the terms of this Agreement (including, without limitation, pursuant to Section 2.6 hereof) and the Depositary Agreement. Borrower shall promptly apply the proceeds of the Tax Equity Tranche A Equity Contribution and the Tax Equity Tranche B Equity Contribution received by it to repay the ITC Bridge Loans. Borrower shall promptly apply the proceeds of the NES ECCA Equity Contribution received by it to repay Construction Loans. Borrower shall apply the proceeds of the Project Revenues in accordance with the Depositary Agreement.

2.3     Total Commitments.

(a)     Commitment Amounts.

(i)     Construction Loans. The aggregate principal amount of all Construction Loans made by the Lenders outstanding at any time shall not exceed Thirty-Six Million Two Hundred Forty-Seven Thousand Six Hundred Seventy-Three and 33/100 Dollars ($36,247,673.33) (such amount, the “Total Construction Loan Commitment”).

(ii)     ITC Bridge Loans. The aggregate principal amount of all ITC Bridge Loans made by the Lenders outstanding at any time shall not exceed Twenty-Six Million Ten Thousand Six Hundred Forty-One and 62/100 Dollars ($26,010,641.62) (such amount, the “Total ITC Bridge Loan Commitment”).

2.4     Fees.

(a)     Other Fees. Borrower shall pay (i) on the Closing Date, to Administrative Agent, for distribution to each Lender party hereto on such date, the upfront fee provided for in, and all on the terms and in the respective amounts set forth in, the Proposal Letter and (ii) to Administrative Agent, for distribution to the Agents, the applicable agency and structuring fees provided for in, and all on the terms and in the respective amounts set forth in, the Proposal Letter (all such fees referred to in this Section 2.4(a) being, collectively, the “Other Fees”).

(b)     Commitment Fees.

(i)     On each Quarterly Date during the Loan Period and on the Maturity Date (or, if the Total Construction Loan Commitment is canceled or expires prior to such date, on the date of such cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Closing Date or the first day of such quarter, as the case may be, Construction Loan commitment fees (the “Construction Loan Commitment Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) 0.75% times (B) the daily average Available Construction Loan Commitment for such quarter (or portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is three hundred sixty (360); provided that any amount of Construction Loan Commitment Fees that remains unpaid on the applicable Quarterly Date shall be automatically capitalized as set forth in Section 2.2(a), and the Borrower shall not be deemed in breach of its payment obligations under this clause.

(ii)     On each Quarterly Date during the Loan Period and on the Maturity Date (or, if the Total ITC Bridge Loan Commitment is canceled or expires prior to such date, on the date of such cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Closing Date or the first day of such quarter, as the case may be, ITC Bridge Loan commitment fees (the “ITC Bridge Loan Commitment Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) 0.75% times (B) the daily average Available ITC Bridge Loan Commitment for such quarter (or portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is three hundred sixty (360); provided that any amount of ITC Bridge Loan Commitment Fees that remains unpaid on the applicable Quarterly Date shall be automatically capitalized as set forth in Section 2.2(a), and the Borrower shall not be deemed in breach of its payment obligations under this clause.

2.5     Other Payment Terms.

(a)     Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to:

Bank: KeyBank National Association

ABA: 041001039

City, State: Cleveland, Ohio

Attn: Key Agency Services

Account No.: 1140228209035

Reference: Innovative Solar 47

or as otherwise directed by Administrative Agent in writing from time to time, in lawful money of the United States and in immediately available funds not later than 3:00 p.m., New York time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur by 5:00 p.m., New York time, on the day such payment is received if received by 3:00 p.m., New York time, or otherwise on the next Business Day.

(b)     Date. Subject to Section 2.2(b), whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)     Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Financing Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

(d)     Net of Taxes, Etc.

(i)     Taxes. Any and all payments to or for the benefit of Administrative Agent, any Lender or any other Person by or on behalf of Borrower hereunder or under any other Financing Document shall be made free and clear of and without withholding, deduction, setoff or counterclaim of any kind whatsoever with respect to Taxes unless required by law. If such withholding, deduction or setoff is required by law, Borrower shall pay such additional amounts as may be necessary in order that the amounts payable, after deduction for or on account of any Taxes arising from or relating to such Lender’s Commitments or Loans or other financial accommodations made under this Agreement or other amounts payable to Administrative Agent, any Lender or any such other Person under the Financing Documents, and all liabilities with respect thereto (excluding (A) Taxes imposed on or measured by the net income, profits or gross receipts (in each case, however denominated), franchise Taxes, and branch profits Taxes of Administrative Agent, any Lender or any such other Person, in each case imposed (1) as a result of Administrative Agent, such Lender or any such other Person being organized under the laws of, or having its principal office or its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (2) by any jurisdiction or Governmental Authority thereof as a result of a present or former connection between Administrative Agent, such Lender or any such other Person and such jurisdiction, other than a connection resulting solely from executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, selling or assigning an interest in, engaging in any other transaction pursuant to or enforcing this Agreement, any Note or any other Financing Document, (B) any U.S. federal withholding Taxes (including backup withholding Taxes) to the extent imposed as a result of Administrative Agent, any Lender or any such other Person voluntarily designating a successor Lending Office which has the effect of causing Administrative Agent, such Lender or any such other Person to become subject to U.S. federal withholding Taxes in excess of those in effect immediately prior to such designation, (C) any U.S. federal withholding Taxes (including backup withholding Taxes) that are in effect and that would apply to a payment hereunder or under any other Financing Document made to Administrative Agent, any Lender or any such other Person as of the date Administrative Agent or such Lender becomes a party to this Agreement (other than any such Taxes imposed as a result of exercising remedies in connection with an Event of Default), (D) any U.S. federal withholding Taxes imposed under FATCA, (E) Taxes which arise from the addition of a “limitation on benefits” provision to an existing Tax treaty that did not have such a provision on the Closing Date, (F) any Taxes attributable to the failure of Administrative Agent, any Lender or any such Person to comply with its obligations under Section 2.5(f), and (G) any interest or penalties imposed on any of the foregoing amounts in clauses (A) through (F) of this Section 2.5(d)(i) (the “Excluded Taxes”)) (all such Taxes other than Excluded Taxes being hereinafter referred to as “Indemnified Taxes”), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Financing Documents. Notwithstanding the foregoing, the term “Indemnified Taxes” shall include, with respect to an Administrative Agent or a Lender that becomes a party to this Agreement as a result of an assignment or a Lender that changes its Lending Office to an office outside the United States, Taxes (or the portion thereof) if and to the extent such Taxes would have constituted Indemnified Taxes in the hands of the assigning (or transferring) Lender (or Lending Office) hereunder as of the date of such assignment or change in the Lending Office; provided that nothing in this sentence shall affect any Lender’s obligations under Section 2.8. If any Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder or under any other Financing Document to Administrative Agent or any Lender, (1) in the case of Indemnified Taxes, the sum payable shall be increased as described above in this Section 2.5(d), (2) such deductions or withholdings shall be made, and (3) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording, documentary or similar taxes, charges or levies that arise under applicable law from any payment made hereunder or under any other Financing Document or from the execution, delivery, filing, performance or otherwise with respect to this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

(ii)     Indemnity. Borrower shall indemnify Administrative Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(d)) imposed on Administrative Agent or any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify Administrative Agent or any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such indemnitee’s gross negligence, willful misconduct, or material breach of its obligations hereunder or under any other Financing Document, each as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Administrative Agent and each Lender agrees to use its best efforts to give written notice to Borrower of the assertion of any claim against Administrative Agent or such Lender, as applicable, relating to such Indemnified Taxes or Other Taxes reasonably promptly, and in no event later than forty-five (45) days after the Responsible Officer of Administrative Agent or such Lender responsible for administering this Agreement has actual knowledge of such claim, as applicable; provided that Administrative Agent’s or any Lender’s failure to so notify Borrower within such forty-five (45)-day period of such assertion shall not relieve Borrower of its obligation under this Section 2.5(d) with respect to Indemnified Taxes, Other Taxes, penalties or expenses arising prior to the end of such period except to the extent of any increased liability for such Indemnified Taxes, Other Taxes, penalties, interest or expenses attributable to such failure. Payments by Borrower pursuant to this Section 2.5(d)(ii) shall be made within thirty (30) days from the date Administrative Agent or such Lender provides written notice therefor as described above (submitted through Administrative Agent), which notice shall be accompanied by a certificate, which shall be conclusive absent demonstrable error, describing the basis and calculation thereof. Each of Administrative Agent and each Lender agrees to repay to Borrower any refund (without interest, other than any interest that was included as part of such refund with respect to Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.5(d)) obtained or received by Administrative Agent or such Lender for Indemnified Taxes or Other Taxes, penalties, interest or expenses that were paid by Borrower pursuant to this Section 2.5(d) and to contest, with the cooperation and at the expense of Borrower, any such Indemnified Taxes or Other Taxes, penalties, interest or expenses which Administrative Agent, such Lender or Borrower reasonably believes not to have been properly assessed; provided that none of Administrative Agent or any Lender shall be required to take any action to contest such Indemnified Taxes or Other Taxes if such Person determines that such action could reasonably be expected to adversely affect it or any of its Affiliates. This Section 2.5(d) shall not be construed to require Administrative Agent, any Lender or any other Person to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(iii)     Notice. Within thirty (30) days after the date of any payment of any Indemnified Taxes or Other Taxes described in this Section 2.5(d) by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof, or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall indemnify Administrative Agent and each Lender, as applicable and to the extent provided in Section 5.22, for all losses and expenses sustained by Administrative Agent or such Lender, as the case may be, as a result of any failure by Borrower to so furnish the original or certified copy of such receipt or such other evidence of payment.

(iv)     Survival of Obligations. The obligations under this Section 2.5(d) shall survive until the expiration of the applicable statute of limitations after the termination of this Agreement and the repayment of the Obligations.

(e)     Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two Business Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at a rate equal to the Eurodollar Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5(e) shall be conclusive in the absence of demonstrable error.

(f)     Withholding Exemption Certificates.

(i)     Each of Administrative Agent and each Lender (upon becoming a Lender hereunder) agrees that (A) on or before the date such Lender or Person becomes a party to this Agreement it will deliver to each of Borrower and Administrative Agent either (1) if such Lender or Person is a United States Person, a copy of a duly and appropriately completed IRS Form W-9 or any successor applicable form establishing that such Lender or Person is not subject to United States backup withholding tax, (2) if such Lender or Person is not a United States Person, (y) two duly and appropriately completed executed originals of IRS Forms W-8IMY (together with any required attachments), W-8ECI and/or W-8BEN (or successor applicable forms), as the case may be (claiming therein any available reduction in or an exemption from United States withholding taxes), and (z) in the case of a Person eligible for the “portfolio interest exemption,” two duly and appropriately completed executed originals of a statement certifying that it is not a “bank,” a “10 percent shareholder” of Borrower or a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3) of the Code, together with two duly and appropriately completed executed originals of IRS Form W-8BEN (or successor applicable form) certifying that such Person is not a United States Person, (B) in each case promptly following any reasonable request by Borrower or Administrative Agent, or upon expiration, invalidity or obsolescence of any previously submitted form, it will deliver any additional or successor form required by applicable law in order to qualify for any available reduction in or exemption from United States withholding taxes, together with such supplemental documentation as may be prescribed by applicable law to permit Borrower to determine the deduction or withholding required to be made, and (C) it will promptly notify Administrative Agent and Borrower in writing of its inability to deliver such forms or information.

(ii)     If a payment made to Administrative Agent or a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), Administrative Agent or such Lender, as applicable, shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed or required by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that Administrative Agent or such Lender has complied with such Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(f), “FATCA” shall include any amendments made to FATCA after the Closing Date and any current or future regulations or official interpretations thereof, agreements entered into pursuant to Section 1471(b)(1) of the Code, and FATCA-related intergovernmental agreements entered into between the U.S. and a relevant jurisdiction.

(iii)     Notwithstanding the foregoing or anything else to the contrary in this Agreement, the completion, execution and submission by a Lender of documentation required or provided for in this Section 2.5(f) (other than any documentation required or provided for in Sections 2.5(f)(i)(A) and 2.5(f)(i)(B) above and in Section 2.5(f)(ii)) shall not be required if in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)     Pro Rata Treatment. Except as otherwise provided herein, (i) each Borrowing consisting of Construction Loans and each reduction of the Total Construction Loan Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, (ii) each Borrowing consisting of ITC Bridge Loans and each reduction of the Total ITC Bridge Loan Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, (iii) each payment of principal of and interest on Construction Loans and ITC Bridge Loans shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders, and (iv) each payment of Commitment Fees shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

(h)     Sharing of Payments, Etc. If any Lender (a “Benefited Bank”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them and, if after taking into account such participations, the Benefited Bank continues to have access to additional funds of Borrower for application on account of its Debt, then the Benefited Bank shall use such funds to reduce Debt of Borrower held by the Benefited Bank and shall share such payments with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase by such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5(h) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.6     Change of Circumstances.

(a)     Cost of Funds Supplemental Charge. No later than two Business Days prior to the date when any Interest Period for a Eurodollar Loan may be requested by Borrower (including any continuations of a Eurodollar Loan), any Lender (such lender, the “Affected Lender”) is entitled to provide a written notice to Administrative Agent and Borrower with respect to the Affected Lender’s projected additional costs of funds (in excess of the Eurodollar Rate then in effect) with respect to the relevant Interest Period for such Eurodollar Loan. The Affected Lender is required to certify to Borrower in such written notice that (i) the relevant Eurodollar Rate for the upcoming Interest Period does not adequately reflect the Affected Lender’s funding costs and (ii) the additional funding costs being claimed by the Affected Lender are a reasonable approximation of such additional costs sought to be recovered determined by applying customary and reasonable practices used by the Affected Lender. After receipt of such written notice, (A) Administrative Agent shall inform the Lenders generally that one of the Lenders has claimed additional funding costs (without specifying the identity of the Affected Lender or the amount of the additional funding costs) and (B) the Affected Lender’s Eurodollar Loan for the relevant Interest Period shall accrue interest at:

(1)     the applicable Eurodollar Rate plus the Applicable Construction Loan Margin for Eurodollar Loans, plus

(2)     the additional funding costs claimed by the Affected Lender in its notice to Borrower and Administrative Agent.

Upon receipt of a notice of additional funding costs, Borrower shall have the right to convert the relevant Eurodollar Loans to Base Rate Loans.

(b)     Illegality. If, after the Closing Date, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority whether or not retroactively applied (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any Eurodollar Loan, such Lender shall promptly notify Administrative Agent and Borrower of such Change of Law. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law” in all instances under this Agreement and the other Financing Documents, regardless of the date enacted, adopted or issued (even if such date is prior to the date hereof). Upon receipt of such notice from a Lender under the first sentence in this Section 2.6(b), (A) Borrower’s right to request the making by such Lender of, and such Lender’s obligations to make or continue to make, Eurodollar Loans shall be suspended for so long as such condition shall exist, and (B) if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain Eurodollar Loans, then Borrower, at the request of such Lender, shall convert to Base Rate Loans any or all Eurodollar Loans made by such Lender or, if not so converted, repay Eurodollar Loans made by such Lender. Any conversion or repayment of Eurodollar Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Eurodollar Loans shall be deemed a prepayment thereof and any such prepayment shall not affect the aggregate Commitments hereunder.

(c)     Increased Costs. If, after the Closing Date, any Change of Law:

(i)     shall subject any Lender to any tax, duty or other charge with respect to any Obligation or Commitment (except for Indemnified Taxes and Taxes described in clauses (A)(1) and (B) – (G) of the definition of Excluded Taxes); or

(ii)     shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any Eurodollar Loan; or

(iii)     shall impose on any Lender any other condition directly related to any Loan, Obligation or Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such Loan, Obligation or Commitment or to reduce any amount receivable by such Lender hereunder or under the Notes, then Borrower shall from time to time, upon demand by Administrative Agent (accompanied by a certificate from such Lender setting forth the amount of such increased costs or reduced amounts and certifying that the determination of such amount is in accordance with its internal practices as consistently applied), pay to Administrative Agent on behalf of such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.

(d)     Capital Requirements. If any Lender reasonably determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or the Lending Office of such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender, upon demand of Administrative Agent on behalf of such Lender, such amounts as such Lender shall reasonably determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital.

(e)     Inability to Determine Rates. If, on or before the first day of any Interest Period for any Eurodollar Loan which is to bear interest at the Eurodollar Rate, Administrative Agent determines in good faith that the Eurodollar Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, then Administrative Agent shall promptly give notice of such condition to Borrower together with an explanation in reasonable detail describing such condition (“Notice of Inability to Determine Rates”). After the giving of any such Notice of Inability to Determine Rates and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of and the obligations of Lenders to make or continue Eurodollar Loans shall be suspended. Any Eurodollar Loan outstanding at the commencement of any such suspension relating thereto shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans unless Administrative Agent has notified Borrower in writing that such suspension has then ended.

(f)     Notice. Each Lender will notify Administrative Agent of any event occurring after the Closing Date that will entitle such Lender to compensation pursuant to this Section 2.6, as promptly as is reasonable, and in no event later than one hundred twenty (120) days after a Responsible Officer of such Lender responsible for administering this Agreement has actual knowledge of the occurrence of such event and Administrative Agent shall promptly notify Borrower of such event; provided that any Lender’s failure to notify Administrative Agent within such one hundred twenty (120)-day period of such event shall not relieve Borrower of its obligations under this Section 2.6 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.6 with respect to the time between the end of such period and such time as Borrower receives notice as provided herein. Any Lender seeking compensation under this Section 2.6 shall promptly deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.6, which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

2.7     Funding Losses. If Borrower shall (a) repay or prepay any Eurodollar Loans on any day other than the last day of an Interest Period for such Eurodollar Loans (whether an optional prepayment or a Mandatory Prepayment), (b) fail to borrow any Eurodollar Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, then Borrower shall, upon demand by any Lender, reimburse such Lender for all costs and losses incurred by such Lender as a result of such repayment, prepayment or failure which shall include, in the case of any Eurodollar Loan, the amount equal to the excess, if any, of (i) the portion of the applicable interest attributable to the Eurodollar Rate which would have applied to the principal amount so repaid, prepaid or not borrowed for the period from the date of such repayment or prepayment or failure to borrow to the last day of the then current Interest Period for such Loan over (ii) the amount of interest that the relevant Lender would be able to obtain by placing an amount equal to the principal amount so repaid, prepaid or not borrowed, as the case may be, with a leading bank in the London interbank market for a period commencing from the date of such repayment, prepayment or failure to borrow, as applicable, through the end of such Interest Period (“Liquidation Costs”) but shall not otherwise include any compensation for lost profits. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans. Each Lender demanding payment under this Section 2.7 shall deliver to Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and Administrative Agent shall promptly provide such certificate to Borrower. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, and except with regard to any optional prepayments hereunder or the events described in clauses (b) and (c) above, each Lender shall use reasonable efforts to minimize any Liquidation Costs, at Borrower’s request, by not applying Mandatory Prepayments until the last day of an Interest Period (provided that, for purposes of clarification, Loans corresponding to such Mandatory Prepayments shall be deemed to remain outstanding for purposes of the Financing Documents until such Mandatory Prepayments are applied to Loans).

2.8     Alternate Office; Minimization of Costs.

(a)     To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans to reduce any liability of Borrower to such Lender under Section 2.5(d), Section 2.6(a), Section 2.6(c) or Section 2.6(d), or to avoid the unavailability of any Loans or an interest rate option under Section 2.6(b), so long as such Lender, in its reasonable discretion, does not determine that such designation is disadvantageous to such Lender. To the extent reasonably possible, each Lender shall otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Section 2.5(d), Section 2.6(a), Section 2.6(c) or Section 2.6(d), or to avoid the unavailability of any Loans or an interest rate option under Section 2.6(b), so long as such Lender, in its reasonable discretion, does not determine that such action is disadvantageous to such Lender.

(b)     Any Lender may designate a Lending Office other than that set forth for such Lender on Exhibit G and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.5(d), Section 2.6(a), Section 2.6(c) or Section 2.6(d) or make Loans or an interest rate option unavailable pursuant to Section 2.6(b).

(c)     Each Lender and Administrative Agent shall use reasonable efforts to avoid or minimize any additional costs, Taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Section 2.5(d), Section 2.6(a), Section 2.6(c) or Section 2.6(d) or as a result of such Lender or Administrative Agent being subject to a Reserve Requirement or to avoid the unavailability of Loans or an interest rate option under Section 2.6(b); provided that such efforts shall not cause the imposition on any Lender of any additional costs or legal or regulatory burdens unless Borrower shall provide such Lender with an indemnification for such additional costs in form and substance satisfactory to such Lender and shall not in any respect (other than such indemnified costs or burdens) be disadvantageous to such Lender.

ARTICLE 3
CONDITIONS PRECEDENT

3.1     Conditions Precedent to the Closing Date. The obligation of the Lenders party hereto on the Closing Date to make the initial Loans (provided that the initial and each subsequent Borrowing of any such Loans shall be subject to the prior satisfaction (or waiver in writing by Administrative Agent and the Lenders) of the applicable conditions precedent set forth in Section 3.2) and to otherwise enter into the transactions contemplated by this Agreement is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and the Lenders):

(a)     Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Borrower, Holdings, NES, Class B Member and Class A Member, certified by a Responsible Officer of each such Person as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance by such Person of the Transaction Documents to which such Person is a party and, in the case of Borrower, the Borrowings provided for herein.

(b)     Incumbency. Delivery to Administrative Agent of certificates satisfactory in form and substance to Administrative Agent from Borrower, Holdings, NES, Class B Member and Class A Member, signed, respectively, by a Responsible Officer of such Person and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other applicable Transaction Documents to which such Person is a party.

(c)     Formation and Organizational Documents. Delivery to Administrative Agent of (i) a copy of the certificate of formation of Borrower, Holdings, NES, Class B Member and Class A Member, each certified by the Secretary of State of the applicable State of formation, and (ii) a copy of the Operating Agreements and the operating agreement of NES, Class B Member and Class A Member, in each such case certified by its respective secretary or representative.

(d)     Good Standings. Delivery to Administrative Agent of (i) certificates of existence (or the equivalent) issued by the applicable Secretary of State or equivalent office of the jurisdiction of incorporation or formation of Borrower, Holdings, NES, Class B Member, Class A Member and the Major Project Participants and (ii) certificates issued by the State of North Carolina in respect of the O&M Contractor and the EPC Contractor, certifying that each such Person is in existence (or the equivalent) and is duly authorized to transact business in the State of North Carolina; provided that no certifications from the applicable jurisdiction of organization are required to be delivered with respect to Major Project Participants that are organized outside of the United States.

(e)     Transaction Documents.

(i)     Delivery to Administrative Agent of fully executed Financing Documents, all of which Financing Documents shall be satisfactory in form and substance to Administrative Agent and the Lenders and shall have been duly authorized, executed and delivered by the parties thereto.

(ii)     Copies of the Project Documents in effect as of the Closing Date shall be delivered to Administrative Agent and shall be certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect on the Closing Date pursuant to the certificate delivered as provided in Section 3.1(f), which certificate shall include a certification that (A) Borrower is not in breach of any of its obligations under any such Project Document and no event has occurred or circumstance exists that, with the passage of time or the giving of notice or both, would constitute a breach by Borrower under any such Project Document, (B) to Borrower’s knowledge, no other party is in breach of any of such other party’s obligations under any such Project Document and no event has occurred or circumstance exists that, with the passage of time or the giving of notice or both, would constitute a breach by such other party under any such Project Document, and (C) Borrower has satisfied all conditions precedent to be satisfied by it as of the Closing Date under each Project Document and, to Borrower’s knowledge, each other party to each such Project Document has satisfied all conditions precedent to be satisfied by such other party under such Project Document as of the Closing Date.

(iii)     Delivery to Administrative Agent of copies of each of the duly executed (A) Tax Equity ECCA, (B) Tax Equity Guaranty, (C) NES ECCA, and (D) NES Escrow Agreement, in each such case, in form and substance acceptable to Administrative Agent and the Lenders.

(f)     Certificate of Borrower. Administrative Agent shall have received an officer’s certificate of Borrower. dated as of the Closing Date, pursuant to subsection (b) above containing closing certifications reasonably satisfactory to the Administrative Agent.

(g)     Legal Opinions. Delivery to Administrative Agent of opinion letters, each in form and substance acceptable to Administrative Agent and the Lenders,

(i)     of Stoel Rives LLP, counsel for the Borrower Entities and Class B Member;

(ii)     of Parker Poe Adams & Bernstein LLP, North Carolina corporate, environmental, energy regulatory and real estate counsel for Borrower;

(iii)     of Foley & Lardner LLP, counsel for Tax Equity Guarantor and Class A Member;

(iv)     of counsel to the EPC Contractor, as requested by Administrative Agent.

(h)     Independent Consultants’ Certificates. Delivery to Administrative Agent of:

(i)     an Insurance Consultant’s certificate, in substantially the form of Exhibit E, with a copy or an original of the Insurance Consultant’s report (the “Insurance Consultant’s Report”), including a review of the adequacy of insurance policies for the Project and confirming that all insurance policies required by such Insurance Consultant’s Report for the Project is in full force and effect, are not subject to cancellation without thirty (30) days prior notice (ten (10) days for non-payment of premiums) and otherwise conform with the insurance requirements set forth in Exhibit I and the Material Project Documents for the Project, in form and substance reasonably satisfactory to Administrative Agent and the Lenders;

(ii)     the Independent Engineer’s Report for the Project that (A) covers the technical aspects of the Project, (B) covers a solar resource assessment that includes (1) a final energy production analysis for the Project and (2) an analysis of forecasts of overall power production during the life of the Project, (C) confirms that the Project as designed complies with the technical system requirements of the Power Purchase Agreement and the Interconnection Agreement and (D) is addressed to Administrative Agent or delivered to Administrative Agent together with a letter granting reliance to Administrative Agent and each Lender, each in form and substance satisfactory to Administrative Agent and Lenders;

(iii)     a reliance letter from each Environmental Consultant and a copy of each of the Environmental Reports, both the letters and the Environmental Reports in form and substance reasonably satisfactory to Administrative Agent; and

(iv)     the Cost Segregation Report by the Appraiser, identifying the cost categories and the expected amount of Project Costs that will be eligible for inclusion, consistent with the Code and other Legal Requirements, in the calculation of the ITC, as set forth in the Cost Segregation Report, together with a letter granting reliance thereon to Administrative Agent and each Lender, each in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

(i)     Applicable Permits and Approvals. Delivery to Administrative Agent of (A) Exhibit F-1, the schedule of Applicable Permits and Applicable Approvals required to develop, construct, own and operate the Project, in form and substance satisfactory to Administrative Agent, together with copies of each Applicable Permit and Applicable Approval that is listed on Part I of Exhibit F-1 and that has not previously been delivered to Administrative Agent, each in form and substance satisfactory to Administrative Agent and (B) delivery of a certificate, signed by a Responsible Officer of Borrower, stating that: (1) the Applicable Permits and Applicable Approvals for the Project listed on Part I of Exhibit F-1 constitute all of the Applicable Permits and Applicable Approvals that are, in light of the status of the acquisition, development, construction, ownership and operation of the Project as of the Closing Date, required to have been obtained by the Closing Date; (2) Part II of Exhibit F-1 lists all other Applicable Permits and Applicable Approvals required to develop, construct, own and operate the Project; (3) the Applicable Permits and Applicable Approvals listed in Part II of Exhibit F-1 are, in light of the status of the acquisition, development, construction, ownership and operation of the Project as of the Closing Date, obtainable not later than required without substantial difficulty, expense or delay and in a manner to allow construction to proceed in accordance with the project schedule; and (4) the Applicable Permits and the Applicable Approvals are not subject to any restriction, condition, limitation, provision or proceeding that could reasonably be expected to have a Material Adverse Effect on the construction or operation of the Project.

(j)     Closing Costs and Fees. Concurrently with the Closing, Borrower shall pay all closing costs and reasonable fees and expenses due and payable by Borrower at the Closing under the Financing Documents.

(k)     Payment of Fees. Without duplication of Section 3.1(j), all other amounts then required to be paid by Borrower to, or deposited by Borrower with, Administrative Agent or any Lender under the Financing Documents, and all taxes and reasonable fees and other costs payable by Borrower in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent in this Section 3.1 (including the amounts then due and payable under the Proposal Letter), shall have been paid in full (or, with the consent of Administrative Agent, shall be paid concurrently with the occurrence of the Closing Date).

(l)     Financial Statements. Administrative Agent shall have received:

(i)     the annual financial statements (audited if available) of the Power Purchaser, the EPC Contractor, the O&M Contractor and each Warranty Provider for the past two years (where available) prepared in accordance with GAAP (where applicable);

(ii)     the most recent quarterly financial statements from the Power Purchaser and each Warranty Provider prepared in accordance with GAAP (where applicable);

(iii)     the annual audited financial statements of Arowana International Limited for its fiscal year ended June 30, 2015 and the interim unaudited financial statements of Arowana International Limited for its fiscal half-year ended December 31, 2015, in each case prepared in accordance with International Financial Reporting Standards;

(iv)     the respective most recent unaudited financial statements of Sponsor, Holdings, Borrower and Class B Member; and

(v)     with respect to the financial statements provided under clause (iv) of this Section 3.1(l), a certificate from a Responsible Officer of the applicable Person, stating that no material adverse change in the assets, liabilities, operations or financial condition of such Person has occurred from those set forth in the respective most recent unaudited financial statements provided to Administrative Agent pursuant to clause (iv) of this Section 3.1(l), and that such unaudited financial statements fairly present in all material respects the financial condition of such Person, in accordance with GAAP, as at the respective date of such financial statements (subject to normal year-end adjustments and the absence of footnotes);

provided that for any Person for which financial statements are to be provided pursuant to this Section 3.1(l) and which is a public company, and is required or permitted to file reports under the Exchange Act, the availability of its report on Form 10-K or Form 20-F or the availability on such Person’s website of the financial statements referred to above shall satisfy the requirements herein.

(m)     Real Estate Matters.

(i)     Survey. Administrative Agent shall have received the Survey, reasonably current and certified to Administrative Agent and Collateral Agent by a licensed surveyor satisfactory to Administrative Agent in its discretion, with a layout of the photovoltaic arrays and other improvements to be constructed on the Site, in a form and substance reasonably acceptable to Administrative Agent.

(ii)     Title Policy. Borrower shall have delivered to Administrative Agent a lender’s ALTA 2006 Form extended coverage loan policy of title insurance with respect to the Deed of Trust in favor of Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to Administrative Agent, together with such endorsements and affirmative assurances as are reasonably required by Administrative Agent, issued by the Title Insurer, insuring (or irrevocably and unconditionally committing to insure) that:

(A)     Borrower has a leasehold interest in the Site, and has any and all easements that are reasonably necessary for the operation of the Project on the Site, free and clear of liens, encumbrances or other exceptions to title except those encumbrances and exceptions set forth on Schedule B-I of the Title Policy and approved by Administrative Agent (such encumbrances and exceptions, “Permitted Encumbrances”); and

(B)     The Deed of Trust is (or will be when recorded) a valid first lien on the interest of Borrower in the Site, free and clear of all liens, encumbrances and exceptions to title whatsoever, other than Permitted Encumbrances referred to in this Section 3.1. The Title Policy issued under this Section 3.1 shall effect full coverage against insurable losses from existing mechanics’ or materialmen’s liens and subsequent mechanics’ and materialmen’s liens which may gain priority over the Deed of Trust either without exception for mechanics’ and materialmen’s liens or with a commitment to issue future endorsements as described above, which coverage and endorsements shall be subject to Administrative Agent’s approval;

(such policy, together with all amendments thereto, endorsements thereof and substitutions or replacements therefor, being herein referred to as the “Title Policy”). As of the Closing Date, the Title Policy shall be in an amount at least equal to Sixty-One Million Two Hundred Thousand Dollars ($61,200,000).

(iii)     Leases. Borrower shall have acquired a leasehold interest in the Site, and shall have delivered all documents necessary to establish that Borrower (A) holds a legal, valid and subsisting interest in all easements and rights of way appurtenant to the Site that are reasonably necessary to the operation of the Project on the Site, free and clear of all Liens other than any Permitted Liens, and (B) has obtained all necessary real estate licenses, easements, rights of way, access rights, utility and other services then required for the development of the Project, including any instruments or memoranda of the applicable Real Property Documents, including all amendments thereto, evidencing such interests in the Site to be duly recorded with all required Governmental Authorities in accordance with applicable law.

(iv)     Deed of Trust Recording. The Deed of Trust shall have been duly recorded within the applicable land records of Robeson County, State of North Carolina (or the Deed of Trust shall have been delivered to the Title Insurer for recordation on terms and conditions satisfactory to Administrative Agent), and the security interests in the portion of the Collateral under the Deed of Trust that consists of personal property and fixtures shall have been promptly perfected (or arrangements for such perfection satisfactory to Administrative Agent shall have been made).

(n)     UCC Reports. Administrative Agent shall have received a Form UCC11 report (or similar report) of a recent date before the Closing Date for each of the jurisdictions in which the UCC Financing Statements and the Deed of Trust are to be filed in respect of the Collateral, showing that, upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under the Collateral Documents will be prior to all other financing statements or other security documents of record in respect of the Collateral (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by the Collateral Documents).

(o)     No Event of Default or Default. No Default or Event of Default has occurred and is continuing as of the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

(p)     Flood Hazard Deliverables. Administrative Agent shall have received copies of any required “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination (FEMA Form 81-93) for each parcel which constitutes a portion of the Site and on which an improvement is located. If any improvement to the Site is located in a special flood hazard area, a notification to Borrower (a “Flood Notice”) shall be delivered and (if applicable) such Flood Notice shall include notification to Borrower that flood insurance coverage under the National Flood Insurance Program is not available because the community does not participate in the National Flood Insurance Program. Administrative Agent shall have received documentation evidencing Borrower’s receipt of a Flood Notice (e.g., countersigned Flood Notice, return receipt of certified U.S. mail, or overnight delivery). If a Flood Notice is required to be given and flood insurance is available in the community in which the Site is located, Administrative Agent shall receive a copy of one of the following: the flood insurance policy, Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Administrative Agent (including, without limitation, the addition of Administrative Agent or Collateral Agent as mortgagee and lender’s loss payee thereunder).

(q)     No Material Adverse Effect. In the judgment of Administrative Agent, acting in good faith, there shall not have occurred any material adverse change in the Project Budget and Schedule, in the economics or feasibility of constructing or operating the Project, or in the financial condition, business, prospects or operations of Holdings, Borrower, Class B Member, the Power Purchaser, the O&M Contractor, any Warranty Provider, the Interconnector or the EPC Contractor, in each case, which could reasonably be expected to have a Material Adverse Effect.

(r)     Establishment of Accounts. The Accounts required under Article 7 shall have been established to the satisfaction of Administrative Agent. The NES Escrow Account shall have been established to the satisfaction of the Administrative Agent.

(s)     Representations and Warranties. Each representation and warranty of Borrower set forth in Article 4 and of each applicable Borrower Entity under the Financing Documents to which such Person is a party shall be true and correct in all material respects as of the Closing Date (or if such representation and warranty relates solely to an earlier date, as of such earlier date), and each of the representations and warranties made by Class B Member or a Borrower Entity in the Project Documents and the Tax Equity Documents shall have been true and correct in all material respects as of the date made (or, if any such representation and warranty relates to an earlier date, as of such earlier date).

(t)     Ownership Diagram. Borrower shall have delivered to Administrative Agent an ownership diagram of Borrower that shows each level of ownership of Borrower and Holdings up to Sponsor.

(u)     Patriot Act Compliance. Borrower shall have delivered to Administrative Agent all documentation and information requested by Administrative Agent that are necessary (including the name, address, tax payer identification number, IRS Form W-9, copies of organizational documents, copies of government issued identification and names of officers and controlling members of each Borrower Entity) for Administrative Agent and the Lenders to identify each such Person in accordance with any applicable Anti-Terrorism Laws and the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(v)     Filing and Recordation of Security Interests. All Liens contemplated by the Collateral Documents to be created and perfected in favor of Collateral Agent pursuant to such Collateral Documents shall have been perfected, recorded (or deemed recorded) and filed in the appropriate jurisdictions (other than the Deed of Trust), shall be in full force and effect and shall constitute valid and enforceable first-priority Liens (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by such Collateral Documents) on the Collateral under such Collateral Documents. Administrative Agent shall have received the UCC Financing Statements listed in Exhibit C-1, in proper form for filing.

(w)     Possession of Membership Interests and Instruments of Transfer. Holdings shall have delivered to Collateral Agent original physical membership certificates or other instruments evidencing one hundred percent (100%) of the limited liability company interests in Borrower and accompanied by duly executed instruments of transfer or assignment in blank and an irrevocable proxy with respect to such limited liability company interests, each in form and substance acceptable to Administrative Agent, Collateral Agent and the Lenders.

(x)     [Reserved.]

(y)     [Reserved.]

(z)     [Reserved.]

(aa)     Base Case Projections. Borrower shall have furnished Administrative Agent the Base Case Projections, in form and substance satisfactory to Administrative Agent and the Lenders (in consultation with and as approved by the Independent Engineer).

(bb)     Project Budget and Schedule. Borrower shall have furnished Administrative Agent the budget for all Project Costs and a detailed project schedule (the “Project Budget and Schedule”), as well as estimates of revenues and cash flows, if any, expected to be generated from the Project for the period commencing on the date of the Project Budget and Schedule through the Commercial Operation Date, together with a statement of uses and anticipated sources of funds necessary to complete the Project, broken down as to separate construction phases and components, but excluding any developer fee or similar premium, and such project schedule shall demonstrate that the Project will commence commercial operations under the Power Purchase Agreement and produce electrical energy for commercial sale in accordance with Prudent Utility Practices, the Power Purchase Agreement and applicable laws no later than July 29, 2017, and the Project Budget and Schedule shall be satisfactory to Administrative Agent and the Secured Parties (in consultation with and as approved by the Independent Engineer). The Project Budget and Schedule is attached hereto as Exhibit F-2.

(cc)     Project Costs. Administrative Agent shall have received (i) evidence reasonably satisfactory to Administrative Agent (including copies of invoices and other documentation) that the amount of the Borrower Equity contributed on or prior to the Closing Date to pay Project Costs is at least equal to the Equity Contribution Requirement and (ii) certification by the Independent Engineer of Project Costs paid by Borrower, in form and substance reasonably acceptable to Administrative Agent and the Lenders.

(dd)     Consents and Estoppels. Administrative Agent shall have received Consents and Estoppels from the EPC Contractor and the O&M Contractor, dated as of the date of the initial Construction Loan, and from each Site Owner, dated no earlier than ninety (90) days prior to the Closing Date, each duly executed and delivered by each Person intended to be a party thereto, in the applicable form attached hereto as Exhibit D-2, or as otherwise reasonably acceptable to Administrative Agent.

(ee)     No Action, Suit or Proceeding.

(i)     No action, suit, proceeding or investigation shall have been instituted or threatened in writing, and no order, judgment or decree shall have been issued or proposed to be issued, by any Governmental Authority that, solely as a result of the development, construction, ownership, leasing, maintenance or operation of the Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, would cause (A) Administrative Agent, the Lenders, any other Secured Party or any Affiliate (as that term is defined in Section 1262(1) of PUHCA, 42 U.S.C. § 16451(1)) of any of them to become (1) subject to regulation as a “public utility” under the FPA, (2) subject to, or not exempt from, regulation as a “holding company” under PUHCA, or (3) subject to rate regulation or financial or organizational regulation by the NCUC, each except as set forth in Section 4.27(b) of this Agreement, or (B) any Borrower Entity to become (1) subject to regulation as a “public utility” under the FPA, (2) subject to, or not exempt from, regulation as a “holding company” under PUHCA, or (3) subject to rate regulation or financial or organizational regulation by the NCUC under applicable North Carolina law, each except as set forth in Section 4.10 and Section 4.27(a) of this Agreement.

(ii)     No action, suit or administrative proceeding or investigation shall have been instituted or threatened in writing against any Borrower Entity that could reasonably be expected to have a Material Adverse Effect.

(iii)     There shall have been no Environmental Claim or violation of any Environmental Law (or any notice thereof), which Environmental Claim or violation could reasonably be expected to result in a material liability to any Borrower Entity.

(iv)     No action, suit or administrative proceeding or investigation shall have been instituted or threatened in writing by any Governmental Authority to the effect that any condemnation or other eminent domain proceeding is pending or threatened with respect to any material portion of the Site on which the Project is constructed.

3.2     Conditions Precedent to Each Credit Event. The obligation of the Lenders to effect or permit each Credit Event is subject to the prior satisfaction (or waiver in writing by Administrative Agent and the Lenders) of each of the following conditions:

(a)     Each representation and warranty of each Borrower Entity set forth in Article 4 or any other Financing Document shall be true and correct in all material respects as if made on such date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(b)     No Default or Event of Default has occurred and is continuing or will result from such Credit Event, and no Default or Event of Default would result from the application of proceeds of such Borrowing.

(c)     Each Financing Document, each Project Document and each Applicable Permit that is then required to be in effect remains in full force and effect.

(d)     No event or circumstance having a Material Adverse Effect has occurred (except as is no longer continuing or has been waived by the Required Lenders).

(e)     With respect to a Borrowing of Construction Loans, Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(a)(ii) for Construction Loans.

(f)     With respect to a Borrowing of ITC Bridge Loans, Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(b)(ii) for ITC Bridge Loans.

(g)     Prior to each Construction Loan Borrowing and each ITC Bridge Loan Borrowing, not less than (i) five Business Days prior to the proposed Borrowing Date, Borrower shall provide the Independent Engineer all information and certificates necessary from Borrower and the EPC Contractor applicable to such Borrowing, (ii) five Business Days prior to the proposed Borrowing Date, Borrower shall provide Administrative Agent with a Drawdown Certificate, specifying the date such Borrowing is to be made and signed by Borrower, with all applicable attachments, and (iii) three Business Days prior to the proposed Borrowing Date, the Independent Engineer shall have reviewed and verified Borrower’s certificates and supporting invoices or other evidence of payment and other information referred to in the Drawdown Certificate and provided Administrative Agent with a certificate of the Independent Engineer with respect to the Project in substantially the form of Exhibit B-4.

(h)     For each Construction Loan Borrowing and each ITC Bridge Loan Borrowing, Borrower shall provide a date-down endorsement to the Title Policy delivered pursuant to Section 3.1, re-dating such Title Policy and all endorsements attached thereto to the date of the draw for such Borrowing, showing no new matters of record or additional exceptions (including survey exceptions) other than the Permitted Encumbrances related to such Title Policy, increasing the amount of the coverage of the Title Policy up to and including the amount of such Borrowing (but only to the extent necessary) and showing the total amount of the coverage as of the date thereof, and continuing to insure the first priority lien of the Deed of Trust subject only to such Permitted Encumbrances, in form and substance reasonably satisfactory to Administrative Agent, together with evidence of payment of all title insurance premiums and expenses, all filing, recording and similar fees and any other items required by the Title Insurer to issue such endorsement.

(i)     After taking into consideration the Borrowing being requested, Available Construction Funds plus the Available ITC Bridge Loan Commitment shall not be less than the aggregate unpaid amount of Project Costs required to cause Final Completion in accordance with all Legal Requirements and the EPC Agreement on or prior to the Scheduled Final Completion Date as set forth in the Project Budget and Schedule.

(j)     Borrower shall have delivered to Administrative Agent duly executed acknowledgments of payments and a conditional waiver and release upon progress payment to release all mechanics’ and materialmen’s liens, in form reasonably satisfactory to Administrative Agent, from all contractors, subcontractors, vendors and materialmen with a contract value in excess of One Hundred Thousand Dollars ($100,000), for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project, and a conditional waiver and release upon progress payment for such work, services and materials to be paid for with the proceeds of the requested Borrowing, in a form reasonably satisfactory to Administrative Agent. With respect to the final payment, such Lien releases shall be unconditional waivers and releases upon final payment.

(k)     All Applicable Permits required to develop, construct, own and operate the Project and required to have been obtained on or before the date of such Borrowing from any Governmental Authority in light of the status of the acquisition, development, construction and operation of the Project as of the date of such Borrowing have been issued and are in full force and effect and not subject to appeal or further proceedings or to any unsatisfied conditions, restrictions, limitations or other provisions that may allow material modification or revocation. With respect to any of the Applicable Permits not yet required as of the date of such Borrowing and listed in Part II of Exhibit F-1, Administrative Agent shall have reasonably concluded that there is no reason to believe that any such Applicable Permits will not be obtained without substantial difficulty, expense or delay and in a manner to allow construction to proceed in accordance with the Project Budget and Schedule, all of which shall be reasonably satisfactory in all respects to Administrative Agent.

(l)     All of the Operative Documents to be executed and delivered on or prior to the date of such Borrowing shall be in full force and effect without change or amendment since the Closing Date, except as consented to in writing by Administrative Agent (and, if a Material Project Document or a Financing Document, as consented to in writing by the Required Lenders) or as otherwise permitted pursuant to the terms hereof.

(m)     Upon the reasonable request of Administrative Agent, with respect to additional Applicable Permits and Additional Project Documents entered into or obtained, transferred or required (whether because of the status of the construction of the Project or operation of the Project or otherwise) since the date of the most recent Borrowing, all items then required pursuant to Section 5.6 shall be delivered to the extent not previously delivered.

(n)     (i) All work that has been done on the Project has been done in a good and workmanlike manner and in accordance with the EPC Agreement and Prudent Utility Practices and (ii) there has not been filed against, or served upon, any Borrower Entity notice of or application for any Lien (other than Permitted Liens), claim of Lien (other than Permitted Liens) or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named in such notice, application, claim or attachment, as applicable (A) which has not been released, (B) which will not be released with the payment of the applicable obligation out of the applicable Borrowing, (C) which has not been bonded in an amount and in a manner satisfactory to Administrative Agent in its discretion that assures Administrative Agent that any amounts determined to be due will be promptly paid in full when any such claim is resolved, or (D) for which an amount satisfactory to Administrative Agent has not been reserved in a manner satisfactory to Administrative Agent in its discretion that assures Administrative Agent that any amounts determined to be due will be promptly paid in full when any such claim is resolved.

(o)     If at the time of making any Construction Loan Borrowing or any ITC Bridge Loan Borrowing, the Project shall have been materially damaged by flood, fire or other casualty, either (i) Borrower shall be in compliance with all provisions of the Financing Documents relating to restoration, repair or application of insurance proceeds thereof or (ii) Administrative Agent shall have received insurance proceeds or money or other assurances sufficient in the reasonable judgment of Administrative Agent and the Independent Consultants to assure restoration and Substantial Completion of the Project prior to the Maturity Date and the Final Completion of the Project on or prior to the Scheduled Final Completion Date.

(p)     No party to the Tax Equity ECCA or the Holdings Operating Agreement is in material default of any obligation thereunder.

(q)     No party to the NES ECCA is in material default of any obligation thereunder.

(r)     No action, suit, administrative proceeding or investigation shall have been instituted or threatened in writing against any Borrower Entity or the Project that could reasonably be expected to have a Material Adverse Effect. There shall have been no Environmental Claim or violation of any Environmental Law (or any notice thereof), which Environmental Claim or violation could reasonably be expected to result in a material liability to any Borrower Entity.

(s)     All amounts then required to be paid by Borrower to, or deposited by Borrower with, Administrative Agent or any Lender under the Financing Documents, and all taxes and reasonable fees and other costs then due and payable by Borrower in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent in this Section 3.2 in respect of the requested Borrowing, shall have been paid in full.

(t)     No Federal Tax Benefits Change of Law Event shall have occurred.

(u)     With respect to the initial ITC Bridge Loan, the Available Construction Loan Commitment shall have been reduced to zero.

(v)     With respect to any Credit Event occurring after the Closing Date, Borrower shall have filed an application with FERC requesting an order granting Borrower MBR Authority, and provided a copy of such application to Administrative Agent.

(w)     With respect to any Credit Event occurring after the Closing Date, Borrower shall have filed with FERC a notice of self-certification of its status as an EWG, and provided a copy of such filing to Administrative Agent.

(x)     With respect to any Credit Event occurring after the Closing Date, Borrower shall have provided evidence to Administrative Agent that Borrower provided notice to the Interconnector contemplated by Section 7.1.2 of the Interconnection Agreement.

(y)     With respect to any Credit Event occurring after the Closing Date, Borrower shall have provided evidence to Administrative Agent that Borrower has made all payments due and owing to the Power Purchaser pursuant to Section 20.5 of the PPA as of the date of such Credit Event.

(z)     With respect to the initial Credit Event occurring after the Closing Date, Borrower shall have delivered to Administrative Agent an updated, final version of the Independent Engineer’s Report referenced in Section 3.1(h)(ii) above, addressed to Administrative Agent or delivered to Administrative Agent together with a letter granting reliance to Administrative Agent and each Lender, each in form and substance reasonably satisfactory to Administrative Agent and Lenders.

(aa)     With respect to the initial Credit Event occurring after the issuance of the Applicable Permits and Applicable Approvals referenced in subpart B of Part II of Exhibit F-1, an opinion letter, in form and substance reasonably satisfactory to Administrative Agent and the Lenders, of Parker Poe Adams & Bernstein LLP, as North Carolina environmental and energy regulatory counsel for Borrower.

3.3     No Approval of Work. The making of any Borrowing hereunder shall not be deemed an approval or acceptance by Administrative Agent or the Lenders of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent, the Lenders and each other Secured Party as of the Closing Date and as of the date of each Borrowing (except that any representation or warranty in this Article 4 which relates expressly to an earlier date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such earlier date). All of the representations and warranties in this Article 4 shall survive the Closing Date and the making of the Borrowings.

4.1     Organization. Each of each Borrower Entity and Class B Member (a) is duly formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, as applicable, with all requisite organizational or other power and authority under the laws of such jurisdiction to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby, (b) is duly qualified or authorized to do business and, if applicable, in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification or authorization necessary, and (c) has the power (i) to carry on its business as now being conducted and as proposed to be conducted by it, (ii) to grant the Liens provided for in, and to be granted by it under, the Financing Documents to which it is a party, and (iii) to take all action as may be necessary to consummate the transactions contemplated under the Transaction Documents to which it is a party and to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Transaction Documents to which it is a party. The only member of Borrower is Holdings, which owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Borrower. The only member of Class B Member is Class B Parent, which owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Class B Member. The only members of Holdings are Class A Member and Class B Member, which together own one hundred percent (100%) of the issued and outstanding limited liability company interests of Holdings.

4.2     Authorization; No Conflict; Enforceability.

(a)     Each of each Borrower Entity and Class B Member has duly authorized, executed and delivered each Transaction Document to which such Person is a party (or such Transaction Documents have been duly and validly assigned to such Person and such Person has duly and validly assumed the obligations assigned to such Person thereunder), and none of the execution and delivery by any Borrower Entity or Class B Member of, the consummation by any Borrower Entity or Class B Member of the transactions contemplated by, or the compliance by any Borrower Entity or Class B Member with the terms of any Transaction Document to which such Person is a party: (i) conflicts with, or constitutes a default under, or results in the violation of, the provisions of the Organizational Documents of such Person or any Legal Requirement applicable to or binding on such Person or any of its properties or on the Project, except any such conflict, default or violation that could not reasonably be expected to result in a Material Adverse Effect; (ii) constitutes a default under, or results in the violation of, the provisions of any Project Document to which such Person is a party or of any indenture, mortgage, deed of trust, agreement or other instrument to which such Person is a party or by which it or any of its properties or assets is or may be bound or affected, except any such default or violation that could not reasonably be expected to result in a Material Adverse Effect; or (iii) results in, or requires the creation or imposition of (or the obligation to create or impose), any Lien (other than Permitted Liens) upon any of such Person’s property or assets, or results in the acceleration of any of its obligations, other than, in each case, in accordance with any of the Financing Documents. The execution, delivery and performance by each Borrower Entity and Class B Member of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other obligations of such Borrower Entity or Class B Member which has not been obtained .

(b)     Each Transaction Document to which any Borrower Entity or Class B Member is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. None of the Operative Documents to which any Borrower Entity or Class B Member is a party has been amended or modified since the Closing Date, except in accordance with this Agreement.

4.3     Governmental Authorizations. No approval, consent, exemption or authorization by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by any Borrower Entity or Class B Member of any Transaction Document to which such Person is a party, except (i) for approvals, consents, exemptions, authorizations, notices or filings that have been obtained or made or are not required to be obtained or made until a later date and (ii) for those the absence of which could not reasonably be expected to have a Material Adverse Effect, (b) the grant by any Borrower Entity of the Liens granted by it pursuant to the Collateral Documents or (c) upon the recordation of the Deed of Trust and the filings of the UCC Financing Statements listed in Exhibit C-1, and subject to the timely filing of related continuation statements at a later date, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by the Collateral Documents).

4.4     Compliance with Law. (a) Each Borrower Entity is in compliance with, and not in default under, its Organizational Documents, and (b) except as otherwise set forth in Exhibit F-3, Borrower is in compliance with all Legal Requirements applicable to it, the Project and to the Site, except for any such noncompliance or default that could not reasonably be expected to result in a Material Adverse Effect. Without prejudice to the generality of the foregoing, and except as otherwise set forth in Exhibit F-3, with regard to any conditional use permit obtained in connection with the Project, except as otherwise set forth in Part II of Exhibit F-1, Borrower has complied with all conditions of approval and mitigation measures included therein required to have been complied with in light of the status of the development, construction and ownership of the Project, and has received all Permits and Approvals required to have been obtained in light of the status of the development, construction and ownership of the Project, in connection therewith, in each case to the satisfaction of the applicable jurisdiction. No notices of violation or potential violation of any Legal Requirement relating to the Project or to the Site have been issued or received by Borrower, except such notices of violation or potential violation of which copies have been delivered to Administrative Agent, and except such notices of violation or potential violation that could not reasonably be expected to result in a Material Adverse Effect.

4.5     Employee Matters; ERISA.

(a)     Borrower does not have, and has never had, any employees.

(b)     Either (i) there are no ERISA Plans for Borrower or any member of the Controlled Group or (ii) Borrower and each member of the Controlled Group with an ERISA Plan have fulfilled their obligations under the minimum funding standards of ERISA and the Code for each ERISA Plan and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA. So long as the source of funds for the Loans are not considered “plan assets” under ERISA, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will involve a material “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or under Section 4975(d) of the Code.

4.6     Taxes.

(a)     Borrower has filed, or has caused to be filed, all federal, state and local income, franchise, doing business and similar Tax returns, all federal, state and material local workers’ compensation premium and unemployment compensation contribution Tax returns and all other material federal, state and local Tax returns that Borrower is required to file, has paid, or caused to be paid, all Taxes shown to be due and payable on such Tax returns and has paid or has caused to be paid all other Taxes, workers’ compensation premiums and unemployment compensation contributions Borrower is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings for which appropriate adequate, segregated cash reserves have been established).

(b)     Except for any express obligation of Borrower as a tenant or lessee under any Lease to pay Taxes otherwise payable by the landlord or lessor under such Lease or any other agreement that does not have as its principal purpose the allocation of liability for Taxes, Borrower is not a party to any tax sharing arrangement with any Person or any other agreement pursuant to which Borrower is liable for the Taxes of another Person (including with any Affiliate of Borrower).

(c)     All Taxes that are required to be withheld or collected by Borrower have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority or properly deposited as required by applicable laws (other than those Taxes that Borrower is contesting in good faith and by appropriate proceedings for which adequate, segregated cash reserves have been established).

(d)     Borrower is, and has been since its formation, a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3 for U.S. federal income tax purposes. No affirmative elections have been filed with the IRS or any state or local taxing authority to treat Borrower as an association taxable as a corporation for U.S. federal, state or local income tax purposes.

(e)     Borrower has, since its formation, not been owned by any entity that is not a United States Person.

4.7     Business, Debt, Contracts, Etc. Borrower has not conducted any business other than the business contemplated by the Operative Documents, Borrower has no outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents, and Borrower is not a party to or bound by any material contract obligating Borrower to pay over Fifty Thousand Dollars ($50,000), individually or in the aggregate, other than the Operative Documents to which Borrower is a party. Borrower holds no equity interests in any company and has no subsidiaries.

4.8     Filings. No filing, recording, refiling or rerecording, other than the recordation of the Deed of Trust and the filings of the UCC Financing Statements listed in Exhibit C-1, and the timely filing of related continuation statements at a later date, is necessary to perfect and maintain the perfection and priority of the security interests created by the Collateral Documents in the Collateral that can be perfected by filing.

4.9     Investment Company. Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

4.10     Governmental Regulation.

(a)     Except as otherwise set forth in Section 4.27(a), Borrower will not, solely as a result of the development, construction or ownership of the Project or the entering into of any Operative Document or any transaction contemplated hereby or thereby, become subject to, or not exempt from, rate regulation or financial or organizational regulation by the NCUC under applicable North Carolina law. Borrower is not precluded by any applicable North Carolina law governing rate regulation or financial or organizational regulation by the NCUC from (i) incurring or repaying the principal of and interest on any Obligations or (ii) executing or delivering or, except as set forth in Section 4.16, performing its obligations under, the Operative Documents to which it is a party.

(b)     There is no complaint or administrative proceeding pending with respect to Borrower under any applicable North Carolina law governing rate regulation or financial or organizational regulation by the NCUC or with respect to the FERC regulations implementing the FPA, PURPA and PUHCA that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and Borrower is not aware of any facts or circumstances which could reasonably be expected to give rise to such a complaint or administrative proceeding in the future.

(c)     As of the Closing Date and each Borrowing Date and other than as set forth in Sections 4.16, 4.27(a) and 5.12, no other approval is required from any state or federal Governmental Authority with jurisdiction over energy sales or the transmission of electric energy, except as may be required under Section 203 of the FPA upon exercise by a Secured Party of certain remedies allowed under the Financing Documents.

4.11     Regulation U, Etc. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulation T, U or X of the Federal Reserve Board), and no part of the proceeds of the Borrowings will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulation T, U or X of the Federal Reserve Board.

4.12     Financial Statements. The financial statements of Borrower most recently delivered to Administrative Agent pursuant to Section 3.1 or Section 5.4, as applicable, are true, correct and complete and fairly present the financial condition of the Person (or, if such statements are prepared on a consolidated basis, Persons) to which they relate as of the date thereof, and have been prepared in accordance with GAAP, subject to normal year-end adjustments and lack of footnotes. Borrower has no material liabilities, direct or contingent, except as has been disclosed or otherwise accounted for in such financial statements or pursuant to the Financing Documents or the Project Documents or otherwise disclosed in writing to Administrative Agent.

4.13     Partnerships and Joint Ventures. Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture or a member in any limited liability company.

4.14     Existing Defaults. Borrower is not in default under any material term of any Project Document and, to Borrower’s knowledge, no other party to any Project Document is in default under any material term thereunder.

4.15     No Default. No Default or Event of Default has occurred which has not been disclosed to Administrative Agent by Borrower in writing. No Default or Event of Default has occurred and is continuing. The consummation of the transactions contemplated by this Agreement and the other Operative Documents would not cause a default under any Project Document or give any party to any Project Document the right to terminate or alter the terms of such Project Document or a right to claim damages thereunder.

4.16     Permits; Applicable Approvals.

(a)     No material Permits are necessary for the Project under any Governmental Rule as the Project is currently designed that are or will become Applicable Permits other than the Permits described in Exhibit F-1. As of the date of each Credit Event, each Applicable Permit is either (i) necessary to have been obtained as of such date, validly issued, final and in full force and effect and, if an appeal period is specified by a Governmental Rule, the appeal period has expired and no judicial, administrative or other proceedings are pending or, to Borrower’s knowledge, threatened that may allow material modification, suspension or revocation, in the case of those Permits listed in Part I of Exhibit F-1 (in each case other than as set forth in Exhibit F-3), or (ii) of a type that, in light of the status of the acquisition, development, construction and ownership of the Project as of the date of such Credit Event, is not required to be obtained on or before the date of such Credit Event and is of a type that is ministerial in nature and routinely granted on application, as contemplated by the Operative Documents in the case of those Applicable Permits listed in Part II of Exhibit F-1. Borrower has no reason to believe that any Applicable Permit so indicated on Part II of Exhibit F-1 will not be obtained without substantial difficulty, expense or delay before it becomes necessary. No Borrower Entity is in material violation of any Applicable Permit and, except as otherwise set forth in Part II of Exhibit F-1, there are no material unsatisfied conditions with respect to any Applicable Permit and no Applicable Permit is subject to any material restriction, condition, limitation or suspension. Borrower has notified Administrative Agent of each material permit not listed on Exhibit F-1 that, since the Closing Date, due to a change in applicable law or otherwise, has become an Applicable Permit. No Applicable Permit contains any terms or conditions that provide for material curtailment or other material operational restrictions with respect to the Project.

(b)     Except as set forth in Exhibit F-3, to Borrower’s knowledge, as of the date of each Credit Event, Borrower and each other Major Project Participant possesses all licenses, Applicable Permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to perform its duties as of such date under the Operative Documents to which it is a party, and such party is not in violation of any valid rights of others with respect to any of the foregoing, in each case which could reasonably be expected to have a Material Adverse Effect.

(c)     All Applicable Approvals are listed on Exhibit F-1. Except as otherwise set forth in Exhibit F-3, each Applicable Approval listed in Part I of Exhibit F-1 is validly issued, final and in full force and effect and is not subject to any current legal proceedings or any material unsatisfied conditions, and all applicable waiting or appeal periods with respect to such Applicable Approvals have expired without any material adverse action being taken by the applicable Governmental Authority. Each Applicable Approval listed in Part II of Exhibit F-1 is not required to be obtained as of the Closing Date and is not required to be obtained until the applicable dates indicated in Part II of Exhibit F-1, and Borrower is not aware of any facts or circumstances to indicate that such Applicable Approval will not be obtained on or prior to the required dates without undue expense.

(d)     Since the Closing Date, no Applicable Approval has been amended, modified or supplemented in a manner that could reasonably be expected to have a Material Adverse Effect.

4.17     Offices, Location of Collateral.

(a)     As of the Closing Date, the chief executive office or principal place of business (as such term is used in Article 9 of the Uniform Commercial Code) of Borrower is located at c/o VivoPower USA LLC, 140 Broadway, 28th Floor, New York, NY 10005. Borrower’s organizational identification number is 1350693.

(b)     All of the Collateral in Borrower’s possession (other than the Collateral under the Deed of Trust, the Accounts, any other deposit accounts listed or otherwise described on Schedule 2, general intangibles and certificated securities and other intangible property included in the Collateral) is located at the address set forth in Section 4.17(a). All of the Collateral under the Deed of Trust is located either at the address set forth in Section 4.17(a) or at the Site.

4.18     Material Adverse Change. Since the Closing Date, there has occurred no material adverse change in the Project Budget and Schedule or in the economics or feasibility of constructing the Project or operating the Project, except as has been approved by Administrative Agent with the consent of the Required Lenders, and there has occurred no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.19     Environmental.

(a)     Except as set forth in Exhibit F-4: (i) Borrower is not in violation of (and has not received any notice in writing that it is or was in violation of) any Environmental Law or any Applicable Permit issued pursuant to any Environmental Law that could reasonably be expected to result in a material liability to Borrower or could otherwise reasonably be expected to result in a Material Adverse Effect; (ii) Borrower and, to the knowledge of Borrower, no third party has used, Released, generated, manufactured, produced, treated, handled or stored in, on or under the Site or other Real Property that is the subject of the Real Property Documents, or transported thereto or therefrom, any Hazardous Substances in a manner that could reasonably be expected to subject Administrative Agent, the Lenders or Borrower to material liability under any Environmental Law; (iii) to the knowledge of Borrower, there are no underground tanks, whether operative or temporarily or permanently closed, located on the Site or the Real Property that is the subject of the Real Property Documents; (iv) there are no Hazardous Substances used, stored or present at or on the Site or the Real Property that is the subject of the Real Property Documents, in material violation of, or that could result in material liability under, Environmental Law or any Applicable Permit issued pursuant to any Environmental Law in amounts or concentrations requiring investigation or cleanup under Environmental Law; and (v) to Borrower’s knowledge, there is no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any material violation of Environmental Law, or any material violation of any Applicable Permit issued pursuant to any Environmental Law, by Borrower, or any material liability under any Environmental Law to, or any material Environmental Claim against, Administrative Agent, the Lenders or Borrower.

(b)     Except as set forth on Exhibit F-4, there is no pending or, to the knowledge of Borrower, threatened written Environmental Claim and, to the knowledge of Borrower, there is no proceeding, investigation or inquiry by any Governmental Authority (including the U.S. Environmental Protection Agency) or any non-governmental third party, in each case with respect to the presence or Release of Hazardous Substances in, on, from or to the Site or other Real Property that is the subject of the Real Property Documents or with respect to the violation of, or liability under, any Environmental Law or any Applicable Permit issued pursuant to any Environmental Law relating in any way to the Project that could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in a Default or Event of Default.

(c)     Except as set forth on Exhibit F-4, Borrower has no knowledge of any past or existing violations of any Environmental Laws, or of any Applicable Permits issued pursuant to any Environmental Law, by any Person relating in any way to the Site or the Real Property that is the subject of the Real Property Documents that could reasonably be expected to have a Material Adverse Effect.

(d)     Except as set forth on Exhibit F-4, there are no land use restrictions, institutional controls, engineering controls or other restrictions on the Project imposed pursuant to any Environmental Laws or any Applicable Permits issued pursuant to any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

4.20     Litigation. Except as set forth on Exhibit F-3, there are no pending or, to Borrower’s knowledge, threatened written actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which Borrower or the Project is a party or is subject, or by which Borrower or any of its properties or revenues or the Project are bound that in each case could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.21     Title and Liens. Borrower has good and, with respect to Real Property, marketable and insurable title to, or leasehold interests in, the assets owned or leased by it that comprise the Project and all of the Collateral of Borrower then existing and relating to the Project. Except as delivered to Administrative Agent in accordance with the terms hereof, Borrower has received no written notice that any material portion of the Real Property is subject to (i)  any condemnation proceeding or (ii) any unregistered rights of third parties other than Permitted Liens. The Real Property is sufficient for the intended installation of the Project. Except for the Accounts, any other deposit accounts listed or otherwise described on Schedule 2, investments permitted under the Depositary Agreement and this Agreement, accounts receivable, rights under policies of insurance, and rights in and under the Operative Documents: (a) Holdings does not own assets or Collateral other than the assets or Collateral comprising Borrower and the respective limited liability company interests of Borrower, assets comprising of rights under the Tax Equity Documents and the Equity Capital Contribution Account; and (b) Borrower does not own assets other than the assets comprising the Project. Upon proper recordation of the Deed of Trust, the lien of the Deed of Trust will constitute a valid and subsisting first priority lien of record on the Real Property included in the Mortgaged Property described in the Deed of Trust, subject to no Liens except Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the lien of the Deed of Trust.

4.22     Utility Services. The Project is connected to, or has available to it upon commercially reasonable terms, all public and private utility systems whose service is necessary for the full utilization of the Project for its intended purpose under the relevant Project Documents.

4.23     Roads and Transmission Lines.

(a)     All roads necessary for the full utilization of the Project for its intended purposes under the Project Documents have either been completed or the necessary rights of way therefor have been acquired.

(b)     All necessary easements, rights of way and other rights for the construction, operation, interconnection and utilization of any necessary Project transmission lines have been acquired.

(c)     All of the easements, rights of way and other rights referred to in Sections 4.23(a) and 4.23(b) are held by Borrower, and are good, valid and subsisting with a good and marketable title thereto free and clear of all Liens other than Permitted Liens.

4.24     Project Documents.

(a)     Other than those services, materials, real property interests, Real Property Documents and other rights that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Real Property Documents and other rights granted pursuant to the Project Documents:

(i)     are sufficient to enable (A) the Project to be located and constructed on the Site and (B) the Project to be operated and maintained on the Site, in each case in accordance with all Legal Requirements, the Project Documents and the Project Budget and Schedule; and

(ii)     provide adequate ingress to and egress from the Project for the construction, operation and maintenance of the Project under the Project Documents.

(b)     There are no material services, materials or rights required for the construction, operation or maintenance of the Project in accordance with the EPC Agreement, the Plans and Specifications, the O&M Agreement, the Interconnection Agreement and the Power Purchase Agreement other than those available under the Project Documents or that can reasonably be expected to be commercially available, as and when necessary, on commercially reasonable terms.

(c)     All material agreements relating to the Project to which any Borrower Entity is a party and all Real Property Documents, in each case in effect on the Closing Date, are listed on Exhibit F-5 and Schedule 3. Copies of all Project Documents to which any Borrower Entity is a party and Real Property Documents listed on Exhibit F-5 and Schedule 3 as currently in effect have been delivered to Administrative Agent by or on behalf of Borrower. Except as has been previously disclosed in writing to Administrative Agent, as of the Closing Date, none of the Project Documents or the Real Property Documents to which any Borrower Entity is a party has been amended, modified or terminated and each such Project Document and Real Property Document is in full force and effect.

4.25     Project Document Representations. Each of the representations and warranties made by Borrower in the Project Documents was true and correct in all material respects as of the date made (or, if any such representations and warranties relate to an earlier date, as of such earlier date).

4.26     OFAC and Related Matters.

(a)     Except to the extent any violation would be due solely to the identity or nationality of one or more parties hereto or their Affiliates, any Borrower Entity or their respective Affiliates:

(i)     None of the transactions contemplated hereby will violate (A) the United States Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (as amended, the “Department of Treasury Rule”), (C) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (as amended, the “Terrorism Order”) or (D) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended (the “Patriot Act”).

(ii)     No Borrower Entity and no other subsidiary of Sponsor is a “blocked person” as described in Section 1 of the Terrorism Order or a Person described in the Department of Treasury Rule.

(iii)     None of any Borrower Entity or any other subsidiary of Sponsor knowingly engages in any dealings or transactions, or is otherwise knowingly associated, with a “blocked person” as described in Section 1 of the Terrorism Order or a Person described in the Department of Treasury Rule.

(b)     None of any Borrower Entity or any other subsidiary of Sponsor: (i) appears on the OFAC SDN List; (ii) is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with, any of the Persons referred to or described in the OFAC SDN List; or (iii) has conducted business with, or engaged in any transaction with, any Person named on the OFAC SDN List or, to Borrower’s knowledge, any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with, any of the Persons referred to or described in the OFAC SDN List.

4.27     Energy Regulation.

(a)     FERC Regulation. Prior to the generation, transmission, distribution or production, and the sale or delivery of any electric energy (including test energy), capacity or ancillary services from the Project, Borrower made all necessary filings with the FERC for the Project to be a QF for so long as any the Project meets the criteria of a QF, as set forth in 18 C.F.R. § 292.204. Borrower is exempt from regulation under PUHCA, pursuant to 18 C.F.R. § 366.3(a), except to the extent Borrower is subject to regulation under PUHCA with respect to (A) maintaining its exempt wholesale generator status and (B) any regulation as a “subsidiary company” or an “affiliate” of a “holding company,” as such terms are used within the meaning of 42 U.S.C. § 16451, that is entitled to the exemptions and waivers set forth in 18 C.F.R. § 366.3(a). Each of Holdings and Class B Member is a “holding company” under PUHCA, but is exempt from regulation as such under 18 C.F.R. §§ 366.2 and 366.21, pursuant to 18 C.F.R. § 366.3(a). No Borrower Entity (other than Borrower) will, solely as a result of the development, construction, ownership, leasing or operation of the Project by Borrower, the generation, transmission or sale of electric energy from the Project, or the entering into by such Borrower Entity of any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA.

(b)     Lenders Not Subject to Regulation. None of Administrative Agent or any Secured Parties, nor any Affiliate (as that term is defined in Section 1262(1) of PUHCA, 42 U.S.C. § 16451(1)) of any of them, will, solely as a result of the development, construction, ownership, leasing or operating of the Project, the sale or transmission of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby by such Secured Party, become (i) subject to regulation as a “public utility” under the FPA, (ii) subject to, or not exempt from, regulation as a “holding company” under PUHCA, or (iii) subject to rate regulation or financial or organizational regulation by the NCUC under North Carolina law, except that (A) if any Secured Party otherwise is a “holding company” as defined in PUHCA, the purchase, acquisition or taking by such Secured Party of a security (as defined in Section 3(16) of the FPA, 16 U.S.C. § 796(16)) of Borrower, because Borrower is an “electric utility company” as defined in PUHCA, may be subject to Section 203(a)(2) of the FPA, 16 U.S.C. § 824b(a)(2) (provided that such Secured Party may be eligible for a blanket authorization granted pursuant to 18 C.F.R. § 33.1(c), if such acquisition meets the criteria of a blanket authorization), and (B) upon exercise by a Secured Party of certain remedies allowed under the Financing Documents, such Secured Party and its Affiliates (as that term is defined in Section 1262(1) of PUHCA, 42 U.S.C. § 16451(1)) may become subject to regulation under the FPA or PUHCA, or both the FPA and PUHCA, to the extent such entity becomes an owner (whether directly or indirectly) or operator of, or controls, Borrower or the Project’s FERC-jurisdictional facilities or contracts, if any.

(c)     Labor Disputes and Acts of God. Neither the business nor the properties of Borrower (or, to the knowledge of Borrower, any Major Project Participant) is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or force majeure event (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

4.28     Disclosure. None of this Agreement, any other Financing Document or any report, financial statement, certificate or other written information furnished to Administrative Agent or any Lender by or, to the knowledge of Borrower, on behalf of Borrower in connection with the transactions contemplated by this Agreement, the other Financing Documents and the Project Documents or the design, description, testing or operation of the Project, taking into account documentation furnished by or, to the knowledge of Borrower, on behalf of Borrower to Administrative Agent or to the Independent Engineer on or prior to the date so furnished (such documentation and information to be taken as a whole, including, without limitation, updated or supplemented documentation and information), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading under the circumstances in which they were made at the time such statements were made. There is no fact known to any Borrower Entity which such Borrower Entity has not disclosed, or caused to be disclosed, to Administrative Agent or the Lenders in writing which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.28 respecting any forward looking information or projections, which representations and warranties are governed exclusively by Section 4.29.

4.29     Projections and Project Budget and Schedule. The Project Budget and Schedule and the Base Case Projections (a) to Borrower’s knowledge, are based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein and set forth an accurate representation of the expected financial performance of the Project over the life of the credit facilities provided for in this Agreement, (b) are consistent in all material respects with the provisions of the Operative Documents and (c) indicate that the estimated Project Costs will not exceed funds available to pay Project Costs. There are no material Project Costs (including anticipated sales and use taxes) that are not included in the Project Budget and Schedule.

4.30     Collateral. The security interests in the Collateral granted to Collateral Agent under the Collateral Documents constitute as to personal property included in the Collateral, and, with respect to subsequently acquired personal property included in the Collateral, will constitute, perfected and, subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by the Collateral Documents, first priority security interests after the proper filing of each applicable UCC Financing Statement listed on Exhibit C-1 hereof to the extent a security interest in such personal property may be perfected by the filing of such Financing Statement. Except to the extent control of portions of the Collateral is required for perfection of the security interests in the Collateral granted to Collateral Agent under the Collateral Documents, upon the proper filing of each applicable UCC Financing Statement referred to in the immediately preceding sentence, all action as is necessary will have been taken to perfect, subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by the Collateral Documents, Collateral Agent’s first priority security interests in the Collateral. As of the Closing Date, Collateral Agent will have been properly provided control of all Collateral as to which control is required for perfection of the security interests in such Collateral granted to Collateral Agent under, and to the extent required by, the Collateral Documents.

4.31     Intellectual Property. Borrower owns, or has the right to use, all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, which are necessary for the operation of its business. Borrower has not received notice that: (a) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower in connection with its business, including, without limitation, any CMS, will infringe in any material manner any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person; (b) there is pending or threatened any claim or litigation against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material; or (c) there is, or there is pending or proposed, any patent, invention, device, application or principle, or any statute, law, rule, regulation, standard or code, which could reasonably be expected to have a Material Adverse Effect.

4.32     Land Not in Flood Zone. Except as disclosed on the applicable Survey, but in no event with respect to Real Property where Modules are, or are expected to be, located, none of the Collateral includes improved real property that is or will be located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws.

4.33     Insurance. Insurance complying with Section 5.19 hereof is in full force and effect and all premiums then due thereon have been paid in full. Borrower has not received any notice from any insurance company as to any cancellation or reduction, or other material adverse change in, coverage of such insurance which cancellation, reduction or change has not been remedied in accordance with the requirements hereof.

4.34     Accounts. Borrower has no “deposit account” with a “bank” (in each case, as defined in Section 9-102 of the Uniform Commercial Code) other than any deposit account included in the Accounts established in accordance with this Agreement and the other Financing Documents and other than any deposit accounts listed or otherwise described on Schedule 2.

4.35     Anti-Terrorism Laws. Borrower is not in violation of any Anti-Terrorism Laws. The use of the Loans by Borrower will not violate any Anti-Terrorism Laws.

4.36     Labor Laws. Borrower is not a party to any collective bargaining agreement or other contract, agreement or understanding, or subject to any arbitration award, with any union, labor organization or similar organization or representative of any of the employees of Borrower. No labor-related organizational effort, election activities or request or demand for negotiations, recognition or representation has occurred with respect to Borrower. Borrower is, and has been, in compliance with all Legal Requirements relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, immigration or work authorization, equal employment opportunity, the withholding of material income and other taxes, unemployment compensation, workers’ compensation, employee privacy and right to know, classification of contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local or other laws), and Borrower is not, and has not been, (individually or collectively in any respect) liable for any arrears of wages, other compensation or benefits, or any taxes, charges, fines or penalties for failure to comply with any of the foregoing, except for any noncompliance or any arrearage, taxes, charges, fines or penalties that could not reasonably be expected to result in a Material Adverse Effect.

4.37     Equity Interests. All of the outstanding limited liability company interests in Borrower have been validly created and are owned free and clear of all Liens except for any Liens or similar rights created under the Collateral Documents.

4.38     Project Work. No portion of the Project was placed in service prior to the Closing Date. All work that has been done on the Project has been done in a good and workmanlike manner and in accordance with the Applicable Permits, the Applicable Approvals, the Material Project Documents and Prudent Utility Practices, except where the failure to adhere to the foregoing could not reasonably be expected to result in a Material Adverse Effect.

4.39     Affiliate Assignment. As of the initial Construction Loan, all Material Project Documents in respect of the Project required to be in the name of Borrower and all Applicable Permits necessary for the development, construction, ownership and operation of the Project are in Borrower’s name or have been duly assigned or transferred to Borrower, or in the case of Applicable Permits, have been issued in the name of Borrower.

4.40     ITC Matters.

(a)     No beneficial owner of an interest in Borrower is a Disqualified Person.

(b)     All of the materials used to build the Project will be new and previously unused.

(c)     No grant, federal income tax credit, governmental subsidy or tax-exempt financing has been received or applied for with respect to the Project or any asset thereof, except for the investment tax credit received or receivable by the Class A Member.

(d)     The Project is intended to use and will use solar resources to generate electricity within the meaning of Code Section 48.

4.41     Expected Funding Amount.

(a)     Borrower has not been notified, and is not otherwise aware, of any event, condition or circumstance that could reasonably be expected to result in the sum of the expected capital contributions by NES on the NES Funding Date being less than the NES Funding Amount.

(b)     Borrower has not has been notified, and is not otherwise aware, of any event, condition or circumstance that could reasonably be expected to result in the sum of the expected capital contributions by the Class A Member on each Tax Equity Funding Date being less than the Tax Equity Funding Amount.

4.42     Affected Systems. There have not been any affected systems identified in the Interconnection Agreement that have not been waived by the affected parties or otherwise accounted for by the Project or the applicable interconnection utility.

4.43     Obligations Under MIPA. As of the Closing Date, all payment obligations under the MIPA have been fully performed by Holdings.

4.44     Remedies Under Module Warranties. The Module Warranty Provider has confirmed to Borrower that if any of such provider’s Modules are deemed defective and replacement is necessary, each replacement module will be of congruent physical and technical specifications and will have a power rating equal to or higher than the Module subject to replacement, such that the quantity of Modules installed in the Project shall not exceed the “as-built” drawings for the Project.

4.45     Assignment of Warranties. To the extent warranties are required to be assigned at Substantial Completion under the EPC Agreement, no later than the date that Substantial Completion has been achieved the EPC Contractor has assigned all warranties and guarantees from all subcontractors and vendors associated with the Project to Borrower.

4.46     Regulatory Matters. The transactions provided for in the MIPA require no pre-consummation or authorization of FERC under Section 203 of the FPA.

ARTICLE 5
AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as this Agreement is in effect, Borrower will, unless the Required Lenders or if so specified, all Lenders, waive compliance in writing:

5.1     Use of Loan Proceeds. Unless otherwise applied by Administrative Agent pursuant to this Agreement, cause the proceeds of the Construction Loans and the ITC Bridge Loans to be deposited into the Construction Account and for all such proceeds to be used for the payment of Project Costs as necessary to achieve Substantial Completion and Final Completion, in accordance with the Project Budget and Schedule.

5.2     Payment. Pay all sums due under this Agreement and the other Financing Documents according to the terms hereof and thereof.

5.3     Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, or as otherwise provided in this Section 5.3, give written notice to Administrative Agent of the following (it being understood that delivery of such notice shall not be deemed to result in a waiver of any Default or Event of Default arising from any of the matters notified):

(a)     Any litigation, action or proceeding pending or, to the knowledge of Borrower, threatened in writing against any Borrower Entity and involving claims against such Borrower Entity or the Project in excess of One Hundred Thousand Dollars ($100,000) in the aggregate or involving any material injunctive, declaratory or other equitable relief, such notice to include copies of all papers filed in such litigation, action or proceeding and to be given monthly if any such papers have been filed since the last notice given;

(b)     Any dispute or disputes that exist between any Borrower Entity and any Governmental Authority and which involve (i) claims against such Borrower Entity that individually exceed Fifty Thousand Dollars ($50,000) or in the aggregate in any fiscal year of such Borrower Entity exceed One Hundred Thousand Dollars ($100,000), (ii) injunctive or declaratory relief, (iii) the revocation, material modification or suspension of any Applicable Permit or the imposition of additional material conditions with respect to any Applicable Permit, or (iv) any Liens for Taxes due and payable but not paid;

(c)     Any Default or Event of Default;

(d)     Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or through any act or omission of any Borrower Entity or any of its partners, officers, directors, employees, contractors, consultants or representatives, or through any act or omission of any other Person, if such casualty, damage or loss (i) affects any Borrower Entity or the Project in excess of Fifty Thousand Dollars ($50,000) for any one occurrence or in the aggregate per fiscal year or (ii) results in any material curtailment of operation of, or in the deliveries of electrical production from, the Project or any forced outage of the Project under the Power Purchase Agreement that would reasonably be expected to last more than forty-eight (48) hours, and Borrower shall keep Administrative Agent timely apprised of any insurance claim proceedings related to such casualty, damage or loss, including providing copies of any notice received from any insurance company indicating that it is not obligated to pay any named insured, or that it is withholding any amounts that such Borrower Entity is claiming are due and payable under any insurance policy maintained by such Borrower Entity;

(e)     Any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.19;

(f)     Any matter which has, or could reasonably be expected to have, a Material Adverse Effect;

(g)     Initiation of any condemnation or eminent domain proceedings involving the Project or any portion thereof;

(h)     Any contractual obligations incurred by Borrower exceeding One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower in the aggregate and not part of the Project Budget and Schedule;

(i)     Any act or agreement by Borrower to become a surety, guarantor, endorser or accommodation endorser for a third party other than endorsement of negotiable instruments for collection purposes and other than under any Operative Documents;

(j)     Any intentional withholding of compensation to (i) the O&M Contractor under the O&M Agreement or (ii) the EPC Contractor under the EPC Agreement, in each such case, that continues for more than thirty (30) days, other than retention provided by the express terms of the O&M Agreement or the EPC Agreement, as applicable;

(k)     Any termination, notice of event of default or other material notice given or received by Borrower under any Material Project Document or any other Real Property Document, including, without limitation, any notice of any major unscheduled repair or replacement of parts and any notice of event of default received by any Borrower Entity under any Operating Agreement or with respect to the Tax Equity ECCA or the NES ECCA;

(l)     A copy of (i) any start-up and commissioning and performance tests which are to be performed under the EPC Agreement and a copy of any “Substantial Completion Certificate” (as such term is defined in the EPC Agreement) for the Project and (ii) any fully signed Final Acceptance Certificate (as such term is defined in the EPC Agreement), together with any supporting documents and attachments, delivered by the applicable Major Project Participant to Borrower in connection therewith;

(m)     Any event of force majeure asserted under any Material Project Document and, to the extent reasonably requested by Administrative Agent and reasonably available to Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits delivered under such Material Project Document;

(n)     Any written notice from the FERC, the NCUC or any other Governmental Authority (i) initiating or threatening the commencement of proceedings against any Borrower Entity or the Project that could materially affect the Project or impose material incremental expenses on such Borrower Entity or the Project, or (ii) alleging a violation of the regulations of the FERC, or the NCUC, including any threat or claim with respect to the loss of the QF or exempt wholesale generator status of the Project;

(o)     Any (i) fact, circumstance, condition or occurrence at, on or arising from the Site or other Real Property subject to the Real Property Documents that results in material noncompliance with or material liability under any Environmental Law, or any Release of Hazardous Substances on or from the Site or other Real Property subject to the Real Property Documents, that has resulted or could reasonably be expected to result in personal injury required to be reported by the EPC Contractor or the O&M Contractor under any applicable Material Project Document or to result in material property damage or to have a Material Adverse Effect, and (ii) pending Environmental Claim asserted or, to Borrower’s knowledge, threatened in writing against Borrower or, to Borrower’s knowledge, any of its Affiliates, contractors or lessees or any other Persons, arising in connection with their occupying or conducting operations on or at the Project, the Site or any other Real Property subject to the Real Property Documents and which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(p)     Any event that could be reasonably likely to cause O&M Costs to exceed by more than five percent (5%) the allocated budgeted amounts corresponding thereto in the then-applicable annual operating budget;

(q)     Any Additional Project Document or any amendment, modification or waiver to any existing Material Project Document (together with copies of such Additional Project Document or amendment not otherwise delivered to Administrative Agent);

(r)     Any event of default, foreclosure or other proceeding under a mortgage in favor of the fee owner of the Site;

(s)     The occurrence of any Reportable Event with respect to an ERISA Plan, which notice shall describe in reasonable detail the facts which constitute the Reportable Event;

(t)     Any notice of withdrawal and assessment of withdrawal liability from a Multiemployer Plan;

(u)     Any material breach by an Affiliate of any Borrower Entity of the terms of any Project Document to which that Affiliate is a party;

(v)     Any material regular or periodic report and filing (without exhibits unless expressly requested by a Lender) made by Borrower to or with any Governmental Authority, other than any annual report (or similar report) filed by Borrower with the office of the Secretary of State or equivalent office of any jurisdiction in which Borrower is formed or qualified or authorized to transact business;

(w)     Any material violation of any Applicable Permit or Applicable Approval, or any termination, suspension or other loss of any Applicable Permit or Applicable Approval;

(x)     Any payment obligation of Borrower that has arisen under the Power Purchase Agreement after the Closing Date;

(y)     Any notice or demand delivered to any Borrower Entity or the Class A Member by any Governmental Authority with respect to the ITC or any Federal Tax Benefit;

(z)     Copies of all reports and material notices received or issued by Class B Member under the Holdings Operating Agreement or the other Tax Equity Documents;

(aa)     Copies of any warranty cards or other notice delivered to or provided by a Warranty Provider indicating the starting date of the warranty period under the applicable Warranty Agreement; and

(bb)     Copies of all progress schedules and progress reports provided to Borrower under Section 4.2 of the EPC Agreement.

5.4     Financial Statements.

(a)     Deliver to Administrative Agent (or cause to be delivered to Administrative Agent) with sufficient copies for the Lenders (including by Administrative Agent’s posting on a secure electronic data site accessible to the Lenders), in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders:

(i)     Within sixty (60) days after the close of the first, second and third quarterly periods of its fiscal year, quarterly (and year-to-date) (consolidated, if applicable) (A) unaudited consolidated financial statements of Class B Parent and unaudited consolidated and consolidating financial statements of Holdings, and (B) unaudited financial statements of, and prepared by, the Power Purchaser, in all such cases for clauses (A) and (B) of this Section 5.4(a)(i), subject to normal year-end adjustments and the absence of footnotes, and to include in all such cases for clauses (A) and (B) of this Section 5.4(a)(i), a balance sheet and statements of income and cash flow; provided that (1) for any of the foregoing Major Project Participants which is a public company and is required or permitted to file reports under the Exchange Act, the availability of its report on Form 10-Q or the availability of the financial statements referred to above on such Major Project Participant’s website shall satisfy the requirements herein, (2) for any Major Project Participant described in the immediately preceding clause (1) which is a public company and, pursuant to the provisions of applicable law, is only required to file semi-annual financial statements, only semi-annual financial statements shall be required under this Section 5.4(a)(i), and (3) Borrower shall only be required to use commercially reasonable efforts to deliver the financial statements referred to in clause (B) of this Section 5.4(a)(i); and

(ii)     Within one hundred twenty (120) days after the close of each fiscal year (commencing with the fiscal year ending December 31, 2016), (A) audited consolidated financial statements of Class B Parent and audited consolidated and consolidating financial statements of Holdings, (B) audited consolidated financial statements of the EPC Contractor, the O&M Contractor, each Warranty Provider, and (C) audited consolidated financial statements of the Power Purchaser, including, in each such case, statements of equity, balance sheets as of the close of such year, and statements of income and cash flow, all prepared in accordance with GAAP (or, if GAAP is not applicable, in accordance with International Financial Reporting Standards) and certified by an independent certified public accountant selected by the Person whose financial statements are being prepared, which certification as to the audited financial statements referred to in clause (A) of this Section 5.4(a)(ii) shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person; provided that (x) for any of such Major Project Participants described in this Section 5.4(a)(ii) (other than any Borrower Entity) which is a public company and is required or permitted to file reports under the Exchange Act, the availability of its report on Form 10-K or Form 20-F or the availability of the financial statements referred to above on such Major Project Participant’s website shall satisfy the requirements herein, (1) Borrower shall only be required to use commercially reasonable efforts to deliver the financial statements referred to in clauses (B) and (C) of this Section 5.4(a)(ii); and (2) Borrower shall not have any obligation to deliver the foregoing financial statements of the EPC Contractor after expiration of all applicable warranty periods under the EPC Agreement.

(b)     Each time the financial statements of any Borrower Entity or Class B Parent are delivered under Section 5.4(a)(i) or Section 5.4(a)(ii), deliver to Administrative Agent along with such financial statements (i) a certificate signed by a Responsible Officer of Borrower, certifying that (A) each of the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.4 are true and correct in all material respects as of the date of such certificate (or if any such representation and warranty relates solely as of an earlier date, as of such earlier date) and (B) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the applicable Person during the relevant fiscal period and that such review has not, to the knowledge of such Responsible Officer, disclosed the existence of any event or condition which constitutes a Default or an Event of Default hereunder or under any other Financing Document applicable to such Person, or if any such event or condition existed or exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto, and (ii) a certificate signed by a Responsible Officer of such Borrower Entity or Class B Parent, as applicable, certifying that such financial statements are true, correct and complete and fairly present the financial condition of the Person (or, if such statements are prepared on a consolidated basis, Persons) to which they relate as of the date thereof, and have been prepared in accordance with GAAP, subject to normal year-end adjustments and lack of footnotes.

5.5     Reports.

(a)     Deliver to Administrative Agent monthly, within thirty (30) days after the end of each month, and at such other times as Administrative Agent may reasonably request, a report of Borrower describing in reasonable detail (i) the estimated date on which Substantial Completion and Final Acceptance (in each case, as such term is defined in the EPC Agreement) shall be achieved for the Project, (ii) the status of construction of the Project (and a description of any material defects or deficiencies with respect thereto or any material discrepancies with the applicable Plans and Specifications), (iii) any material disputes with contractors, materialmen, suppliers or others relating to the Project and any related claims against Borrower, (iv) any performance guarantee or warranty claims made by or against Borrower, (v) if Substantial Completion and Final Acceptance do not occur in accordance with the Project Budget and Schedule, an explanation of the reasons that Substantial Completion or Final Acceptance did not occur in accordance with the Project Budget and Schedule, (vi) the conformance to the Project Budget and Schedule and the amount of Project Costs incurred to date and during the most recent monthly period and, in the event of a material variance, the reasons therefor, and (vii) the status of matters relating to the construction of the interconnection facilities under the Interconnection Agreement since the prior report hereunder.

(b)     Provide to Administrative Agent, promptly upon reasonable request by Administrative Agent, such reports, statements, lists of property, accounts, budgets, forecasts and other similar information concerning the Project and, to the extent reasonably available and reasonable in light of their role in the Project, such reports and information as are reasonably required by the Independent Consultants. Permit the Independent Engineer to, at least once each calendar month, visit the Site and provide a monthly report of the status of construction based on such visit at least each calendar month prior to Substantial Completion.

(c)     Deliver to Administrative Agent and the Lenders all such information (including the name and address of each Borrower Entity) requested by Administrative Agent and the Lenders that is necessary for Administrative Agent and the Lenders to identify such Borrower Entity in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

5.6     Additional Permits and Additional Project Documents. Deliver or otherwise make available to Administrative Agent promptly, but in no event later than thirty (30) days after the receipt thereof by Borrower, copies of (a) all material Applicable Permits or Material Project Documents obtained or entered into by Borrower after the Closing Date, and (b) any material amendment, supplement or other modification to any material Applicable Permit received by Borrower after the Closing Date. With respect to any Material Project Document or any other Additional Project Document entered into by Borrower after the Closing Date that is reasonably deemed by Administrative Agent (after consultation with the Independent Engineer) material to Borrower, use commercially reasonable efforts to cause the counterparty thereto to execute and deliver to Administrative Agent a consent to collateral assignment in substantially the form of Exhibit D-2 with such changes thereto, or in such other form, as shall be agreed by such counterparty, and which shall be in form and substance reasonably satisfactory to Administrative Agent and which may, in Administrative Agent’s reasonable discretion, be executed and delivered after the entry into such Material Project Document or Additional Project Document.

5.7     [Reserved.]

5.8     Existence, Conduct of Business, Properties. Except as otherwise expressly permitted under this Agreement, maintain and preserve its existence as a North Carolina limited liability company and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business.

5.9     Obligations. Pay all its obligations, howsoever arising, as and when due and payable, including, subject to the provisions of Section 5.17, Taxes and Tax claims, except (b) such payment obligations as may not yet be due and payable, as may be contested in good faith or as to which a bona fide dispute may exist, provided that (i) Administrative Agent is satisfied in its reasonable discretion that non-payment of such obligation pending the resolution of such contest or dispute would not reasonably be expected to result in a Material Adverse Effect or (ii) provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security for or the bonding of such obligation or the prompt payment thereof in the event that such obligation is payable, and (b) each Borrower’s trade payables which shall be paid in the ordinary course of business.

5.10     Spare Parts Inventory. Maintain, or cause the O&M Contractor to maintain, a spare parts inventory sufficient for the Project.

5.11     Books and Records; Inspections. Maintain adequate books, accounts and records (including project, financial and accounting records) with respect to itself and the Project and prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees or agents of Administrative Agent and the Lenders at any reasonable times during normal business hours and upon reasonable prior notice to inspect all of its properties, including the Modules and the Site, to examine or audit all of its books, accounts and records and make copies and memoranda thereof and, with respect to the Project, together with the Independent Engineer, to witness any start-up tests and commissioning of the Project; provided that (a) other than during the continuance of an Event of Default, such inspections by Administrative Agent and the Lenders shall be at the expense of Administrative Agent and Lenders and a Lender desiring to conduct an inspection in excess of one inspection per ninety (90) day period shall, based on facts and circumstances then existing, have reasonably determined that it is reasonably necessary to conduct such inspection at such time; and (b) any employees or agents of Administrative Agent and the Lenders wishing to so inspect the foregoing properties shall agree to comply with all reasonable applicable safety and visitor rules provided to such Person in writing and in advance of such inspection.

5.12     Energy Regulation. To the extent the Project is operational, take or cause to be taken all necessary or appropriate actions to (a) maintain the QF status of the Project and comply with the FERC’s regulations applicable to QFs with respect to the Project for so long as the Project meets the criteria of a QF, as set forth in 18 C.F.R. § 292.204, (b) maintain its EWG status and comply with the FERC’s regulations applicable to EWGs, (c) after its MBR Authority is effective, maintain its MBR Authority and be in compliance with its MBR Authority and all regulations of FERC related to or arising out of its MBR Authority, and (d) comply with any FERC regulation otherwise applicable to Borrower.

5.13     Operation of Project.

(a)     As soon as applicable, (i) keep and operate the Project in good operating condition consistent with Prudent Utility Practices, all Applicable Permits and all Legal Requirements and all applicable requirements of the Operative Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep and operate the Project in such condition and (ii) consider and implement, from time to time, reasonable recommendations of the Independent Engineer in connection with the operation and maintenance of the Project.

(b)     Subject to the Holdings Operating Agreement, replace or consent to the replacement of the O&M Contractor, to the extent provided under the O&M Agreement, if the O&M Contractor is not providing services to the Project in accordance in all material respects with the provisions hereof or the O&M Agreement, upon receipt of notice from Administrative Agent to the effect that, in the reasonable opinion of the Required Lenders and the Independent Engineer after consultation with Borrower, the O&M Contractor has failed to perform any material obligations set forth herein which are or may be performed on Borrower’s behalf by the O&M Contractor or has failed to perform any material obligations under the O&M Agreement.

5.14     Preservation of Rights; Further Assurances.

(a)     Preserve, protect and defend its rights under each Material Project Document, including, if appropriate, prosecution of suit to enforce any such right thereunder and enforcement of any claims with respect thereto.

(b)     From time to time, as reasonably requested by Administrative Agent, execute, acknowledge, record, register, deliver or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) relating to the Loans and other Obligations, and stating the interest and charges then due (to the extent necessary or appropriate) and any known defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of Administrative Agent, Collateral Agent and the Lenders with respect to all Collateral and other security from time to time furnished under this Agreement and the other Financing Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to Administrative Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section.

(c)     If Borrower shall, at any time during the Loan Period, acquire any real property or leasehold, subleasehold, easement or other interest in real property not covered by the Deed of Trust, promptly upon such acquisition, Borrower shall (i) execute, deliver and record a supplement to the Deed of Trust, reasonably satisfactory in form and substance to Administrative Agent, subjecting such real property or leasehold, subleasehold, easement or other interest in real property to the Lien and security interest created by such Deed of Trust and (ii) execute, deliver and otherwise provide such documents, instruments, agreements, opinions and certificates with respect to such real property, leasehold, subleasehold, easement or other interest in real property that Administrative Agent shall reasonably request.

(d)     Borrower shall deliver or cause to be delivered to Administrative Agent and Collateral Agent such other instruments, agreements, certificates, opinions and documents (including UCC Financing Statements and fixture filings and landlord waivers) as Administrative Agent or Collateral Agent may reasonably request to perfect and maintain the Liens granted, or purported to be granted, to Collateral Agent by the Collateral Documents prior (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens granted by the Collateral Documents) to the Liens or other interests of any Person other than Collateral Agent. Borrower shall fully cooperate with Administrative Agent and Collateral Agent and perform all additional acts reasonably requested by Administrative Agent or Collateral Agent to effect the purposes of the foregoing.

5.15     Enforcement. Diligently pursue and enforce all of Borrower’s rights and remedies under the EPC Agreement, the Power Purchase Agreement, the Interconnection Agreement and any other material contracts or agreements related to the construction of the Project, and ensure that the Project is constructed in all material respects in accordance with all such contracts and agreements, to the extent applicable.

5.16     Construction. Make or cause to be made all contracts, and do or cause to be done all things necessary, for the acquisition, construction, expansion, improvement, equipping and Substantial Completion, with or without advertising for bids, and cause the Project to be constructed, expanded, improved and equipped to achieve Substantial Completion and Final Completion substantially in accordance in all material respects with the Plans and Specifications and the Project Documents and the Project Budget and Schedule and without exceeding the disbursements as contemplated by the Project Budget and Schedule.

5.17     Taxes, Other Government Charges and Utility Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments, workers’ compensation premiums, unemployment compensation contributions and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower or the Project (or portion thereof), all utility and other charges incurred in the construction, operation, maintenance, use, occupancy and upkeep of the Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of Borrower or the Project, other than, in each case, such taxes, assessments, workers’ compensation premiums, unemployment compensation contributions and other charges being contested in good faith, including appeals, so long as (a) reserves reasonably in accordance with GAAP have been established, (b) enforcement of the contested Tax, assessment, workers’ compensation premiums, unemployment compensation contributions or other charge is effectively stayed for the entire duration of such contest, and (c) any Tax, assessment, workers’ compensation premium, unemployment compensation contribution or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

5.18     Compliance With Laws, Instruments, Etc. At its expense, within such time as may be required by Legal Requirements: (a) comply with all Legal Requirements, whether or not compliance therewith shall require structural changes in the Project or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Project or any part thereof, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect, except that Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements so long as (i) none of Administrative Agent, the Lenders or Borrower would be subject to any criminal liability for failure to comply therewith, and (ii) all proceedings to enforce such Legal Requirements against Administrative Agent, the Lenders, Borrower or the Project, or any part of any of them, shall have been duly and effectively stayed during the entire pendency of such contest; (b) procure, maintain and comply with all Applicable Permits and Applicable Approvals required for any use of the Project, or any part thereof, then being made or contemplated by the Operative Documents, except for such noncompliance or such failure to so procure or maintain which would not reasonably be expected to have a Material Adverse Effect; and (c) use commercially reasonable efforts to comply with the material, commercially reasonable mitigation measures set forth in the Environmental Reports.

5.19     Maintenance of Insurance. Without cost to the Lenders, maintain in effect at all times the types of insurance required pursuant to the Insurance Requirements set forth in Exhibit I, including the maintenance of flood insurance, in the amount and on the terms and conditions specified therein with insurance companies rated “A-” or better, with a minimum size rating of “X” by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published), or “A” or better by Standard & Poor’s Corporation, and, unless the Discharge Date occurs on or before the anniversary of the Closing Date, certified by Borrower as in full force and effect on each such anniversary and confirmed in a certificate by Borrower’s insurance broker. Obtain flood insurance in such total amount as Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on the Site are designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Laws. All such insurance shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) in the case of property or liability insurance and forty-five (45) days in the case flood insurance, after receipt by Administrative Agent of written notice thereof, but if such notice is not commercially available, Borrower agrees to provide such notice, (b) name Administrative Agent or Collateral Agent as mortgagee (in the case of property insurance and flood insurance) or additional insured (in the case of liability insurance) or lender’s loss payee (in the case of property insurance and flood insurance), as applicable, and (c) be reasonably satisfactory in all other respects to Administrative Agent.

5.20     Warranty of Title. Maintain (a) a legal and valid interest in and to the tenants-in-common, leasehold, subleasehold or easement estate (as the case may be) to the Site pursuant to the Real Property Documents, subject only to Permitted Encumbrances, and (b) good and valid title to, or lease interests in, all of its other properties and assets, other than properties and assets disposed of in the ordinary course of developing and operating the Project or in accordance with Section 6.4.

5.21     Event of Eminent Domain. If an Event of Eminent Domain shall be threatened in writing or occur, (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (b) without the written consent of Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, not compromise or settle any claim against such Governmental Authority and (c) deliver from time to time to Administrative Agent all documents and instruments reasonably requested by Administrative Agent to permit Administrative Agent to participate in any proceedings resulting from an Event of Eminent Domain with respect to any Collateral, and Borrower consents to such participation by Administrative Agent.

5.22     Indemnification.

(a)     Without duplication of Borrower’s obligations under Sections 2.5(d), 2.6(b), 2.6(c) and 2.6(d) (and excluding any items or events specifically excluded from Borrower’s obligations thereunder), indemnify, defend and hold harmless Administrative Agent, Collateral Agent, Depositary and each Lender and, in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees and agents (collectively, the “Indemnitees” and each individually an “Indemnitee”) from and against and reimburse the Indemnitees for:

(i)     any and all claims, obligations, liabilities, losses, damages, injuries (to person, property or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees of a single counsel, plus a single local counsel if required, and additional counsel solely to the extent the Indemnitees have inconsistent or conflicting defenses or the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel) of whatever kind or nature, including strict liability claims, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any Indemnitee (collectively, “Claims”) in any way relating to, or arising out of, or in connection with, this Agreement, the other Operative Documents or the Project; and

(ii)     any and all Environmental Claims, including Claims arising in connection with the Release or presence of any Hazardous Substances at the Project, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required by Governmental Authorities or under any Environmental Law incurred in (B) determining whether the Project is in compliance and (A) causing the Project to be in compliance with all applicable Environmental Laws and Applicable Permits and all reasonable costs associated with Environmental Claims for damages to persons or property and reasonable attorneys’ and consultants’ fees and court costs.

(b)     The foregoing indemnities in this Section 5.22 shall not apply with respect to (i) an Indemnitee to the extent arising solely as a result of the gross negligence or willful misconduct of any Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of any Financing Document by an Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or (iii) any Claims by any Indemnitee against any other Indemnitee.

(c)     The provisions of this Section 5.22 shall survive foreclosure of the Collateral Documents and satisfaction or discharge of the Obligations, and shall be in addition to any other rights and remedies of Administrative Agent and the Lenders.

(d)     In case any action, suit or proceeding shall be brought against any Indemnitee for which such Indemnitee is entitled to indemnity under this Section 5.22, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, to participate in the defense of such action, suit or proceeding, and, to the extent that Borrower desires to assume and control the defense thereof, it may act only through counsel reasonably acceptable to such Indemnitee; provided that any Indemnitee’s failure to so notify Borrower shall not relieve Borrower of its obligation under this Section 5.22(d), except to the extent that such failure has an adverse effect on Borrower. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower under this Section 5.22(d). Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and Borrower and, in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense.

(e)     Borrower shall report to the applicable Indemnitee on the status of any action, suit or proceeding the defense of which has been assumed by Borrower under Section 5.22(d) as developments shall occur and at least within sixty (60) days after the date of any previous report. Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

(f)     Notwithstanding Borrower’s rights hereunder to control certain actions, suits or proceedings, unless Borrower has provided to an Indemnitee against which any Claim has been made such security as is adequate, in such Indemnitee’s reasonable judgment, to cover any potential unfavorable determination of such action, suit or proceeding, such Indemnitee shall be entitled to compromise or settle such Claim if such Indemnitee determines in its reasonable discretion that failure to compromise or settle such Claim would reasonably be expected to have a material adverse effect on such Indemnitee, the Project, any Collateral or such Indemnitee’s interest in the Project or Collateral. Any such compromise or settlement shall be binding upon Borrower for purposes of this Section 5.22.

(g)     Upon payment of any Claim by Borrower with respect to any Indemnitee pursuant to this Section 5.22, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

(h)     Any amounts payable by Borrower pursuant to this Section 5.22 shall be paid on or before the date such amounts are due, and if not paid by the due date therefor shall bear interest at the Default Rate from the date due until the date paid.

5.23     Equator Principles. Comply in all material respects with the Applicable Equator Principles for Category C projects.

5.24     Compliance with Terms of Leaseholds. Make all payments and otherwise perform in all material respects all covenants and obligations to be made or performed by or on behalf of Borrower in respect of all the Real Property Documents, keep Borrower’s rights under the Real Property Documents in full force and effect, prevent any lapse or termination of any Lease and prevent any Material Adverse Effect resulting from a lapse or termination of the Real Property Documents other than the Leases, enforce against the relevant Site Owner each material covenant or obligation of the Real Property Document to which it is a party in accordance with its terms, and prevent any rights to renew any Lease from being forfeited or cancelled.

5.25     FERC Filings. Promptly deliver to Administrative Agent copies of any filings with, or approvals, rejections, decisions or any other material notice from, the FERC with respect to the QF or exempt wholesale generator status of the Project and any MBR Authority granted to the Project.

5.26     Additional Obligations.

(a)     Give to Collateral Agent at least ten (10) Business Days’ prior written notice of any change in: (i) the location of such Borrower Entity’s place of business or its chief executive office if it has more than one place of business; (ii) such Borrower Entity’s name, business structure, mailing address, federal taxpayer identification number or organizational identification number; and (iii) the location of any of the Mortgaged Property. Unless otherwise approved by Collateral Agent in writing, cause all Mortgaged Property that consists of personal property to be located at the Site or at Borrower’s principal place of business or chief executive office if Borrower has more than one place of business.

(b)     Notify, and cause Holdings to notify, Collateral Agent promptly in writing of the occurrence of any default by the landlord under any Real Property Document to which such Borrower Entity is a party.

(c)     Notify Collateral Agent promptly in writing of (i) any request, by any party to any Real Property Document for arbitration or appraisal relating to such Real Property Document, (ii) the institution of any legal proceeding involving obligations under any such Real Property Document, and promptly deliver to Collateral Agent a copy of all determinations and decisions in any such arbitration, appraisal or legal proceeding. Collateral Agent shall have the right, following written notice to Borrower, to participate in any such legal proceeding in association with Borrower or on its own behalf as an interested party.

5.27     Separateness Provisions.

(a)     Maintain separate bank accounts and separate books of account from each of its Affiliates, and not commingle its funds with those of its Affiliates.

(b)     Conduct its business solely in its own name in a manner not misleading to other Persons as to its identity, and correct any known misunderstanding regarding its separate identity. Without limiting the generality of the foregoing, make all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements and applications, related to its business solely in its name.

(c)     Obtain proper authorization from members, directors and managers if and to the extent required by its limited liability company agreement for all of its limited liability company actions.

(d)     Comply in all material respects with the terms of its Operating Agreement and observe all formalities of a limited liability company.

5.28     Compliance with Anti-Money Laundering Laws and OFAC Laws.

(a)     Comply at all times with the requirements of all applicable Anti-Money Laundering Laws.

(b)     Provide Administrative Agent (on behalf of the Lenders) with any information regarding each Borrower Entity and Class B Member as necessary for the Lenders to comply with all applicable Anti-Money Laundering Laws.

(c)     Comply at all times with the requirements of all applicable OFAC Laws.

(d)     If Borrower obtains actual knowledge or receives any written notice that Sponsor or any of its subsidiaries is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), (i) give written notice promptly to Administrative Agent of such OFAC Violation and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and Borrower hereby authorizes and consents to Administrative Agent taking any and all steps Administrative Agent deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” or “blocking” of assets and reporting such action to OFAC).

(e)     Upon Administrative Agent’s request from time to time, deliver a certification confirming compliance with the covenants set forth in this Section 5.28.

5.29     Warranty Assignments. Provide to Administrative Agent evidence, in form and substance reasonably satisfactory to Administrative Agent, that the applicable Warranty Providers have consented to the assignment of all Warranty Agreements (other than in respect of the modules) to the Borrower under the EPC Agreement.

5.30     Income Tax. Remain a “disregarded entity” for income tax purposes.

ARTICLE 6
NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as this Agreement is in effect, Borrower will not, without the prior written consent of the Required Lenders or, if so specified, the Lenders:

6.1     Contingent Liabilities. Except as provided in this Agreement and the other Operative Documents, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation exceeding in the aggregate Fifty Thousand Dollars ($50,000); provided that this Section 6.1 shall not be deemed to prohibit, in each solely with respect to Borrower (a) the acquisition of goods, supplies or merchandise in the normal course of operating the Project on normal trade credit, (b) the endorsement of negotiable instruments received in the normal course of operating the Project, (c) contingent liabilities required under any Applicable Permit or any Operative Document, (d) the incurrence of contingent obligations under the Power Purchase Agreement, or (e) contingent indemnification obligations under any contract or agreement governing or otherwise relating to any deposit accounts permitted under Section 6.24.

6.2     Limitations on Liens. Create, assume or suffer to exist any Lien on any of the Collateral or the Project which secures a charge or obligation on the Project or on any of the Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.

6.3     Indebtedness. Incur, create, assume or permit to exist any Debt except (a)the Loans and the other Obligations, (b) trade or other similar indebtedness incurred in the ordinary course of constructing, developing and operating the Project, and not more than ninety (90) days past due, (c) up to an aggregate of Fifty Thousand Dollars ($50,000) of Debt at any time outstanding incurred in the ordinary course of operating the Project associated with purchase money Permitted Liens, (d) Debt incurred pursuant to any Project Document and (e) contingent liabilities, to the extent otherwise constituting Debt, permitted pursuant to Section 6.1 of this Agreement.

6.4     Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, except (a) in the ordinary course of operating the Project as contemplated by the Operative Documents, (b) obsolete, worn out, surplus or replaced personal property not used or useful in the development of the Project, and (c) other assets in an aggregate value not to exceed Fifty Thousand Dollars ($50,000) in any calendar year at fair market value.

6.5     Changes. Change the nature of its business, or expand its business beyond the business contemplated in the Operative Documents.

6.6     Distributions. Directly or indirectly make or declare (a) any Restricted Payments, or (b) any payments in respect of any management fees to any of Borrower’s Affiliates.

6.7     Investments. Make or permit to remain outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of, any Person, except, in each case under this Section 6.7, extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business made pursuant to the Material Project Documents.

6.8     Transactions With Affiliates. Other than as provided for in the Operative Documents, enter into, directly or indirectly, any transaction or series of transactions with or for the benefit of an Affiliate of Borrower without the prior written consent of the Required Lenders.

6.9     Regulations. Apply, directly or indirectly, any part of the proceeds of any Loan to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10     Loan Proceeds. Use, pay, transfer, distribute or dispose of any Loans in any manner or for any purposes except as provided in Section 5.1 or elsewhere in this Agreement or in Article 4 of the Depositary Agreement.

6.11     Partnerships. Execute a binding agreement to become a general or limited partner in any partnership, or a joint venturer in any joint venture or a member in any limited liability company, or acquire, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries.

6.12     Dissolution. (a) Liquidate, wind-up or dissolve, (b) sell or lease or otherwise transfer or dispose of all or any substantial part of its property, assets or business, (c) combine, merge or consolidate with or into any other entity, or (d) change its legal form.

6.13     Additional Project Documents. Enter into or become a party to any Additional Project Document, except (a) with the prior written consent of Administrative Agent and the Required Lenders, (b) in the name of Borrower, and (c) upon delivery to Administrative Agent of a consent to collateral assignment from the counterparty to such Additional Project Document, to the extent required pursuant to Section 5.6.

6.14     Amendments; Change Orders; Completion.

(a)     Cause, consent to or permit any termination, amendment, modification, variance or waiver of timely compliance with any terms or conditions of (i) without the consent of Administrative Agent, the Borrower Operating Agreement, (ii) without the consent of Administrative Agent and the Required Lenders, any Material Project Document (except for change orders permitted pursuant to Section 6.14(b)) or any Applicable Permit, or (iii) without the consent of Administrative Agent, any Project Documents which are not Material Project Documents, unless, in each case under this clause (iii), such termination, amendment, modification, variance or waiver is in the best interest of the Project. Notwithstanding the foregoing, Borrower may, without the consent of Administrative Agent and the Lenders, amend or modify any term of the Borrower Operating Agreement or any Project Document or any Applicable Permit to correct any printing, stenographic or clerical errors that are inconsistent with the terms hereof or the transactions contemplated herein.

(b)     Unless compliance herewith is waived in writing by Administrative Agent, direct or consent to any change order under the EPC Agreement or O&M Agreement if such change order:

(i)     may permit or result in any material adverse modification of, or materially impair the enforceability of, any warranty under the EPC Agreement, any subcontract or the O&M Agreement;

(ii)     is not permitted by, or is otherwise inconsistent with, any Material Project Document or would materially diminish any obligation of any Major Project Participant or materially increase any obligation of Borrower thereunder;

(iii)     may (A) permit the revocation or material modification or suspension of any material Applicable Permit, or (B) jeopardize the QF or exempt wholesale generator status of the Project; or

(iv)     would reasonably be expected to cause the Project not to comply with, or to lessen the Project’s ability to comply with, Legal Requirements in any manner that would reasonably be expected to result in a Material Adverse Effect.

6.15     Compliance with Anti-Money Laundering Laws and OFAC Laws.

(a)     Become a Person described or designated in the OFAC SDN List of the Office of Foreign Assets Control or in Section 1 of the Terrorism Order.

(b)     Engage in any dealings or transactions with any Person described or designated in the OFAC SDN List or in Section 1 of the Terrorism Order.

6.16     Name and Location; Fiscal Year.

(a)     Change its fiscal year without prior written notice to Administrative Agent.

(b)     Change its jurisdiction of organization, the location of its chief executive office, its principal place of business or its federal taxpayer identification number, in each case, in violation of Section 5.26(a).

6.17     Use of Project Site. (a) Use or permit to be used the Site for any purpose other than for the development and construction of the Project, and operation and maintenance of the Project, as contemplated by the Operative Documents, without the prior written consent of Administrative Agent or (b) locate any portion of the Project on a site other than as permitted by the Power Purchase Agreement and the Interconnection Agreement.

6.18     Assignment. Assign its rights under any of the Project Documents to any Person, or consent to the assignment by any Major Project Participant or any Affiliate of Borrower of such Person’s obligations under any Material Project Document to which it is a party.

6.19     Abandonment of Project. At any time willfully and voluntarily abandon and suspend the operation of the Project for a period of more than thirty (30) days for any reason other than force majeure; provided that none of (a) scheduled maintenance of the Project, (b) repairs to the Project, whether or not scheduled, or (c) a forced or scheduled outage of the Project shall constitute abandonment so long as Borrower is diligently attempting to end such suspension.

6.20     Hazardous Substances. Release into the environment any Hazardous Substances in material violation of, or in a manner that could result in material liability under, any Environmental Laws or Applicable Permits or allow any Hazardous Substance to impact or be present on, in, under or above the Site in material violation of, or in a manner that could result in material liability under, any Environmental Laws by Borrower in a manner that could reasonably be expected to have a Material Adverse Effect.

6.21     ERISA. Establish, maintain, contribute or become obligated to contribute to any ERISA Plan, or contribute or become obligated to contribute to any ERISA Plan sponsored by any member of the Controlled Group.

6.22     Regulation of Parties. Take or cause to be taken any actions that could reasonably be expected to result in Administrative Agent, the Lenders, any other Secured Party or any Affiliate (as that term is defined in Section 1262(1) of PUHCA, 42 U.S.C. §16451(1)) of any of them, solely as a result of Borrower’s actions relating to the ownership, leasing or operation of the Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, becoming (a) subject to regulation as a “public utility” under the FPA or (b) subject to, or not exempt from, regulation as a “holding company” under PUHCA, each except as provided in Section 4.27(b) of this Agreement.

6.23     Employees. Hire or become the employer of any employees; or maintain or be a participating employer in any Plan; or enter into any indemnity agreement or similar arrangement with, any ERISA Affiliate in connection with, any Plan maintained at any time by such ERISA Affiliate or in connection with any Plan to which any ERISA Affiliate may at any time contribute, except as may be required by ERISA or the Code; or assume any liability or obligation with respect to any ERISA Affiliate in connection with any Plan maintained at any time by such ERISA Affiliate or in connection with any Plan to which any ERISA Affiliate may at any time contribute, except as may be required by ERISA or the Code.

6.24     Accounts. Maintain, establish or use any deposit accounts or securities accounts, other than the Accounts and any other accounts referred to in Schedule 2.

6.25     Subsidiaries. Have any subsidiaries.

6.26     ITC Matters. Agree to any arrangement that would result in any interest in Holdings or Borrower or the Project being owned or used by a Disqualified Person, other than any transfer or other arrangement made by the Class A Member pursuant to the terms and conditions of the Tax Equity Documents.

6.27     Recapture. Take any action that would cause or permit any transfer (other than any transfer or other arrangement made by the Class A Member pursuant to the terms and conditions of the Tax Equity Documents) of any direct or indirect ownership interests in any Borrower Entity that would cause the ITC to be subject to recapture pursuant to Section 50 of the Code (or other disallowance claim), including the issuance, sale, assignment or transfer of any direct or indirect ownership interest in any Borrower Entity to any Disqualified Person.

6.28     Federal Tax Benefit Matters. Agree to any arrangement that would result in any loss, reduction, disallowance or deferral of the Federal Tax Benefits that could reasonably be expected to result in the sum of the expected capital contributions by the Class A Member on each Tax Equity Funding Date being less than the Tax Equity Funding Amount.

ARTICLE 7
APPLICATION OF FUNDS

7.1     Construction Account. On or prior to the Closing Date, Borrower and Administrative Agent shall establish with Depositary an account entitled “Innovative Solar 47, LLC – Construction Account” (the “Construction Account”). Any deposit, transfer or application of funds in the Construction Account shall be in accordance with Sections 4.1 and 4.2 of the Depositary Agreement.

7.2     Loss Proceeds Account. On or prior to the Closing Date, Borrower and Administrative Agent shall establish with Depositary an account entitled “Innovative Solar 47, LLC – Loss Proceeds Account” (the “Loss Proceeds Account”). Any deposit, transfer or application of funds in the Loss Proceeds Account shall be in accordance with Section 4.3 of the Depositary Agreement.

7.3     Equity Capital Contribution Account. On or prior to the Closing Date, Holdings and Administrative Agent shall establish with Depositary an account entitled “IS-47 Holdings, LLC – Equity Capital Contribution Account” (the “Equity Capital Contribution Account”). Any deposit, transfer or application of funds in the Equity Capital Contribution Account shall be in accordance with Section 4.5 of the Depositary Agreement.

7.4     Application of Insurance Proceeds. Any deposit, transfer or application of Insurance Proceeds received by Borrower, shall be in accordance with Section 4.3 of the Depositary Agreement.

7.5     Application of Eminent Domain Proceeds. Any deposits, transfer or application of Eminent Domain Proceeds (as defined in the Depositary Agreement) shall be in accordance with Section 4.4 of the Depositary Agreement.

7.6     Security Interest in Proceeds and Accounts. Borrower and Holdings pledged, assigned and transferred, or will pledge, assign and transfer, to Administrative Agent or Collateral Agent (as the case may be) and have granted, or will grant, to Administrative Agent or Collateral Agent (as the case may be) a security interest in all of Borrower’s and Holdings’ right, title and interest in and to, in each case, as and when required pursuant to the terms hereof, (a) pursuant to the Collateral Documents, all Insurance Proceeds (“Proceeds”), Accounts in Article 7, and the contents of such Accounts, and (b) pursuant to the Depositary Agreement, the Accounts and the contents thereof, in each case as security for the payment and performance of the Obligations. Neither Borrower nor Holdings shall have any rights or powers to direct or control activities with respect to any Account except to have funds therein invested or applied in accordance with this Agreement, the Depositary Agreement and the other Financing Documents. Upon the occurrence and during the continuation of an Event of Default, Collateral Agent shall have all rights and powers with respect to Proceeds, the Accounts and the contents of the Accounts as Collateral Agent has with respect to any other Collateral and may apply such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to Administrative Agent, Depositary, Collateral Agent, the Lenders or any other Secured Party with respect to the Obligations in such order as the Required Lenders may elect in their sole discretion. Neither Borrower nor Holdings shall have any rights or powers with respect to Proceeds, except as expressly provided in this Article 7 or in Article 4 of the Depositary Agreement.

7.7     Earnings on Accounts. All earnings on amounts credited to any Account maintained hereunder shall accrue to such Account. The parties hereto agree that, for tax reporting purposes, Borrower is the owner of any cash in each Account (other than the Equity Capital Contribution Account) until such cash is distributed in accordance with this Agreement, and that all interest on or other taxable income, if any, earned from the investment of such cash shall be treated for tax purposes as earned by Borrower, and Borrower shall pay any taxes thereon.

7.8     Dominion and Control. Each of the Accounts and the amounts held thereunder shall be at all times under the exclusive dominion and control of Administrative Agent or Collateral Agent, subject to the terms of the Depositary Agreement and the other Financing Documents.

7.9     Disbursement to Borrower. Upon the occurrence of the Discharge Date, Administrative Agent shall disburse or cause to be disbursed to Borrower any amounts on deposit in the Accounts (other than the Equity Capital Contribution Account). Except as otherwise provided in this Agreement, all disbursements made by Administrative Agent (or Depositary pursuant to instructions from Administrative Agent) shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions supplied by an Authorized Person on forms specified by Administrative Agent.

ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

Events of Default

The occurrence of any of the following events shall constitute an event of default (individually, an “Event of Default”, and collectively, “Events of Default”) hereunder:

8.1     Failure to Make Payments. Borrower shall fail to pay or cause to be paid: (i) any principal on any Loan on or before the date that such sum is due under this Agreement; (ii) any interest or fee due and owing to Administrative Agent, Collateral Agent, Depositary or the Lenders under the Financing Documents, on or before the date that is three Business Days after the date that such interest or fee is due; (iii) any other cost, charge, expense or other sum due under this Agreement or any other Financing Document on or before the date that is ten (10) Business Days after the date that such sum is due; (iv) any amount due and owing by Borrower under the Power Purchase Agreement (other than any such amount being contested in good faith or as to which a bona fide dispute exists and provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security for or the bonding of such obligation or the prompt payment thereof in the event that such obligation is payable) and such failure to pay such amount continues beyond any applicable grace or cure period provided under the Power Purchase Agreement and constitutes an event of default under the Power Purchase Agreement; or (v) any amount due and owing by Borrower under any other Material Project Document (other than any such amount being contested in good faith or as to which a bona fide dispute exists and provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security for or the bonding of such obligation or the prompt payment thereof in the event that such obligation is payable) and such failure to pay such amount continues beyond any applicable grace or cure period provided under such other Material Project Document and constitutes an event of default under such other Material Project Document.

8.2     Judgments. A final judgment or judgments shall be entered against Borrower, Class B Member or Holdings (a) in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more (other than (i) a judgment which is fully covered by insurance or satisfied in full or discharged within forty-five (45) days after its entry, or (ii) a judgment, the execution of which is effectively stayed within forty-five (45) days after its entry and until forty-five (45) days after the date on which such stay is terminated or expires) or (b) which would reasonably be expected to materially impair or inhibit the operation or use of the Project or Borrower’s use of the Project (or any portion thereof) for its intended purpose.

8.3     Misstatements. Any financial statement, representation, warranty or certificate (including any Notice of Borrowing, but excluding any representation, warranty, statement or certificate respecting any forward looking information or projections) made or prepared by, under the control of or on behalf of, Borrower, Class B Member, Sponsor and Holdings and furnished to Administrative Agent, Collateral Agent or any Lender pursuant to this Agreement or any other Financing Document: (a) shall contain an untrue or misleading statement of a fact as of the date made that would reasonably be expected to have a Material Adverse Effect, but no Event of Default shall occur pursuant hereto if, within forty-five (45) days after the date on which Borrower receives notice (from any source) that such untrue or misleading statement has occurred, Borrower, Class B Member, Sponsor or Holdings, as applicable, shall eliminate or otherwise cure such effect so that it would no longer reasonably be expected to have a Material Adverse Effect; or (b) shall fail to state a fact necessary to make the statements therein not misleading as of the date made and as a result thereof there would reasonably be expected to occur a Material Adverse Effect.

8.4     Bankruptcy; Insolvency. Any of the following events shall have occurred (each, a “Bankruptcy Event”):

(a)     Any of Sponsor, any Borrower Entity, Class B Member, the Power Purchaser, the O&M Contractor, the Interconnector, the EPC Contractor or any Warranty Provider (collectively, the “Subject Persons” and each individually a “Subject Person”; provided that the Subject Persons shall not include (i) the O&M Contractor to the extent the O&M Contractor is replaced within ninety (90) days after the occurrence of any Bankruptcy Event with respect to the O&M Contractor, if the replaced O&M Contractor and any replacement of the O&M Agreement is acceptable to Administrative Agent and the Lenders or (ii) any Warranty Provider to the extent that (A) within ninety (90) days after the occurrence of any Bankruptcy Event with respect to such Warranty Provider, Borrower has procured replacement warranty coverage or insurance, in each such case, as determined by Administrative Agent to be similar to the warranty that such Warranty Provider was providing under the applicable Warranty Agreement or (B) (1) Administrative Agent has reasonably determined that such Bankruptcy Event is not (and could not reasonably be expected to be) the result of any performance or technology issue related to the equipment covered under such Warranty Agreement executed by such Warranty Provider and (2) within ninety (90) days after the occurrence of any Bankruptcy Event with respect to such Warranty Provider, the Independent Engineer has certified, in form and substance acceptable to Administrative Agent and the Lenders, that the equipment covered under such Warranty Agreement is performing, and is reasonably expected to continue performing, in accordance with the operational parameters assumed by the Independent Engineer in its report delivered hereunder) shall, with respect to itself, institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law (or any successor statute) or consent to the institution of an involuntary case thereunder against it;

(b)     Any of the Subject Persons shall, with respect to itself or, in the case of Holdings, with respect to itself and Borrower, apply for, or consent to or acquiescence in, an appointment of a receiver, liquidator, sequestrator, trustee or other officer with similar powers;

(c)     Any of the Subject Persons shall make an assignment for the benefit of creditors; or any of the Subject Persons shall admit in writing its inability to pay its debts generally as they become due; or

(d)     An involuntary case shall be commenced seeking the liquidation or reorganization of any Subject Person under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against any Subject Person under any other applicable federal, state or other applicable law, and:

(i)     the petition commencing the involuntary case is not timely controverted;

(ii)     the petition commencing the involuntary case is not dismissed within ninety (90) days after its filing;

(iii)     an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business, of such Subject Person and such appointment is not vacated within ninety (90) days;

(iv)     an order for relief shall have been issued or entered therein; or

(v)     a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Subject Person, or of all or a part of its property, shall have been entered and not stayed, vacated or dismissed within forty-five (45) days.

8.5     Cross Default. Borrower shall default for a period beyond any applicable grace or cure period (i) in the payment of any principal, interest or other amount due under any agreement (other than the Financing Documents and the Project Documents) involving the borrowing of money or the advance of credit if the indebtedness evidenced thereby equals or exceeds One Hundred Thousand Dollars ($100,000) (a “Material Debt Agreement”) in the aggregate, or (ii) in the performance of any other obligation due under any Material Debt Agreement the effect of which default is to cause such Material Debt Agreement to become due prior to its stated maturity.

8.6     ERISA. Borrower or any member of the Controlled Group establishes, maintains, contributes to or becomes obligated to contribute to any ERISA Plan and: (a) a reportable event (as defined in Section 4043(b) of ERISA) shall have occurred with respect to such ERISA Plan and, within forty-five (45) days after the reporting of such reportable event to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that (i) Administrative Agent has made a determination that, on the basis of such reportable event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plan and (ii) as a result thereof, an Event of Default exists hereunder; or (b) a trustee shall be appointed by a United States District Court to administer such ERISA Plan; or (c) the PBGC shall institute proceedings to terminate such ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any member of the Controlled Group from such ERISA Plan if such ERISA Plan is a Multiemployer Plan shall have occurred, or such Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Borrower or any member of the Controlled Group of its intent to terminate) under Section 4041A of ERISA and, within forty-five (45) days after the reporting of any such occurrence to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that Administrative Agent has made a determination that, on the basis of such occurrence, an Event of Default exists hereunder; provided that any of the events described in this Section 8.6 shall involve (A) one or more ERISA Plans that are single-employer plans (as defined in Section 4001(a)(15) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA), including vested unfunded liabilities which arise or might arise as the result of the termination of such ERISA Plan or ERISA Plans, or (B) one or more Multiemployer Plans to which the aggregate liabilities of Borrower and all members of the Controlled Group shall, in each case, be in an amount that would reasonably be expected to have a Material Adverse Effect on the economic condition of Borrower or on the Controlled Group as a whole.

8.7     Breach of Transaction Documents.

(a)     Borrower Entity and Class B Member. Any Borrower Entity or Class B Member shall be in breach of any material obligation, or a material default by such Person shall have occurred and be continuing (other than as described in Section 8.1), under a Material Project Document (other than the Power Purchase Agreement) or under the NES ECCA, the Tax Equity ECCA or the Holdings Operating Agreement, and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of one-half of the cure period provided under such agreement or sixty (60) days; provided that except with respect to the Power Purchase Agreement, the NES ECCA, the Tax Equity ECCA and the Holdings Operating Agreement, if (i) such breach cannot be cured within a period of less than sixty (60) days, (ii) such breach is susceptible of cure within ninety (90) days, (iii) such applicable Borrower Entity or Class B Member is proceeding with diligence and in good faith to cure such breach, (iv) the existence of such breach has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by any counterparty to such Material Project Document which is subject to breach or to otherwise have a Material Adverse Effect, and (v) Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower to the effect of immediately preceding clauses (i), (ii), (iii) and (iv) and stating what action such Borrower Entity or Class B Member is taking to cure such breach, then, so long as no Material Adverse Effect occurs on account thereof, such cure period shall be extended to such date not to exceed ninety (90) days, as shall be necessary for such Borrower Entity or Class B Member diligently to cure such breach.

(b)     Third Party. A party (other than Borrower or any Warranty Provider in connection with racking equipment and transformers) shall be in breach of any obligation under, or a default shall have occurred and be continuing under, a Material Project Document (other than any Power Purchase Agreement), and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period beyond the cure period provided under such Material Project Document (unless such breach or default is waived by Borrower with the written consent of Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed)) and such breach or default shall have had, or would reasonably be expected to have, a Material Adverse Effect; provided that (i) if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure within sixty (60) days, and (C) the breaching party is proceeding with diligence and in good faith to cure such breach, or (ii) if (A) such breach cannot be cured within such period, (B) such third party could reasonably be replaced within sixty (60) days and such replacement is permitted under such Material Project Document, and (C) Borrower is proceeding with diligence and in good faith to replace such third party, then, so long as no Material Adverse Effect occurs on account thereof, such cure period shall be extended to such date not to exceed sixty (60) days as shall be necessary for such third party diligently to cure such breach or for Borrower to replace such third party in accordance with such Material Project Document, as applicable.

(c)     Termination. (x) Any (i) Material Project Document shall for any reason cease to be valid and binding on the Persons party thereto, as the case may be, except upon fulfillment of such party’s obligations thereunder, or any such Person pursues a right of termination under such Material Project Document, as the case may be, or (ii) material provision in any other Project Document shall for any reason cease to be valid and binding on any party thereto except upon fulfillment of such party’s obligations thereunder, and the foregoing in clause (i) or clause (ii) of this Section 8.7(c) would be reasonably expected to result in a Material Adverse Effect and (y) for thirty (30) days (1) such cessation shall continue unremedied and (2) a substitute agreement shall not have been entered into by the original parties thereto on substantially the same terms and provisions as provided in such Project Document.

(d)     Power Purchase Agreement. (i) A party shall be in breach of any material obligation under, or a default shall have occurred and be continuing under, the Power Purchase Agreement and such breach or default shall not be remediable or, if remediable, shall continue unremedied (A) with respect to payment defaults, for a period equal to the grace or cure period referred to in Section 8.1(iv), and (B) with respect to any other breach of any material covenant or obligation under the Power Purchase Agreement that shall have occurred and be continuing under the Power Purchase Agreement, for a period of thirty (30) days; or (ii) the Power Purchaser asserts that it is not obligated to purchase energy from the Project or refuses to accept energy from the Project and such assertion or refusal continues for a period of thirty (30) days or more.

8.8     Breach of Terms of Agreement.

(a)     Borrower shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.3(c), 5.3(n) or 5.8 or in Article 6;

(b)     Borrower shall fail to perform or observe any covenant set forth in Sections 5.19 and 5.24 and such failure shall continue unremedied for a period of seven (7) Business Days after Borrower becomes aware thereof or receives written notice thereof from Administrative Agent;

(c)     Borrower shall have failed to pursue its rights and remedies under any Project Document with an Affiliate of Borrower upon a breach by the applicable Affiliate of the terms of such Project Document, and such failure shall continue unremedied for a period beyond any applicable grace or cure period under such Project Document and then for an additional period of ten (10) Business Days after Borrower receives written notice of such failure from Administrative Agent (provided that Borrower shall, in the case of any failure by any Affiliate to pay liquidated damages or warranty payments, seek from such Affiliate recovery of such liquidated damages or warranty payments from, at a minimum, the date Administrative Agent provides notice hereunder); or

(d)     Any Borrower Entity shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any other Financing Document and not otherwise specifically provided for elsewhere in this Article 8, and such failure shall continue unremedied for a period of thirty (30) days after such Borrower Entity, as applicable, becomes aware thereof or receives written notice thereof from Administrative Agent; provided that if (i) such breach cannot be cured within such period, (ii) such failure is susceptible of cure within sixty (60) days, (iii) Borrower is proceeding with diligence and in good faith to cure, or to cause the cure of, such failure, and (iv) Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower to the effect of immediately preceding clauses (i), (ii) and (iii) and stating what action Borrower is taking to cure such failure, then, so long as no Material Adverse Effect occurs as a result of such extension, such thirty (30) day cure period shall be extended to such date not to exceed sixty (60) days as shall be necessary for Borrower diligently to cure, or to cause the cure of, such failure.

8.9     Invalidity of Financing Documents. Any provision of any Financing Document, at any time after its execution and delivery and for any reason (except in accordance with its terms or except as provided below) ceases to be in full force and effect, and such provision is not replaced to the satisfaction of the Lenders with a valid provision, the economic effect of which comes as close as possible to that of the provision that has ceased to be in full force and effect, within five (5) Business Days after Borrower has obtained actual knowledge or notice that such provision has ceased to be in full force and effect, and such replaced provision does not result in any material adverse effect on the rights and remedies of the Lenders under the Financing Documents. Notwithstanding the foregoing, it shall not be an Event of Default hereunder if any provision of a Financing Document, at any time after its execution and delivery, ceases to be in full force and effect to the extent expressly permitted under this Agreement or other relevant Financing Document.

8.10     Loss of Regulatory Certifications or Authorizations.

(a)     The Project, after synchronous connection of the Project to the grid, shall fail to meet the criteria of a QF as set forth in 18 C.F.R. § 292.204; or

(b)     Borrower shall fail to maintain MBR Authority at any time when the net energy delivered from the Project and those commonly-owned and affiliated solar photovoltaic generating projects located within one mile of the Project, individually or in the aggregate, exceeds 20 MWac; or

(c)     Borrower shall fail to maintain exempt wholesale generator status at any time when the net energy delivered from the Project and those commonly-owned and affiliated solar photovoltaic generating projects located within one mile of the Project, individually or in the aggregate, exceeds 30 MWac; or

(d)     Borrower Entity shall become subject to, or not exempt from, any other law or regulation that would materially adversely affect the Project (or portion thereof) with respect to the generation or sale of electricity therefrom under any applicable state or federal law or regulation and the same would reasonably be expected to result in a Material Adverse Effect and shall continue for a period of sixty (60) days or, if (i) such breach cannot be cured within a period of sixty (60) days, (ii) such breach is susceptible of cure within one hundred twenty (120) days, and (iii) Borrower is proceeding with diligence and in good faith to cure such breach, then, such sixty (60) day cure period shall be extended to such date, not to exceed a total of one hundred twenty (120) days, as shall be necessary to diligently cure such breach so long as such extension of time to cure has not resulted in a Material Adverse Effect.

8.11     Repudiation of Obligations. (a) Any Borrower Entity or Class B Member shall take any action to terminate, cancel or repudiate any Transaction Document to which it is a party or any of its obligations thereunder, (b) Class A Member shall take any action to terminate, cancel or repudiate any Tax Equity Document or any of its obligations thereunder or (c) NES shall take any action to terminate, cancel or repudiate the NES ECCA or the NES Escrow Agreement or any of its obligations thereunder.

8.12     Security. Any of the Collateral Documents, once executed and delivered, shall, except in accordance with its terms or as the result solely of the acts or omissions of Administrative Agent, Collateral Agent, the Lenders or any other Secured Party (except any such omission in respect of which Borrower is expressly obligated under the Financing Documents), in any material respect fail to provide the Secured Parties the Liens intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Notes or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Borrower Entity party thereto.

8.13     Loss of Applicable Permits.

(a)     Borrower shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit and such failure would reasonably be expected to have a Material Adverse Effect; or

(b)     Any Applicable Permit necessary for operation of the Project shall be materially modified, revoked, suspended or canceled by the issuing agency or other Governmental Authority having jurisdiction and, within thirty (30) days thereafter, Borrower is not able to demonstrate to the Required Lenders that such modification, revocation, suspension or cancellation of such Applicable Permit could not reasonably be expected to have a Material Adverse Effect.

8.14     Loss of Collateral.

(a)     Any substantial portion of any Collateral is seized or appropriated without fair value being paid therefor such as to allow replacement of such property or prepayment of the Obligations then outstanding and to allow Borrower or Holdings, as applicable, in Administrative Agent’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Operative Documents; or

(b)     Reserved;

(c)     Any claim disputing any Site Owner’s fee title to, or Borrower’s leasehold or subleasehold interest in, the Real Property is asserted and Borrower’s possession of the Real Property is disturbed or otherwise materially impaired as a result of such claim, and the Title Insurer fails to indemnify Borrower against, or to pay, such claim in accordance with the applicable Title Policy.

8.15     Destruction of the Project; Default in Construction; Schedule.

(a)     All of the Project or a material portion of the assets or operations of the Project is destroyed, or suffers an actual or constructive loss or material damage and thereafter the conditions specified in Sections 4.3 and 4.4 of the Depositary Agreement are not met.

(b)     At any time prior to Final Completion, construction work on the Project by the EPC Contractor shall cease for a period of more than thirty (30) days for any reason (which period (i) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued, and (ii) shall not include: (A) delays caused by any event of force majeure under the EPC Agreement, (B) any scheduled intervals during which subcontractors of the EPC Contractor are not scheduled to be working, and (C) re-sequencing or re-scheduling of subcontractors, trades or construction tasks).

8.16     Holdings Operating Agreement. Notwithstanding anything to the contrary set forth herein, it shall be an Event of Default if (a) Class B Member is removed as the Managing Member and/or the Tax Matters Member under and as defined in the Holdings Operating Agreement for any reason pursuant to the terms of the Holdings Operating Agreement, or (b) the Class A Member provides notice (which notice is not rescinded or otherwise withdrawn by the Class A Member within ten (10) Business Days) to Class B Member that the Class A Member has the right to, and intends to, remove Class B Member as the Managing Member and/or the Tax Matters Member under, and pursuant to the terms and conditions of, the Holdings Operating Agreement, as a result of a breach by Class B Member of the terms and conditions of the Holdings Operating Agreement.

8.17     Change of Control. (a) Sponsor shall transfer any direct or indirect ownership interest in Holdings, other than in connection with the Tax Equity Documents or the NES ECCA, or (b) Holdings shall cease to own one hundred percent (100%) of the ownership interests in Borrower, in the case of either subsection (a) or (b), without the prior written consent of the Lenders.

Remedies

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may, and at the election of the Required Lenders shall, by notice to Borrower but with no requirement for further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such other notices and demands being waived, exercise any or all of the following rights and remedies (or direct Collateral Agent to so exercise), in any combination or order that Administrative Agent or the Required Lenders may elect, in addition to such other rights or remedies as Administrative Agent, Collateral Agent, the Lenders and the other Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:

8.18     No Further Loans. Refuse, and the Lenders shall not be obligated, to make any additional Loans or make any payments from any Account or any Proceeds or other funds held by Administrative Agent or the Depositary under the Financing Documents or on behalf of Borrower.

8.19     Cure by Administrative Agent. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Project Documents as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of Total Construction Loan Commitment or the Total ITC Bridge Loan Commitment, as applicable.

8.20     Acceleration. Declare and make all sums of outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs), charges and other amounts due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring under Section 8.4 with respect to any Borrower Entity, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders or any other Person.

8.21     Cash Collateral. Apply or execute upon any amounts on deposit in any Account or any other moneys of Borrower on deposit with Depositary, or in the name of Administrative Agent, Collateral Agent or any Lender in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

8.22     Remedies Under Financing Documents. Exercise any and all rights and remedies available to it under any of the Financing Documents (including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents and applicable law).

8.23     Possession of Project. Enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to complete the Project substantially according to the EPC Agreement and the Plans and Specifications or to operate and maintain the Project, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Construction Loan Commitment or the Total ITC Bridge Loan Commitment.

ARTICLE 9
SCOPE OF LIABILITY

Notwithstanding any other provision of the Financing Documents (but subject to the last sentence of this Article 9), there shall be no recourse against any Sponsor, Class B Parent, Class B Member, NES or any of their respective Affiliates (except for Borrower and, to the extent set forth in the applicable Financing Documents, Holdings), or the stockholders, shareholders, members or other owners, officers, directors, managers or employees of any of them, (each, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), for any liability to the Lenders, Administrative Agent, Collateral Agent and the other Secured Parties arising in connection with any breach or default under this Agreement and the other Financing Documents except to the extent the same is enforced against Borrower and, to the extent set forth in the applicable Financing Documents, Holdings, and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Lenders, Administrative Agent, Collateral Agent and the other Secured Parties shall look solely to Borrower and, to the extent set forth in the applicable Financing Documents, Holdings (but not to any Non-Recourse Party or to any distributions received by any Non-Recourse Party pursuant to the terms of this Agreement and the other Financing Documents, except as provided herein) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and obligations under and in connection with the Financing Documents; provided that (a) the foregoing provisions of this Article 9 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions or provisions of this Agreement, the Notes, any Collateral Document or any other Financing Document (but without personal liability to the Non-Recourse Parties except as provided herein and therein), (b) the foregoing provisions of this Article 9 shall not limit or restrict the right of Administrative Agent, Collateral Agent or the Lenders to name any Borrower Entity or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, the Project, any Collateral Document or any other Financing Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral, and (c) the foregoing provisions of this Article 9 shall not affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant or agreement made by any of the Non-Recourse Parties or any security granted by the Non-Recourse Parties in support of the obligations of such Persons under any guarantee or as security for the obligations of Borrower. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Article 9 shall be deemed to (i) limit or restrict any right or remedy of the Lenders (or any assignee or beneficiary thereof or successor thereto) with respect to, and any Borrower Entity and all of the other Persons described above shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, willful misconduct or gross negligence, (ii) limit in any respect the enforceability against the parties thereto of any Collateral Documents or any other Operative Document in accordance with their respective terms, or (iii) release any legal consultant in its capacity as such from liability on account of any legal opinion rendered in connection with the transactions contemplated hereby.

ARTICLE 10
ADMINISTRATIVE AGENT; COLLATERAL AGENT; AMENDMENT, SUBSTITUTION AND ASSIGNMENT

10.1     Appointment, Powers and Immunities.

(a)     Each Lender hereby appoints and authorizes KeyBank to act as such Lender’s Administrative Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and shall not be a trustee for, or fiduciary of, any Lender. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Financing Documents or any Legal Requirement or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by any Borrower Entity or any Affiliate of any Borrower Entity contained in this Agreement or any other Financing Document or in any certificate or other document referred to or provided for in, or received by Administrative Agent or any Lender under, this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Borrower Entity or any Affiliate of any Borrower Entity to perform its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

(b)     Administrative Agent and its directors, officers and employees shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent: (i) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to Administrative Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by Administrative Agent with reasonable care and shall not be liable for any action taken or omitted to be taken by Administrative Agent in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Operative Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Borrower Entity or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, Administrative Agent shall take such action with respect to the Financing Documents as shall be directed by the Required Lenders.

(c)     In furtherance of the foregoing, Administrative Agent and each Lender hereby irrevocably appoints and authorizes Collateral Agent to act as the agent of (and to hold any security interest and other Liens created by certain of the Collateral Documents for and on behalf of or as agent for) Administrative Agent, the Lenders and the other Secured Parties for purposes of acquiring, holding, perfecting and enforcing any and all Liens on certain Collateral granted by Borrower and Holdings (in each case to the extent directed by Administrative Agent) to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Collateral Agent, in such capacity (and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent or Collateral Agent for purposes of holding or enforcing any Lien on any Collateral granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent or Collateral Agent), shall be entitled to the benefits of all provisions of Section 5.22, this Article 10 and Sections 12.4, 12.5 and 12.13 (including, for avoidance of doubt, all of the rights, protections, privileges, immunities and exculpations provided for therein) to the same extent as “Administrative Agent” thereunder as if set forth in full herein with respect thereto (and such provisions shall, as the context may require, inure to the benefit thereof). Additionally, each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Financing Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to any applicable Collateral shall be exercisable by and vest in Collateral Agent to the extent, and only to the extent, necessary to enable Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Financing Documents and necessary to the exercise or performance thereof by Collateral Agent shall run to and be enforceable by any of Administrative Agent or Collateral Agent. Should any instrument in writing from any Borrower Entity be required by Collateral Agent or any such co-agents, sub-agents and attorneys-in-fact for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Borrower Entity shall execute, acknowledge (or shall cause to be executed and acknowledged) and deliver any and all such instruments promptly upon request by Administrative Agent or Collateral Agent, as applicable.

10.2     Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any email or other electronic transmission, telecopy or telex) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders or, where expressly provided, all Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders (or, where so expressly stated, all Lenders), and such instructions of the Required Lenders (or all Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.3     Non-Reliance. Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of each Borrower Entity and their respective Affiliates and such Lender’s decision to enter into this Agreement and agrees that such Lender will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as such Lender shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by any Borrower Entity or any of their respective Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of, any Borrower Entity or any of their respective Affiliates.

10.4     Defaults. Administrative Agent (acting in its capacity as Administrative Agent and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Default or any Event of Default unless Administrative Agent has received a written notice from a Lender or Borrower, referring to this Agreement, describing such Default or such Event of Default and indicating that such notice is a “notice of default.” If Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, Administrative Agent shall promptly give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or such Event of Default as is provided in Article 8 or, if not provided for in Article 8, as Administrative Agent shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or such Event of Default as it shall promptly deem advisable in the best interest of the Lenders.

10.5     Indemnification. Without limiting the obligations of Borrower hereunder, each Lender agrees to indemnify each of Administrative Agent and Collateral Agent, ratably in accordance with such Lender’s Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent or Collateral Agent, as applicable, in any way relating to or arising out of this Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise solely from the gross negligence or willful misconduct of Administrative Agent or Collateral Agent, as applicable, as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Administrative Agent and Collateral Agent shall be fully justified in refusing to take or refusing to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse each of Administrative Agent or Collateral Agent, as applicable, promptly upon demand for such Lender’s ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent or Collateral Agent, as applicable, in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent or Collateral Agent, as applicable, is not reimbursed promptly for such expenses by Borrower.

10.6     Successor Agents. Each of Administrative Agent and Collateral Agent acknowledges that its current intention is to remain Administrative Agent or Collateral Agent, as applicable, hereunder. Nevertheless, Administrative Agent or Collateral Agent may resign at any time by giving fifteen (15) days written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent or Collateral Agent, as applicable. Administrative Agent or Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the affirmative vote of the Required Lenders (excluding any Lender in its capacity as such Agent from such vote and such Lender’s Proportionate Share of the Commitments from the amounts used to determine the portion of the Commitments necessary to constitute the required Proportionate Shares of the other Lenders). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable, with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders. If no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed by the Required Lenders, and such successor shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s, as applicable, giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or retiring Collateral Agent, as applicable, the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, under the Operative Documents by a successor Administrative Agent or Collateral Agent, as applicable, such successor Administrative Agent or successor Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or the retiring Collateral Agent, as applicable, and the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, only under the Financing Documents. After any retiring Administrative Agent’s or retiring Collateral Agent’s resignation or removal hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under the Operative Documents.

10.7     Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which Administrative Agent is or is intended to be a party, and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Financing Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Person for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Financing Document to which it is a party (without any consent or approval by the Lenders).

10.8     Other Rights and Power of Administrative Agent. With respect to its Commitments, the Loans made by it and any Note issued to it, the Lender serving as Administrative Agent shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its capacity as a Lender. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

10.9     Amendments. Subject to the provisions of this Section 10.9, no amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by any Borrower Entity therefrom, shall be effective unless in writing signed by the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and the Borrower Entity party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall, without the consent of all of the Lenders:

(a)     Extend the maturity of any Loan or any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest due on any Loan, any Note or any Commitment Fees; or

(b)     Modify Section 2.1 (Construction Loan Facility and ITC Bridge Loan Facility), 2.3 (Total Commitments), 2.4 (Fees), 2.5 (Other Payment Terms), 2.6 (Change of Circumstances), 2.7 (Funding Losses), 5.1 (Use of Loan Proceeds), 6.6 (Distributions), 6.12 (Dissolution), 6.15 (Compliance with Anti-Money Laundering Laws and OFAC Laws), 10.1 (Appointment, Powers and Immunities), 10.13 (Participations) or 10.14 (Assignments; Transfer of Commitments) hereof, or modify Article 4 of the Depositary Agreement; or

(c)     Reduce the amount or extend the payment date for any amount due under Article 2; or

(d)     Increase the amount of any of the Commitments of any Lender hereunder; or

(e)     Reduce the amount of, or change the time of payment of, any fee (other than the Other Fees) due or payable hereunder or under any other Financing Document; or

(f)     Reduce the percentage specified in the definition of Required Lenders; or

(g)     Permit Borrower to assign its rights under this Agreement except as provided in Section 12.15; or

(h)     Amend this Section 10.9; or

(i)     Release any Collateral from the Lien of any of the Collateral Documents, release any guaranties under any of the Collateral Documents or allow release of any funds from any Account otherwise than in accordance with the terms hereof (including Section 6.4), the terms of the Depositary Agreement and the terms of the other Financing Documents.

No amendment of any provision of this Agreement relating to Administrative Agent shall be effective without the written consent of Administrative Agent. No amendment of any provision of this Agreement relating to Collateral Agent shall be effective without the written consent of Collateral Agent. No amendment of any provision of this Agreement relating to the Depositary shall be effective without the written consent of the Depositary.

10.10     Withholding Tax.

(a)     Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.

(b)     If the IRS or any authority of the United States or other jurisdiction is successful in establishing a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall promptly indemnify Administrative Agent or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.

(c)     If any Lender grants participations in its rights under this Agreement, the participant shall comply with, and be bound by, the terms of Sections 2.5(f), 10.10(a) and 10.10(b) as though it were such Lender.

10.11     General Provision as to Payments. Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans or fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of its domestic or foreign Lending Office, as each Lender may designate in writing to Administrative Agent. Lenders shall have the right to alter designated Lending Offices upon written notice to Administrative Agent and Borrower.

10.12     Substitution of a Lender. If any Lender (a) fails to make a Loan, states in writing that it does not intend to comply with its funding obligations hereunder or fails to provide the forms or other documentation required by Section 2.5(f), in each case, in violation of its obligations under this Agreement, (b) is unable to make Eurodollar Loans due to an event occurring under Section 2.6(b), (c) claims increased costs or amounts under Section 2.6(a), Section 2.6(c) or Section 2.6(d), (d) requires the payment of any additional amount to such Lender or any Governmental Authority on account of such Lender pursuant to Section 2.5, (e) refuses to consent to any amendment, waiver or other modification of any Financing Document requested by Borrower that requires the consent of all Lenders (or all Lenders directly and adversely affected thereby) and such amendment, waiver or other modification is consented to by the Required Lenders, or (f) has become the subject of a Bail-In Action or taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any Bail-In Action (any such Lender being a “Substitutable Lender”), then (i) Administrative Agent may in its sole discretion fund the Loan on behalf of the Substitutable Lender and (ii) Borrower may require such Lender to transfer and assign, in accordance with and subject to the restrictions contained in Section 10.14, its rights and interests to any Eligible Assignee or any other Lender reasonably acceptable to Administrative Agent and that shall be willing to assume the Substitutable Lender’s obligations under this Agreement (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan), and Administrative Agent shall cooperate and assist Borrower with any such demand. Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Substitutable Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 10.12 shall relieve the Substitutable Lender from any liability it might have to Borrower or to the other Lenders as a result of the Substitutable Lender’s failure to make such Loan or any other Loan. For the avoidance of doubt, the Substitutable Lender being substituted hereunder shall have received payment of an amount equal to the Obligations then owing to it (to the extent of the outstanding principal, accrued fees and other amounts, as applicable, included in the Obligations) from either Borrower or the assignee of the Substitutable Lender.

10.13     Participations.

(a)     Generally. Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and Loans made thereunder); provided that (i) no such sale of a participation shall alter such Lender’s obligations hereunder, (ii) no more than two participations may be sold by any Lender absent an Event of Default at the time of such sale, and (iii) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and Loans or other Obligations) shall provide that, with respect to such Commitments (and Loans or other Obligations), such Lender shall retain the sole right and responsibility to exercise the rights of such Lender and to enforce the obligations of Borrower relating to such Commitments (and Loans or other Obligations), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 8 and that the participant agree for the benefit of Borrower and Administrative Agent to comply with provisions of Section 2.5(d) and Section 2.5(f) to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.5(d) and Section 2.5(f) shall be delivered to the participating Lender).

(b)     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.14     Assignments; Transfer of Commitments. Notwithstanding anything else herein to the contrary, any Lender, after receiving the prior written consent of (a) Administrative Agent, and (b) so long as no Event of Default has occurred and is continuing, Borrower (provided that Borrower shall be deemed to have consented to a transfer or assignment to an Eligible Assignee unless Borrower shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof), in each such case, such consent not to be unreasonably withheld or delayed, may from time to time, at such Lender’s option, sell, assign, transfer or otherwise dispose of (collectively, “assign,” and any such sale, assignment, transfer or other disposition being, for the purposes of this Section 10.14, an “assignment,” the Lender making such assignment being the “assigning Lender” and the assignee or transferee of such assignment being an “assignee” or a “new Lender”) a portion of its Commitments (and Loans made thereunder) (including such Lender’s interest in this Agreement and the other Financing Documents) to any bank or other lending institution which in such assigning Lender’s reasonable judgment is capable of performing the obligations of a Lender hereunder and reasonably experienced in project financings; provided that no Lender (including any assignee of any Lender) may assign any portion of its Commitments (including Loans) of less than Two Million Five Hundred Thousand Dollars ($2,500,000) (unless to another Lender) or which leaves the assigning Lender with Commitments (including Loans) of less than Two Million Five-Hundred Thousand Dollars ($2,500,000) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Commitments and Loans if it assigns its entire Commitments and Loans); provided that (i) no natural person, no Lender that is a Substitutable Lender, no Borrower Entity, and no Affiliate of any Borrower Entity shall be an assignee or new Lender, and no Lender (including any assignee of a Lender) may assign any portion of its Commitments, Loans or other Obligations to any of the foregoing prohibited holders; and (ii) unless otherwise consented to in writing by Borrower (solely to the extent that no Event of Default is continuing and such consent is not to be unreasonably withheld, delayed or conditioned), at no time shall the total number of Lenders exceed three Lenders (including assignments to affiliates of Lenders). In the event of any permitted assignment: (A) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new Lender; (B) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such assignment (and, if Borrower is not required to execute such assignment agreement pursuant to the terms of this Section 10.14, Administrative Agent shall provide a copy of such executed assignment agreement to Borrower upon execution thereof) and shall pay or cause to be paid to Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500); and (c) at the assigning Lender’s option, Borrower shall execute and deliver to such new Lender new Notes substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (as appropriate) in a principal amount equal to such new Lender’s Proportionate Share of the applicable Commitments being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share of the applicable Commitments retained by the assigning Lender, if any. Thereafter, such new Lender shall be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.

10.15     Laws. Notwithstanding the foregoing provisions of this Article 10, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration of the Notes under the Securities Act, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to any sale, assignment, transfer or other disposition permitted under Section 10.14 and this Section 10.15 and Section 10.16.

10.16     Assignability to Federal Reserve Bank. Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank; provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

10.17     Response to Borrower Requests. Administrative Agent and each Lender shall endeavor to act as diligently as practicable in the review of documents, the making of determinations or the consideration of requests for consents, approvals, waivers or amendments required to be reviewed, made or considered by Administrative Agent or the Lenders, as the case may be, as contemplated by and in accordance with the provisions of this Agreement and the other Operative Documents. Borrower shall provide Administrative Agent with reasonable advance written notice of the expected occurrence of any such requirements and, at the reasonable request of Borrower and to the extent required by this Agreement, Administrative Agent shall so advise the Lenders. Borrower shall provide such documents and information to any Lender (through Administrative Agent) as Administrative Agent may reasonably consider necessary or advisable, and shall otherwise cooperate with Administrative Agent and the Lenders, to permit Administrative Agent and the Lenders effectively to review such documents, make such determinations or consider such requests for consents, approvals, waivers or amendments.

10.18     Flood Law Compliance Policies. Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. However, each Lender hereby acknowledges and agrees that, pursuant to the Flood Laws, each federally regulated lender is responsible for assuring its own compliance with flood insurance requirements.

ARTICLE 11
INDEPENDENT CONSULTANTS

11.1     Removal and Fees. Administrative Agent, in its reasonable discretion, may remove, from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to Borrower. Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by Borrower; provided that unless a Default or an Event of Default shall have occurred and be continuing, Administrative Agent shall request that each Independent Consultant provide Borrower with its proposed scope of work and proposed budget therefor, and shall consult with and seek the consent of Borrower (such consent not to be unreasonably withheld or delayed) with regard to the matters contained therein.

11.2     Duties. Each Independent Consultant shall be contractually obligated to Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by Administrative Agent and shall be responsible to Administrative Agent.

11.3     Independent Consultants’ Certificates. Borrower shall provide such documents and information to the Independent Engineer as it may reasonably consider necessary in order for the Independent Engineer to deliver to Administrative Agent, upon the reasonable request of Administrative Agent, after notification to Borrower, a certificate setting forth a full report on the status of the Project and such other information and certification as Administrative Agent may reasonably require from time to time. Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any dates or events that would require certificates of Independent Consultants hereunder.

ARTICLE 12
MISCELLANEOUS

12.1     Addresses. Any communications hereunder between or among the parties hereto, or any notices provided herein to be given, may be given to the following applicable addresses (or with respect to the Lenders, as set forth in Exhibit G or in the applicable assignment agreement delivered pursuant to Section 10.14):

If to Administrative Agent:	KeyBank National Association,

as Administrative Agent

127 Public Square

Cleveland, OH 44114-1306

Attn: Sukanya Raj, Senior Vice President

Tel: (216) 689-7669

Fax: (216) 689-8329

with a copy to:

KeyBank National Association

4900 Tiedeman Road

Cleveland, OH 44144

Mail Code: OH-01-49-0114

Attn:     Key Agency Services

Tel: (216) 813-4617

Fax: (216) 370-5733

If to Collateral Agent:	KeyBank National Association,

as Collateral Agent

127 Public Square

Cleveland, OH 44114-1306

Attn: Sukanya Raj, Senior Vice President

Tel: (216) 689-7669

Fax: (216) 689-8329

with a copy to:

KeyBank National Association

4900 Tiedeman Road

Cleveland, OH 44144

Mail Code: OH-01-49-0114

Attn:     Key Agency Services

Tel: (216) 813-4617

Fax: (216) 370-5733

If to Borrower:	Innovative Solar 47, LLC

c/o VivoPower USA LLC

140 Broadway, 28th Floor

New York, NY 10005

Attention: Director of Finance

Email: notice@vivopower.com

Fax: (844) 774-0503

Innovative Solar 47, LLC

c/o VivoPower USA LLC

140 Broadway, 28th Floor

New York, NY 10005

Attention: Nicholas Olmsted

Email: nicholas.olmsted@vivopower.com

Tel: (415) 730-7705

With a copy to (which shall not constitute notice):

Stoel Rives LLP

600 University Street, Suite 3600

Seattle, WA 98101

Attn: Alex Mertens

Email: alex.mertens@stoel.com

Fax: (206) 386-7500

The address shown above for Borrower is a mailing address for Borrower. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, or (d) if sent by facsimile. Any notice or other communication so given shall be effective upon receipt by the addressee, except that any notice or other communication so transmitted by facsimile shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 5:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided that if any notice or other communication is tendered to an addressee and the delivery thereof is refused by such addressee, such notice or other communication shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving written notice of such change to the other parties in the manner set forth in this Section.

12.2     Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from Lenders and any Project Revenues, securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and the Notes and all other Obligations of Borrower to the Lenders under this Agreement and the other Financing Documents, and, as security for the payment of the Loans, the Notes and all other Obligations of Borrower to the Lenders under this Agreement and the other Financing Documents, Borrower hereby pledges to Administrative Agent for the benefit of the Secured Parties, and grants to Administrative Agent a security interest in all of Borrower’s right, title and interest in and to, all such deposits, sums, securities and other property. Regardless of the adequacy of any other collateral, Administrative Agent and only Administrative Agent may execute or realize on the Secured Parties’ security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to Lenders under the Notes and this Agreement at any time after the occurrence and during the continuation of any Event of Default.

12.3     Delay and Waiver. No delay in exercising, and no omission to exercise, any right, power or remedy accruing to Administrative Agent or the Lenders upon the occurrence of any Default or Event of Default or any breach or default by Borrower under this Agreement or by any Borrower Entity under any other Financing Document shall impair any such right, power or remedy of Administrative Agent, Collateral Agent or the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Default, Event of Default or other breach or default be deemed a waiver of any other Default, Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of Administrative Agent or the Lenders of any Default, Event of Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of Administrative Agent or the Lenders of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

12.4     Costs, Expenses and Attorneys’ Fees. Borrower will pay to Administrative Agent all of its reasonable and documented third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the documents contemplated hereby, including the reasonable and documented fees, expenses and disbursements of Thompson Hine LLP and a single local counsel for each relevant jurisdiction retained by Administrative Agent in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Agreement, and the reasonable and documented fees, expenses and disbursements of the Independent Consultants and any other engineering, insurance, environmental and construction consultants to Administrative Agent incurred in connection with this Agreement or the Loans or the Commitments, including the reasonable and documented travel and out-of-pocket costs incurred by Administrative Agent; provided that Borrower shall not be required to pay the fees of the Lenders’ (other than Administrative Agent’s) attorneys. Borrower will reimburse Administrative Agent and the Lenders for all costs and expenses, including reasonable and documented attorneys’ fees, third-party consultant fees, and expert witness fees expended or incurred by Administrative Agent and each Lender in enforcing this Agreement or the other Financing Documents in connection with a Default or an Event of Default, in actions for declaratory relief in any way related to this Agreement, or in collecting any sum which becomes due and payable to Administrative Agent or any Lender on the Notes or under the other Financing Documents.

12.5     Entire Agreement. This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

12.6     Governing Law. THIS AGREEMENT, AND ANY OTHER FINANCING DOCUMENT (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

12.7     Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.8     Headings. Article, Section and paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such Article, Section and paragraph headings and such table of contents are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

12.9     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

12.10     No Partnership, Etc. Administrative Agent, Collateral Agent, the Lenders and Borrower intend that the relationship between or among them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among Administrative Agent, Collateral Agent, the Lenders and Borrower or any other Person. None of Administrative Agent, Collateral Agent or the Lenders shall be in any way responsible or liable for the Debts, losses, obligations or duties of any Borrower Entity or any other Person with respect to the Project Documents, the Project or otherwise. All obligations of Borrower to pay real property or other taxes, assessments and insurance premiums, or other fees and charges, arising from any Project Document or the ownership, operation or occupancy of the Project and to perform all obligations of Borrower or any of its subsidiaries under the Project Documents and any other agreements and contracts relating to the Project shall be the sole responsibility of Borrower.

12.11     Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.12     Waiver of Jury Trial. ADMINISTRATIVE AGENT, COLLATERAL AGENT, EACH LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE LENDERS AND BORROWER TO ENTER INTO THIS AGREEMENT.

12.13     Consent to Jurisdiction. Administrative Agent, Collateral Agent, the Lenders and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes or any other Financing Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, Administrative Agent, Collateral Agent, the Lenders and Borrower accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, Collateral Agent, the Lenders and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Administrative Agent, Collateral Agent, the Lenders or Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Business Days after such mailing. Administrative Agent, Collateral Agent, the Lenders and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by Administrative Agent or the Lenders on or under this Agreement, the Loans or the other Financing Documents is usurious. Administrative Agent, the Lenders, Collateral Agent and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non-conveniens. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Administrative Agent or any Lender to bring legal action or proceedings in any other competent jurisdiction.

12.14     Usury. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holders of the Notes, be returned to Borrower or credited against the principal balance of the Notes then outstanding. Nothing contained in this Section 12.14 shall be construed as waiving any usury exemption any Lender has under law, and, to the extent any such exemption applies, this Section 12.14 shall be inapplicable.

12.15     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, as expressly provided herein, Depositary and all Persons entitled to indemnification hereunder. Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Administrative Agent and the Lenders.

12.16     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Signature pages to this Agreement may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. The parties to this Agreement agree that, except as expressly provided above, any deliverable required to be provided pursuant to Article 3 may be delivered by facsimile or electronic mail or other electronic transmission. For the avoidance of doubt, any copy of a fully executed document which by its terms may be signed in counterpart or executed and delivered by facsimile or electronic mail or other electronic transmission that is delivered by facsimile or electronic mail or other electronic transmission shall constitute an original for purpose of such Article 3, except to the extent originals are specifically required in Article 3 and, in each case where originals will be required, such originals to be delivered to Administrative Agent, Collateral Agent, Lenders or their counsel, as applicable.

12.17     USA Patriot Act Compliance. Administrative Agent hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it and any Lender shall be required to obtain, verify and record information that identifies Borrower, which information includes, without limitation, the name and addresses and other information that will allow it or any Lender to identify Borrower in accordance with the requirements of the Patriot Act. Borrower shall promptly deliver information described in the immediately preceding sentence when requested by Administrative Agent or any Lender in writing pursuant to the requirements of the Patriot Act.

12.18     Confidentiality. Each party hereto (a “Recipient”) agrees to use commercially reasonable efforts to maintain the confidential nature of, and shall not use or disclose, the financial information or other confidential information related to any other party or any other party’s Affiliates (a “Disclosing Party”) without first obtaining such Disclosing Party’s prior written consent; provided that nothing in this Section 12.18 shall require any Recipient to obtain any consent of any Disclosing Party in connection with (and each Disclosing Party hereby authorizes each Recipient to freely disclose any financial information or confidential information with respect to such Disclosing Party or any Financing Document without such Disclosing Party’s consent, to the extent otherwise required, in connection with): (a) exercising any of a Recipient’s rights under the Financing Documents, including those exercisable upon the occurrence of an Event of Default; (b) providing information about Borrower or any Financing Document or the parties thereto to any Lender or prospective Lender or any Person acquiring, or potentially acquiring, any interest of the Lenders under this Agreement and any such Person’s directors, officers, employees, agents and consultants in connection with their credit evaluation of Borrower or otherwise (if, in the case of any such Person potentially acquiring such an interest from any Lender, such Person agrees to be bound by the terms of a confidentiality agreement substantially similar to this Section 12.18); (c) any situation in which any Recipient (i) is required by law or required by any Governmental Authority or, in the case of the Agents and Lenders, the National Association of Insurance Commissioners, or, in the case of the Borrower, the Australian Securities Exchange or any other securities or trading exchange, to disclose information or (ii) is requested by bank examiners to disclose information (provided that in each instance under immediately preceding clauses (i) and (ii) such Person uses commercially reasonable efforts to maintain confidentiality of the information disclosed); (d) providing information to legal counsel to any Recipient in connection with the transactions contemplated by any of the Financing Documents (if such Recipient informs such counsel of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (e) providing information to independent accountants, auditors or other expert consultants retained by any Recipient (if such Recipient informs such auditors or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (f) providing information to such Recipient’s officers, directors, members, managers and employees (if such Recipient informs such officers, directors, members, managers and employees of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (g) Borrower providing information to Affiliates of Borrower and the respective officers, directors, members, managers, employees, agents, representatives, investors and lenders of such Affiliates (if Borrower informs such Affiliates and such other Persons of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (h) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any Recipient or any employees or agents thereof or other Persons to whom confidential information is disclosed under any of clauses (b), (c), (d), (e), (f) and (g) of this Section 12.18; (i) any information that is in the possession of any Recipient prior to receipt thereof from the Disclosing Party or any other Person known to any Recipient to be acting on behalf of the Disclosing Party; (j) any information that is independently developed by any Recipient; and (k) any information that is disclosed to any Recipient by a third party that is not known or reasonably suspected by such Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Disclosing Party, with respect to such information.

Notwithstanding anything to the contrary set forth in this Section 12.18, after notice to the applicable Disclosing Party, any Recipient shall be free to disclose any information regarding the tax structure of the transactions contemplated in this Agreement and the other Financing Documents to any relevant Governmental Authority requiring such information.

12.19     Attorney-in-Fact. For the purpose of allowing Administrative Agent to exercise its rights and remedies provided in Article 8 following the occurrence and during the continuation of an Event of Default, Borrower hereby constitutes and appoints Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete the Project in the name of Borrower, and hereby empowers such attorney or attorneys as follows:

(a)     To use any unadvanced proceeds of the Loans allocated to the Project for the purpose of completing, operating or maintaining the Project as provided in the Power Purchase Agreement and the Interconnection Agreement, the EPC Agreement, the O&M Agreement and the Plans and Specifications or the other related Material Project Documents;

(b)     To make such changes and corrections in the Plans and Specifications as reasonably shall be necessary or desirable to complete the work on the Project in substantially the manner contemplated by the EPC Agreement;

(c)     To employ such contractors, subcontractors, agents, architects and inspectors as reasonably shall be required for the foregoing purposes;

(d)     To pay, settle or compromise all bills and claims which may be or become Liens against the Project or the Collateral or any part thereof, unless a bond or other security satisfactory to Administrative Agent has been provided;

(e)     To execute applications and certificates in the name of Borrower which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of Borrower in connection with the Project;

(f)     To prosecute and defend all actions or proceedings in connection with the Project or the Collateral or any part thereof, and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Financing Documents; and

(g)     To do any and every act which Borrower might do on its behalf with respect to the Collateral or any part thereof, or the Project and to exercise any or all of Borrower’s rights and remedies under any or all of the Material Project Documents.

This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

12.20     Deed of Trust; Collateral Documents. The Loans and the other Obligations are secured in part by the Deed of Trust encumbering certain properties in North Carolina. Reference is hereby made to the Deed of Trust and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of Borrower and the rights of the Secured Parties with respect to such security.

12.21     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties have caused this Financing Agreement to be duly executed by their respective officers, representatives or other authorized persons thereunto duly authorized as of the day and year first above written.

INNOVATIVE SOLAR 47, LLC,
a North Carolina limited liability company

By:	/s/ Gary Hui
Gary Hui
Manager

SIGNATURE PAGE 1 OF 2

TO FINANCING AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as Collateral Agent, as Lead Arranger and as a Lender

By:	/s/Sukanya V. Raj
Sukanya V. Raj
Senior Vice President

SIGNATURE PAGE 2 OF 2

TO FINANCING AGREEMENT